     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 1997

                                                               FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        K-III COMMUNICATIONS CORPORATION

             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       13-3647573
                   (State of incorporation)                                (I.R.S. Employer Identification Number)

                                745 FIFTH AVENUE
                            NEW YORK, NEW YORK 10151
                                 (212) 745-0100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                ANN M. RIPOSANU

                             DEPUTY GENERAL COUNSEL

                                745 FIFTH AVENUE

                            NEW YORK, NEW YORK 10151

                                 (212) 745-0100

                                   COPIES TO:

                 GARY I. HOROWITZ                                   STEVEN DELLA ROCCA
            SIMPSON THACHER & BARTLETT                               LATHAM & WATKINS
               425 LEXINGTON AVENUE                                  885 THIRD AVENUE
             NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10022-4802
                  (212) 455-2000                                      (212) 906-1200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

   TITLE OF EACH CLASS                                                             PROPOSED MAXIMUM
      OF SECURITIES              AMOUNT TO BE            PROPOSED MAXIMUM         AGGREGATE OFFERING            AMOUNT OF
    TO BE REGISTERED            REGISTERED(1)           OFFERING PRICE(2)              PRICE(2)              REGISTRATION FEE
Common Stock, par value
  $0.01 per share........         14,375,000                  $11.75                 $168,906,250                $58,244

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape on March 26, 1997.

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement will contain two forms of prospectus: one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus will be identical in all respects except for the front cover page, the section captioned "Underwriters" and the back cover page. The form of U.S. Prospectus is included herein and is followed by the front cover page, the section entitled "Underwriters" and the back cover page of the International Prospectus. Each of the pages for the International Prospectus included herein is labeled "Alternate International Page."

    Copies of each of the U.S. Prospectus and the International Prospectus in the forms in which they are to be used after effectiveness will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           Subject to Completion
                              March 28, 1997


PROSPECTUS

                                                                       [LOGO]
12,500,000 SHARES

K-III COMMUNICATIONS CORPORATION

COMMON STOCK
($.01 PAR VALUE)

All of the shares of common stock, par value $.01 per share (the "Common Stock"), of K-III Communications Corporation ("K-III" or the "Company") offered hereby are being issued and sold by the Company.

Of the shares being offered, 10,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") and 2,500,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters. The Price to Public and Underwriting Discount per share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closings of the U.S. Offering and International Offering are conditioned upon each other.

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KCC." On March 27, 1997, the last reported sale price of the Common Stock on the NYSE was $11.50 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
                                           PRICE TO         UNDERWRITING     PROCEEDS TO
                                           PUBLIC           DISCOUNT         COMPANY(1)
Per Share................................  $                $                $
Total(2).................................  $                $                $
--------------------------------------------------------------------------------------------

(1) Before deducting offering expenses payable by the Company estimated to be
    $         .

(2) The Company has granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 1,500,000 and 375,000 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."

The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or
through the facilities of The Depository Trust Company, on or about            ,
1997.

SALOMON BROTHERS INC                                        MORGAN STANLEY & CO.
                                                                    INCORPORATED

             CREDIT SUISSE FIRST BOSTON

                           DONALDSON, LUFKIN & JENRETTE
                                                SECURITIES CORPORATION

                                        MERRILL LYNCH & CO.

The date of this Prospectus is       , 1997.

    CERTAIN PERSONS PARTICIPATING IN THESE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, PURCHASING COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated into this Prospectus by reference:

    (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) Current Report on Form 8-K dated June 14, 1996; and

    (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 10, 1995 pursuant to Section 12 of the Exchange Act.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Prospectus and prior to the termination of the Offerings made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents). Written or telephone requests should be directed to K-III Communications Corporation at its principal executive offices at 745 Fifth Avenue, New York, New York 10151, 212-745-0615,
Attention: Warren Bimblick, Vice President, Investor Relations.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS THE CONTEXT OTHERWISE INDICATES, (I) THE TERM "COMPANY" OR "K-III" MEANS THE COMBINED BUSINESS OPERATIONS OF K-III COMMUNICATIONS CORPORATION (AND ITS PREDECESSORS) AND ITS SUBSIDIARIES AND (II) THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS ARE NOT EXERCISED. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  THE COMPANY

GENERAL

    The Company is the authoritative source for specialized information targeted to specific high growth segments in the education, business and special interest consumer markets. Most of K-III's products are premier brands with leadership positions in the specialty niche markets in which such products compete: education (E.G., CHANNEL ONE NEWS, WEEKLY READER and WESTCOTT); information (E.G., APARTMENT GUIDE, WARD'S, THE WORLD ALMANAC and BACON'S); and specialty media (E.G., SEVENTEEN, AMERICAN BABY, SOAP OPERA DIGEST, TRUCKIN' and SEW
NEWS).

    The Company has achieved substantial growth through the development of its franchises, combined with its operating expertise and a successful acquisition strategy. From 1991 through 1996, net sales have grown at a compound annual rate of 19%, to $1,374 million. Operating income in 1996 was $86 million compared to a net operating loss of $37 million in 1991 (after deductions for amortization and depreciation of $191 million in 1996 and $142 million in 1991).

GROWTH STRATEGY

    K-III's strategy is to address growing needs in today's information economy. Technology has created a flood of information. Consequently, management believes the key role of the media is shifting from making information broadly available across all audiences to sifting out and qualifying information for the benefit of specific audiences. The Company's products are authoritative information sources meeting customers' particular needs in the most beneficial formats--print, electronic, and multimedia.

    K-III provides authoritative information in six areas that show superior growth. The Company has six related growth vehicles: classroom learning and workplace learning in the education segment; consumer directories and business directories in the information segment; and specialty consumer magazines and technical and trade magazines in the specialty media segment. See "--Business Segments." In each of these six areas, the Company offers authoritative information products that have a branded presence and leading market positions.

    The Company is taking advantage of fundamental growth trends in these six markets. In classroom and workplace learning, K-III is building on rising elementary and secondary school enrollments, increased spending on supplementary educational materials and the rapid growth in outsourced workplace education. The Company's consumer and business directories are capitalizing on the trend towards targeted marketing and away from general interest sources such as newspapers and the increased spending by businesses for information. The Company's specialty media products take advantage of trends in the specialty consumer market where advertising growth has outpaced general interest magazine, broadcast television, radio and newspaper advertising growth since 1985.

    The Company seeks to maximize shareholder returns by capitalizing on its leading position in each of these growing markets. Each of K-III's six growth vehicles has opportunities for expansion through both internal organic development and product line acquisitions. Organic growth results from both market expansion and product innovation in conventional and new media formats. Growth through product line acquisition is made possible by the constant availability of leading products for sale in the myriad of niche markets in K-III's six growth areas. To support this aspect of growth, the Company has successfully developed a selective and disciplined process of identifying, evaluating and integrating acquired companies. The primary source of funds for these product line acquisitions is the cash generated by the Company's operations, which by their nature have high operating margins and low capital requirements. Capital expenditures were $25 million and $30 million, or 2.4% and 2.2% of net sales, in 1995 and 1996, respectively. Additionally, cash available for reinvestment is amplified because the Company pays virtually no income taxes as a result of having structured most of its acquisitions to create tax-deductible amortization of intangible assets.

                                   MANAGEMENT

    The Company was founded in 1989 by William F. Reilly, Charles G. McCurdy and Beverly C. Chell, former members of senior management of Macmillan, Inc. ("Macmillan"), together with Kohlberg Kravis Roberts & Co. L.P. ("KKR"). At Macmillan, Mr. Reilly served as President and Chief Operating Officer, Mr. McCurdy served as Vice President--Corporate Finance and Ms. Chell served as Vice President-- General Counsel. At K-III, they have recruited and developed a cadre of strong, seasoned operating managers. All of the senior operating managers and several of the business unit heads worked at Macmillan.

    K-III's Chairman and CEO, William F. Reilly, has 27 years of experience in operations, finance and development. Charles G. McCurdy, President, and Beverly
C. Chell, Vice Chairman and General Counsel, have 14 and 27 years, respectively, of finance, development and operations related experience. The three Group Presidents, Jack L. Farnsworth, Harry A. McQuillen and George Philips, have an average of 32 years of operating experience and have served an average of 20 years as CEOs of substantial operating companies.

    The interests of the Company's management are aligned with those of other shareholders. The Company's management, including the executives named above, have invested in excess of $23 million in the Common Stock through March 17, 1997. Assuming the exercise of all stock options and giving effect to the Offerings, management would have owned approximately 11%, in the aggregate, of the Company's outstanding Common Stock as of such date.

                               BUSINESS SEGMENTS

    The Company organizes its business into three operating segments: education, information and specialty media. These segments accounted for approximately 27%, 23% and 50%, respectively, of K-III's net sales of $1,374 million for the year ended December 31, 1996.

EDUCATION

    The Company is a leading provider of supplementary educational materials and programming in the United States, targeting both classroom and workplace learning. Included in the education segment are educational television and video programming, periodicals and supplementary educational materials for the classroom, as well as training for professionals in various disciplines. K-III's best-known brands in the classroom learning area are CHANNEL ONE NEWS and WEEKLY READER, and in workplace learning, WESTCOTT COMMUNICATIONS. CHANNEL ONE NEWS, the award-winning daily news broadcast, reaches over eight million students in approximately 12,000 secondary schools in the United States, more than any other electronically delivered educational product. WEEKLY READER is the best-known and highest circulation student newspaper in the United States, with over 6.8 million subscriptions for elementary school students alone. WEEKLY READER and its related products are sold in approximately 70% of all elementary schools and 59% of all secondary schools. In workplace learning, WESTCOTT COMMUNICATIONS is a leading provider of high quality workplace educational programming. WESTCOTT

COMMUNICATIONS has approximately 20,000 corporate and institutional subscribers and provides workplace learning to approximately 2.5 million professionals in the healthcare, automotive, financial services, government, public service and corporate fields. Its production capabilities enable it to design, produce and deliver content targeted to over 24 different disciplines, via satellite and video cassette.

INFORMATION

    The Company produces over 140 highly targeted consumer and business directories, most of which hold dominant positions in their niche markets. The Company's premier consumer directories include APARTMENT GUIDE, THE WORLD ALMANAC and such specialty reference products as FACTS ON FILE NEWS SERVICE which is used by public and institutional libraries. Its leading business directories include BACON'S for public relations professionals and NELSON'S for financial professionals. Over 70 consumer directories including guides and specialized reference products are published by the Company. These products are distributed nationally in retail outlets and are sold to public and institutional libraries. The Company is the leading publisher of rental apartment guides in the United States. The Company has expanded this original business to include new homes and computer shopping guides, as well as web sites for all three categories. The Company's business directories target the financial services, public relations, transportation, musical performance, credit and collection, construction and global trade industries. Most of the business directories published by the Company have no competition, and where competition does exist, in most cases the Company's publication is dominant. Management believes that the comprehensiveness and quality of its data and the specialized focus of its publications have prevented others from launching competing publications or competing effectively.

SPECIALTY MEDIA

    The specialty media segment consists of specialty consumer magazines and technical and trade magazines. In 1996, 60% of its 63 specialty consumer magazines and 56% of its 63 technical and trade magazines were number one, as measured by advertising pages or circulation, in their respective markets. The Company's specialty consumer magazines include SOAP OPERA DIGEST, SEVENTEEN, AMERICAN BABY, over 20 automotive magazines and numerous bridal, sewing, crafts and other titles. The Company's technical and trade titles provide vital information to professionals in fields such as telecommunications (TELEPHONY and CELLULAR BUSINESS), agriculture (SOYBEAN DIGEST), transportation (FLEET OWNER) and real estate (NATIONAL REAL ESTATE INVESTOR).

                              RECENT DEVELOPMENTS

NON-CORE BUSINESSES BEING SOLD

    As a part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company intends to divest certain businesses that do not fit within its growth vehicles. Those businesses are: the DAILY RACING FORM group, which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE BOOK CLUBS, the largest book club organization for professionals in the United States; and NEW WOMAN magazine, a guide for personal relationships and careers (collectively, the "Non-Core Businesses"). The proceeds from these sales will be used to repay indebtedness. These businesses represented approximately 19% of 1996 net sales of the Company.

    The following table presents unaudited combined operating results for the year ended December 31, 1996 and total assets at December 31, 1996 for the Non-Core Businesses. There can be no assurance that any or all will be divested.

                                                                                (IN THOUSANDS)
                                                                                --------------
Sales, net....................................................................   $    255,000
Operating income (loss).......................................................         (3,950)
Depreciation and amortization.................................................         27,800
Total assets (1)..............................................................        304,700

------------------------

(1) At December 31, 1996, KATHARINE GIBBS SCHOOLS is reflected as an asset held for sale in the Company's consolidated balance sheet included elsewhere in this Prospectus.

REDEMPTION AND REPURCHASE OF 10 5/8% SENIOR NOTES DUE 2002

    In March 1997, the Company called for redemption (the "Redemption") all of its outstanding 10 5/8% Senior Notes due 2002 (the "10 5/8% Senior Notes"). On May 1, 1997, the Company will redeem $212,400,000 principal amount of 10 5/8% Senior Notes at a redemption price of 104% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of redemption. In January 1997, the Company purchased, in aggregate, $20,850,000 principal amount of 10 5/8% Senior Notes at a weighted average price of 105%, plus accrued and unpaid interest, from various brokers on the open market (the "Repurchase"). The Repurchase was in addition to the purchases by the Company of $16,750,000 principal amount of 10 5/8% Senior Notes during November and December of 1996 which are reflected in the Company's consolidated balance sheet at December 31, 1996.

ACQUISITIONS

    Through March 12, 1997, the Company completed three product line acquisitions consisting of specialty consumer magazines and specialized reference products. The aggregate purchase price was approximately $56 million.

                                     [LOGO]

          EDUCATION                     INFORMATION                  SPECIALTY MEDIA

CLASSROOM LEARNING             CONSUMER DIRECTORIES           SPECIALTY CONSUMER MAGAZINES
Channel One News               70 Directories in 26 States    63 Publications
Weekly Reader                  (e.g., Apartment Guide,        (e.g., Soap Opera Digest,
Films for the Humanities and   MicroTimes,                    Seventeen, American Baby,
Sciences                       new homes guides and           Automobile, Modern Bride,
Newbridge Educational          computer shopping guides)      New York, Chicago, Truckin',
Publishing                     Specialized Reference          Sew News and Dog World)
                               Products
                               (e.g., The World Almanac and
                               Facts
                               on File News Service)

WORKPLACE LEARNING             BUSINESS DIRECTORS             TECHNICAL AND TRADE MAGAZINES
Westcott Communications        70 Specialized Directories     63 Publications
EXEN                           (e.g., Bacon's, Nelson's,      (e.g., Telephony, Cellular
IMN                            Ward's                         Business, Soybean Digest,
IDTN                           Automotive Reports, Aircraft   Fleet Owner and National
21 other networks              Bluebook and Pacific Shipper)  Real Estate Investor)

                                 THE OFFERINGS

U.S. Offering................................  10,000,000 shares
International Offering.......................  2,500,000 shares
    Total....................................  12,500,000 shares (1)

Common Stock outstanding before the Offerings  129,150,691 shares (2)

Common Stock outstanding after the Offerings   141,650,691 shares (1)(2)

Use of Proceeds..............................  The net proceeds from the Offerings will be used to redeem all of the outstanding $2.875
                                               Senior Exchangeable Preferred Stock (the
                                               "Senior Preferred Stock") of the Company and
                                               to repay borrowings outstanding under the
                                               Company's Credit Facilities (as hereinafter
                                               defined). See "Use of Proceeds."

New York Stock Exchange Symbol...............  KCC

------------------------

(1) Excludes 1,875,000 shares of Common Stock subject to the Underwriters' over-allotment options.

(2) Does not include approximately 13,042,685 shares of Common Stock issuable upon exercise of outstanding employee stock options, 8,655,781 of which were exercisable as of March 17, 1997 (which options, if exercised in full, would generate aggregate proceeds to the Company of $46,723,745).

                        SUMMARY SELECTED FINANCIAL DATA

    The following tables present summary consolidated financial data derived from the Company's audited consolidated financial statements for the years ended December 31, 1994, 1995 and 1996. In addition, the following tables present summary consolidated financial data relating to (i) the Company's unaudited pro forma consolidated operating results for the year ended December 31, 1996 and the Company's unaudited pro forma consolidated balance sheet at December 31, 1996 and (ii) the Company's unaudited pro forma consolidated operating results for the year ended December 31, 1996 and the Company's unaudited pro forma consolidated balance sheet at December 31, 1996 as further adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." Such pro forma consolidated financial data do not give effect to the planned divestitures of the Non-Core Businesses.

    The summary unaudited pro forma consolidated operating data for the year ended December 31, 1996 gives effect to the following transactions and events as if they had occurred on January 1, 1996: (i) the acquisitions of certain net assets or capital stock as described in Note 4 of the notes to the Company's consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 (collectively referred to as the "Acquired Businesses"); and (ii) the Redemption and the Repurchase of the 10 5/8% Senior Notes through borrowings under the Credit Facilities. The adjustments to reflect the acquisition of the Acquired Businesses and the Redemption and the Repurchase are hereinafter referred to as the "Pro Forma Adjustments." The summary unaudited pro forma consolidated balance sheet data at December 31, 1996 gives effect to the Redemption and the Repurchase as if they occurred on December 31, 1996.

    The summary unaudited pro forma consolidated financial data do not purport to represent what the Company's consolidated results of operations or financial condition would actually have been if the transactions that give rise to the Pro Forma Adjustments had in fact occurred on the dates assumed in making such adjustments and do not purport to project the consolidated results of operations or financial condition of the Company for any future date or period. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's historical consolidated financial statements and the notes thereto and the Company's unaudited pro forma consolidated financial data and the notes thereto included elsewhere in this Prospectus.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                                                                     YEARS ENDED DECEMBER 31,
                                                  --------------------------------------------------------------
                                                       1994            1995            1996            1996
                                                      ACTUAL          ACTUAL          ACTUAL        PRO FORMA
                                                  --------------  --------------  --------------  --------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Sales, net......................................  $      964,648  $    1,046,329  $    1,374,449  $    1,441,547
Depreciation and amortization...................         136,866         192,276         190,702         207,089
Other charges(1)................................          15,025          50,114              --              --
Operating income (loss)(2)......................          10,203         (26,275)         85,901          76,078
Interest expense................................          78,351         105,837         125,506         132,674
Income tax benefit(3)...........................          42,100          59,600          53,300          53,300
Net income (loss)(2)(4).........................         (41,403)        (75,435)          8,044           1,123
Preferred stock dividends.......................          25,959          28,978          43,526          43,526
Loss applicable to common shareholders(4).......  $      (67,362) $     (104,413) $      (35,482) $      (42,403)
Loss per common and common equivalent
  share(4)(5)(6)................................  $         (.65) $         (.91) $         (.27) $         (.33)
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
Weighted average common and common equivalent
  shares outstanding(5)(6)......................     103,642,668     115,077,498     130,007,632     130,007,632
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------
PRO FORMA AS ADJUSTED DATA:
Interest expense(7).............................                                                  $      129,173
Income tax benefit..............................                                                          53,300
Net income(7)...................................                                                           4,624
Preferred stock dividends.......................                                                          32,026
Loss applicable to common shareholders(7)(8)....                                                         (27,402)
Loss per common and common equivalent
  share(7)(8)(9)................................                                                  $         (.19)
                                                                                                  --------------
                                                                                                  --------------
Weighted average common and common equivalent
  shares outstanding(9).........................                                                     142,507,632
                                                                                                  --------------
                                                                                                  --------------
OTHER DATA:
EBITDA(10)......................................  $      162,094  $      216,115  $      276,603  $      283,167
Capital expenditures............................          16,118          25,179          29,661          32,270
Net cash provided by operating activities.......          64,890          64,062         149,287         148,741
Net cash used in investing activities...........        (442,126)       (318,712)       (721,709)       (724,318)
Net cash provided by financing activities.......         383,924         263,644         581,851         596,720
Deficiency of earnings to fixed
  charges(11)(12)...............................         (83,503)       (135,035)        (45,256)        (52,177)
Deficiency of earnings to fixed charges and
  preferred stock dividends(11)(12).............        (109,462)       (164,013)        (88,782)        (95,703)

                                                                                  AT DECEMBER 31, 1996
                                                                      --------------------------------------------
                                                                                                     PRO FORMA
                                                                         ACTUAL      PRO FORMA    AS ADJUSTED(13)
                                                                      ------------  ------------  ----------------
                                                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................  $     36,655  $     36,655    $     36,655
Working capital (deficiency) (14)...................................       (44,705)      (40,575)        (40,575)
Intangible assets, net..............................................     1,752,981     1,752,981       1,752,981
Total assets........................................................     2,552,215     2,545,936       2,545,936
Long-term debt (15).................................................     1,565,686     1,579,353       1,545,153
Exchangeable preferred stock........................................       442,729       442,729         344,463
Common stock subject to redemption..................................         5,957         5,957           5,957
Total shareholders' equity..........................................        81,557        65,741         198,207

                                                   (FOOTNOTES ON FOLLOWING PAGE)

(1) Represents net provision in 1994 and 1995 for loss on the sales of businesses and provision in 1995 for restructuring and other costs.

(2) The adoption of a change in method of accounting for advertising costs (the "Accounting Change") resulted in an increase in operating income or decrease in operating loss and a decrease in net loss of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and approximately $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively.

(3) At December 31, 1994, 1995, and 1996, management of the Company reviewed recent operating results for the years then ended and projected future operating results for the years through December 31, 2002 and determined that a portion of the net deferred income tax assets at December 31, 1994, 1995 and 1996 would likely be realized. Accordingly, the Company recorded an income tax benefit of $42,100 in 1994, $59,600 in 1995 and $53,300 in 1996.
    At December 31, 1996, the Company had net operating loss carryforwards for Federal and state income tax purposes ("NOLs") of approximately $713,000 which will be available to reduce future taxable income. In addition to the NOLs, management estimates that approximately $757,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.

(4) Net income (loss), loss applicable to common shareholders and loss per common and common equivalent share would have been $(29,529), $(55,488) and $(.54) per share for 1994 and $16,692, $(26,834) and $(.21) per share for
    1996, respectively, before the write-off of the unamortized deferred financing costs. The write-off of unamortized deferred financing costs as a result of the refinancings in 1994 and 1996 decreased net income or increased net loss by $11,874 and $8,648 for the years ended December 31, 1994 and 1996, respectively. In 1995, there were no write-offs of unamortized deferred financing costs.

(5) Loss per common and common equivalent share, as well as the weighted average common and common equivalent shares outstanding, were computed as described in Note 3 of the notes to the consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 included elsewhere in this Prospectus.

(6) The pro forma loss per common and common equivalent share, as well as the weighted average common and common equivalent shares outstanding, were computed as described in Note 4 of the notes to the unaudited pro forma consolidated financial data included elsewhere in this Prospectus.

(7) The pro forma as adjusted interest expense, net income, loss applicable to common shareholders and loss per common and common equivalent share reflects the reduction of interest expense as a result of the reduced level of borrowings and a reduction in the interest margin applicable to the Credit Facilities of 3/8 of 1%, for the applicable period, as a result of the application of the net proceeds of the Offerings as described under "Use of Proceeds." Amounts repaid under the Credit Facilities may be reborrowed for general coporate purposes, including acquisitions permitted under the Credit Facilities.

(8) The pro forma as adjusted loss applicable to common shareholders and loss per common and common equivalent share reflect the elimination of the $11,500 dividends on the Senior Preferred Stock and excludes the difference between the redemption value and carrying value of the Senior Preferred Stock equal to $7,808 which does not have a continuing impact on the Company.

(9) The pro forma as adjusted loss per common and common equivalent share, as well as the pro forma as adjusted weighted average common and common equivalent shares outstanding, were computed as described in Note 4 of the notes to the unaudited pro forma consolidated financial data after giving effect to the issuance of 12,500,000 shares of Common Stock in the Offerings.

(10) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

(11) The deficiency of earnings to fixed charges consists of loss before income taxes plus fixed charges. Loss before income taxes includes (i) depreciation and amortization of prepublication costs, deferred financing costs, property and equipment, intangible assets and excess of purchase price over net assets acquired, (ii) interest expense, (iii) write-off of unamortized deferred financing costs, (iv) net provision for loss on sales of businesses, (v) restructuring and other costs, and (vi) that portion of operating rental expense that represents interest. Prepublication costs include editorial, artwork, composition and printing plate costs incurred prior to publication date. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

(12) The Company's earnings (defined as pretax income or loss from continuing operations) were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $83,503 and $109,462 for 1994, $135,035 and $164,013 for 1995 and $45,256 and $88,782 for 1996 and $52,177 and $95,703
    on a pro forma basis for the year ended December 31, 1996. Such earnings have been reduced by non-cash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, write-offs of unamortized deferred financing costs, net provision for loss on the sales of businesses, restructuring and other costs, non-cash interest expense on an acquisition obligation, distribution advance and other current liability, and non-cash preferred stock dividend requirements of approximately $187,111, $259,014 and $218,125 for the years ended December 31, 1994, 1995 and 1996, respectively, and $224,442 on a pro forma basis for the year ended December 31, 1996. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $89,149 and $77,649 for 1994, $106,501 and $95,001 for 1995 and $156,287 and $129,343 for 1996, and
    $155,683 and $128,739 on a pro forma basis for the year ended December 31, 1996.

(13) The pro forma as adjusted balance sheet data reflects the application of the net proceeds of the Offerings as described under "Use of Proceeds."

(14) Includes current maturities of long-term debt.

(15) Excludes current maturities of long-term debt.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD TAKE INTO ACCOUNT THE CONSIDERATIONS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

SUBSTANTIAL INDEBTEDNESS

    The Company has substantial indebtedness. At December 31, 1996, the Company had a ratio of consolidated debt to total equity (including all preferred stock and Common Stock subject to redemption) of 3.0 to 1. At December 31, 1996, on a pro forma basis, as adjusted, the Company would have had a ratio of consolidated debt to total equity (including all preferred stock and Common Stock subject to redemption) of 2.8 to 1. See "Capitalization" and "Selected Financial Information." The indebtedness of the Company requires a substantial portion of the Company's cash flow to be dedicated to the payment of principal and interest on indebtedness, thereby reducing funds available for capital expenditures and future business opportunities.

    At December 31, 1996, on a pro forma basis, as adjusted, borrowings under the Credit Facilities were approximately $1,097.7 million. Such borrowings bear interest at floating rates. Increases in interest rates on indebtedness under the Credit Facilities would increase the Company's interest payment obligations and could have an adverse effect on the Company.

    The agreements governing the Company's indebtedness impose certain operating and financial restrictions on the Company. Such restrictions prohibit or limit, among other things, the ability of the Company to pay dividends on or redeem capital stock (including the Common Stock), incur additional indebtedness, create liens on its assets, sell assets or engage in mergers or consolidations or make investments. These restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future acquisitions or financings or otherwise restrict corporate activities. Failure to comply with the terms of such restrictions could result in the acceleration of the indebtedness governed by such agreements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LOSS APPLICABLE TO COMMON SHAREHOLDERS OF THE COMPANY

    The Company had a loss applicable to common shareholders for the years ended December 31, 1994, 1995 and 1996 of $67.4 million, $104.4 million and $35.5 million, respectively. Included in the loss for such periods are the amortization of intangible assets and excess of purchase price over net assets acquired in the aggregate amounts of $120.7 million, $166.5 million and $152.5 million for 1994, 1995 and 1996, respectively.

    There can be no assurance that the Company will have net income applicable to common shareholders in the future.

CONTROL BY KKR

    After giving effect to the Offerings (but without giving effect to the exercise of any options), approximately 75% of the shares of Common Stock will be held by certain investment partnerships, of which KKR Associates, a New York limited partnership and an affiliate of KKR, is the general partner (the "Common Stock Partnerships"). KKR Associates has sole voting and investment power with respect to such shares. Consequently, KKR Associates and its general partners, four of whom are also directors of K-III, control the Company and have the power to elect all of its directors and approve any action requiring stockholder approval, including adopting amendments to K-III's Certificate of Incorporation and approving mergers or sales of all or substantially all of the Company's assets.

OTHER ANTI-TAKEOVER PROVISIONS

    Control by KKR of approximately 75% of the shares of Common Stock after giving effect to the Offerings, together with certain provisions of the Company's Certificate of Incorporation and By-Laws as well as certain provisions of the Delaware General Corporation Law (the "DGCL"), could increase the difficulty of effecting a change of control of the Company. These provisions include "blank check" preferred stock, stockholder nomination procedures and the "interested stockholders" provisions of Section 203 of DGCL. See "Description of Capital Stock."

    The Company could issue preferred stock out of its authorized "blank check" preferred stock to persons designated by the Company and affix certain rights, preferences and privileges, including voting rights, on such shares without any further vote or action by stockholders. Such voting rights, if granted, could increase the difficulty of effecting a change of control of the Company. The Company's ability to issue such preferred stock may adversely affect the marketability and potential market price of the Common Stock of the Company. The Company has no current plans to issue additional shares of preferred stock.

    Section 203 of DGCL is intended to delay a person who acquires shares of Common Stock without the approval of the Board of Directors or the stockholders from engaging in any merger, asset sale or other transactions resulting in a financial benefit to such person.

    Substantially all of the Company's outstanding indebtedness has provisions regarding a change of control. The Credit Facilities provide for an event of default upon a change of control. The Company's public debt instruments require the Company to offer to repurchase all of such debt at 101% of its aggregate principal amount plus accrued and unpaid interest upon a change of control. Provisions of the Company's outstanding indebtedness agreements which prohibit a change of control or require that the Company repurchase such indebtedness upon a change of control may also deter a change of control of the Company. A change of control would likely trigger both an event of default under the Credit Facilities and require the Company to make an offer to purchase its public indebtedness, but because of the Company's substantial indebtedness, it is unlikely that the Company would have sufficient resources to repay and repurchase all such outstanding indebtedness.

    These anti-takeover provisions could have the effect of depriving stockholders of an opportunity to receive a premium over the prevailing market price in the event of an attempted hostile takeover.

EFFECT OF INCREASES IN PAPER AND POSTAGE COSTS

    The price of paper is a significant expense of the Company relating to its print products and direct mail solicitations and began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. In particular, the Company's average purchase price for paper increased 8.4% in 1996 over 1995. Paper price increases may have an adverse effect on the Company's future results but the Company has in the past been able to implement measures to offset such increases. Postage for product distribution and direct mail solicitations is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increase periodically and can be expected to increase in the future. No assurances can be given that the Company can pass such cost increases through to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Inflation."

SHARES ELIGIBLE FOR FUTURE SALE

    The 109,265,645 shares of Common Stock held by the Common Stock Partnerships and others (excluding 7,237,442 shares of Common Stock issuable upon exercise of options) may not be resold in the absence of registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to exemptions from such registration. The Common Stock Partnerships have certain demand registration rights with respect to all of the 106,886,265 shares owned by them, and management has been granted incidental registration rights, which in the case of senior management may only be exercised without K-III's consent if the Common Stock Partnerships register any of their shares or at least 40% of the Common Stock is held by the public.

    In addition to the shares sold in the Offerings, 5,805,243 shares issuable upon the exercise of stock options (of which options covering 2,264,139 shares will be exercisable immediately following the Offerings) and approximately 1,798,268 shares of Common Stock outstanding as of March 17, 1997 will be eligible for sale by holders without restrictions under the Securities Act. However, 1,425,290 of such shares issuable upon the exercise of stock options (of which options covering 693,990 shares will be exercisable immediately following the Offerings), and 251,630 of such shares outstanding, will be subject to the sale restrictions described in the following paragraph.

    For a period of 90 days after the date of this Prospectus, the Company, each of the Common Stock Partnerships and each executive officer of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, file or cause to be filed a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock of the Company or publicly announce the intention to effect any such transaction, in each case, without the prior written consent of Salomon Brothers Inc, except (a) the Company may register the Common Stock and may sell the shares of Common Stock offered in the Offerings, and (b) the Company may issue securities pursuant to the Company's stock option or other benefit or incentive plans maintained for its officers, directors or employees. See "Underwriting."

    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. If such sales reduce the market price of the Common Stock, the Company's ability to raise additional capital in the equity markets could be adversely affected.

FORWARD-LOOKING STATEMENTS

    Certain information included in or incorporated by reference into this Prospectus under this section and under the captions "Prospectus Summary--Growth Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that Act. There are several important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements contained in such discussions. Additional information on the risk factors which could affect the Company's financial results is included in this Prospectus and in other documents incorporated by reference herein.

                                USE OF PROCEEDS

    The net proceeds to the Company from the Offerings are estimated to be $140 million ($156 million if the over-allotment options are exercised in full), based on an offering price of $12.00 per share and after deducting the underwriting discount and estimated expenses of the Offerings.

    The Company intends to use the net proceeds from the Offerings to redeem all of the outstanding Senior Preferred Stock of the Company, having an aggregate liquidation value of $100 million, at a redemption price of 105.8% of the aggregate liquidation value and intends to use the remainder of the net proceeds from the Offerings to repay borrowings outstanding under the Company's credit facilities with The Chase Manhattan Bank, The Bank of New York, Bankers Trust Company and The Bank of Nova Scotia as agents (the "Credit Facilities"), which amounts may be reborrowed for general corporate purposes including acquisitions. Until the redemption of the Senior Preferred Stock, the net proceeds will be used to repay borrowings under the Credit Facilities. Such borrowings under the Credit Facilities were incurred for general corporate purposes and bore interest at an average rate of 7.04% for the year ended December 31, 1996.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Common Stock is listed on the New York Stock Exchange under the symbol "KCC." As of March 17, 1997, there were 2,767 holders of K-III Common Stock. The Company has not paid and has no present intention to pay dividends on its Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors of the Company from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and the Company's obligations with respect to any then outstanding class or series of its preferred stock. K-III is restricted by the terms of the Credit Facilities and public debt instruments from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on Common Stock. See Note 15 to the audited consolidated financial statements included elsewhere herein.

    Trading of the Common Stock commenced November 1, 1995. The last reported sales price of the Common Stock on the New York Stock Exchange Composite Tape as of a recent date is set forth on the cover page of this Prospectus. High and low stock prices for the periods set forth below were as follows:

                                                                                HIGH        LOW
                                                                              ---------  ---------
FISCAL 1995
Fourth Quarter (from November 1, 1995)......................................  $  12 5/8  $  10 1/2

FISCAL 1996
First Quarter...............................................................     12 5/8     11 1/4
Second Quarter..............................................................     12 7/8     10 5/8
Third Quarter...............................................................     12 5/8         10
Fourth Quarter..............................................................     11 5/8      8 1/2

FISCAL 1997
First Quarter (through March 27, 1997)......................................     13 1/8     10 1/2

                                 CAPITALIZATION

    The following table sets forth, at December 31, 1996 (i) the actual cash and cash equivalents and the consolidated capitalization of the Company, (ii) the pro forma consolidated capitalization of the Company which gives effect to the Redemption and the Repurchase and (iii) the pro forma consolidated capitalization of the Company as adjusted to give effect to the Offerings and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The information below should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto and the unaudited pro forma consolidated financial data and the notes thereto included elsewhere in this Prospectus.

                                                                                 AT DECEMBER 31, 1996
                                                                      -------------------------------------------
                                                                                                      PRO FORMA
                                                                         ACTUAL        PRO FORMA     AS ADJUSTED
                                                                      -------------  -------------  -------------

                                                                                (DOLLARS IN THOUSANDS)
Cash and cash equivalents...........................................  $      36,655  $      36,655  $      36,655
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Long-term debt:
  Borrowings under Credit Facilities................................  $     884,992  $   1,131,909  $   1,097,709
  10 5/8% Senior Notes due 2002.....................................        233,250             --             --
  10 1/4% Senior Notes due 2004.....................................        100,000        100,000        100,000
  8 1/2% Senior Notes due 2006......................................        298,811        298,811        298,811
  Acquisition Obligation Payable(1).................................         54,633         54,633         54,633
                                                                      -------------  -------------  -------------
    Total indebtedness..............................................      1,571,686      1,585,353      1,551,153
      Less current maturities.......................................         (6,000)        (6,000)        (6,000)
                                                                      -------------  -------------  -------------
    Total long-term debt............................................      1,565,686      1,579,353      1,545,153
$2.875 Senior Exchangeable Preferred Stock..........................         98,266         98,266             --
$11.625 Series B Exchangeable Preferred Stock.......................        150,513        150,513        150,513
$10.00 Series D Exchangeable Preferred Stock........................        193,950        193,950        193,950
Common stock subject to redemption(2)...............................          5,957          5,957          5,957
Shareholders' equity:
  Common stock and additional paid-in capital(3)....................        773,925        773,925        913,925
  Accumulated deficit(4)............................................       (691,098)      (706,914)      (714,448)
  Cumulative foreign currency translation adjustments...............         (1,270)        (1,270)        (1,270)
                                                                      -------------  -------------  -------------
      Total shareholders' equity....................................         81,557         65,741        198,207
                                                                      -------------  -------------  -------------
Total capitalization................................................  $   2,095,929  $   2,093,780  $   2,093,780
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

------------------------

(1) Represents the present value at December 31, 1996 of the principal and interest obligations under notes payable issued in connection with an acquisition.

(2) Represents Common Stock that employees have the right to resell to the Company under certain circumstances including termination of employment in connection with the sale of the business for which they work, death, disability or retirement after age 65. The resale feature expires five years after the effective purchase date of the Common Stock. Since inception of the Company, none of the employees has exercised such resale feature and the likelihood of significant resales is considered by management to be remote.

(3) Does not include 13,211,212 shares of Common Stock issuable upon exercise of stock options, 8,707,528 of which were then exercisable.

(4) The accumulated deficit includes non-cash expenses related to the accumulated amortization of intangible assets, the excess of the purchase price over the net assets acquired and other, deferred financing costs, the write-offs of the unamortized balance of deferred financing costs (associated with all previous financings), net provision for loss on sales of businesses and restructuring and other costs in the aggregate amount of approximately $924,900 at December 31, 1996 net of a non-cash income tax benefit aggregating $155,000 through December 31, 1996.

                         SELECTED FINANCIAL INFORMATION

    The selected consolidated financial information is derived from the audited consolidated financial statements of the Company. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                               YEARS ENDED DECEMBER 31,
                                         ---------------------------------------------------------------------

                                            1992         1993          1994           1995           1996
                                         -----------  -----------  -------------  -------------  -------------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Sales, net...........................  $   778,224  $   844,748  $     964,648  $   1,046,329  $   1,374,449
  Depreciation and amortization........      171,581      143,267        136,866        192,276        190,702
  Other charges(1).....................           --        2,644         15,025         50,114             --
  Operating income (loss)(2)...........      (46,230)      (7,669)        10,203        (26,275)        85,901
  Interest expense.....................       76,719       74,336         78,351        105,837        125,506
  Income tax benefit(3)................          314           --         42,100         59,600         53,300
  Net income (loss)(2)(4)..............     (145,342)     (86,496)       (41,403)       (75,435)         8,044
  Preferred stock dividends............       16,530       22,290         25,959         28,978         43,526
  Loss applicable to common
    shareholders.......................     (161,872)    (108,786)       (67,362)      (104,413)       (35,482)
  Loss per common and common equivalent
    share(5)...........................  $     (1.77) $     (1.18) $        (.65) $        (.91) $        (.27)
                                         -----------  -----------  -------------  -------------  -------------
                                         -----------  -----------  -------------  -------------  -------------
  Weighted average common and common
    equivalent shares outstanding(5)...   91,317,610   92,392,189    103,642,668    115,077,498    130,007,632
                                         -----------  -----------  -------------  -------------  -------------
                                         -----------  -----------  -------------  -------------  -------------
OTHER DATA:
  EBITDA(6)............................  $   125,351  $   138,242  $     162,094  $     216,115  $     276,603
  Capital expenditures.................       14,497       13,416         16,118         25,179         29,661
  Net cash provided by operating
    activities.........................       16,618       27,072         64,890         64,062        149,287
  Net cash used in investing
    activities.........................      (79,725)     (95,669)      (442,126)      (318,712)      (721,709)
  Net cash provided by financing
    activities.........................       60,877       63,579        383,924        263,644        581,851
  Deficiency of earnings to fixed
    charges(7)(8)......................     (145,656)     (86,496)       (83,503)      (135,035)       (45,256)
  Deficiency of earnings to fixed
    charges and preferred stock
    dividends(7)(8)....................     (162,186)    (108,786)      (109,462)      (164,013)       (88,782)

                                                                            AT DECEMBER 31,
                                                   ------------------------------------------------------------------
                                                        1992            1993             1994              1995
                                                   --------------  --------------  ----------------  ----------------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents......................  $       16,562  $       11,544  $         18,232  $         27,226
  Working capital (deficiency)(9)................           1,189           3,605             1,338           (56,560)
  Intangible assets, gross.......................       1,276,123       1,343,482         1,656,590         1,996,564
  Less accumulated amortization..................         383,784         504,538           602,542           762,393
                                                   --------------  --------------  ----------------  ----------------
    Intangible assets, net.......................         892,339         838,944         1,054,048         1,234,171
  Total assets...................................       1,197,896       1,166,502         1,589,692         1,881,416
  Long-term debt(10).............................         704,802         661,297         1,034,689         1,134,916
  Exchangeable preferred stock...................          97,171         202,453           216,229           231,606
  Common stock subject to redemption.............          16,746          25,287            16,552            28,022
  Shareholders' equity:
    Convertible preferred stock..................          78,797              --                --                --
    Common stock.................................             853             947             1,053             1,259
    Additional paid-in capital...................         421,926         488,541           572,940           748,194
    Accumulated deficit..........................        (375,055)       (483,841)         (551,203)         (655,616)
    Cumulative foreign currency translation
      adjustments................................            (222)         (1,220)           (1,324)           (1,275)
                                                   --------------  --------------  ----------------  ----------------
  Total shareholders' equity.....................  $      126,299  $        4,427  $         21,466  $         92,562
                                                   --------------  --------------  ----------------  ----------------
                                                   --------------  --------------  ----------------  ----------------


                                                         1996
                                                   ----------------

BALANCE SHEET DATA:
  Cash and cash equivalents......................  $         36,655
  Working capital (deficiency)(9)................           (44,705)
  Intangible assets, gross.......................         2,649,805
  Less accumulated amortization..................           896,824
                                                   ----------------
    Intangible assets, net.......................         1,752,981
  Total assets...................................         2,552,215
  Long-term debt(10).............................         1,565,686
  Exchangeable preferred stock...................           442,729
  Common stock subject to redemption.............             5,957
  Shareholders' equity:
    Convertible preferred stock..................                --
    Common stock.................................             1,283
    Additional paid-in capital...................           772,642
    Accumulated deficit..........................          (691,098)
    Cumulative foreign currency translation
      adjustments................................            (1,270)
                                                   ----------------
  Total shareholders' equity.....................  $         81,557
                                                   ----------------
                                                   ----------------

                                               (FOOTNOTES ON THE FOLLOWING PAGE)

(1) Represents provision for write-down of real estate no longer utilized in 1993, net provision for loss on the sales of businesses in 1994 and 1995 and provision for restructuring and other costs in 1995.

(2) The adoption of the Accounting Change resulted in an increase in operating income or decrease in operating loss and a decrease in net loss of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and approximately $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively.

(3) The income tax benefit in 1992 reflects the reversal of an overprovision for Canadian income taxes. At December 31, 1994, 1995 and 1996, management of the Company reviewed recent operating results for the years then ended and projected future operating results for the years through December 31, 2002 and determined that a portion of the net deferred income tax assets at December 31, 1994, 1995 and 1996 would likely be realized. Accordingly, the Company recorded an income tax benefit of $42,100 in 1994, $59,600 in 1995 and $53,300 in 1996. At December 31, 1996, the Company had NOLs of approximately $713,000 which will be available to reduce future taxable income. In addition to the NOLs, management estimates that approximately $757,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.

(4) The write-off of unamortized deferred financing costs as a result of the refinancings in 1992, 1994 and 1996 decreased net income or increased net loss by $19,814, $11,874 and $8,648 for the years ended December 31, 1992, 1994 and 1996, respectively. In 1993 and 1995, there were no write-offs of unamortized deferred financing costs.

(5) Loss per common and common equivalent share, as well as the weighted average common and common equivalent shares outstanding, were computed as described in Note 3 of the notes to the audited consolidated financial statements included elsewhere in this Prospectus.

(6) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

(7) The deficiency of earnings to fixed charges consists of loss before income taxes plus fixed charges. Loss before income taxes includes (i) depreciation and amortization of prepublication costs, deferred financing costs, property and equipment, intangible assets and excess of purchase price over net assets acquired, (ii) interest expense, (iii) write-off of unamortized deferred financing costs, (iv) provision for write-down of real estate no longer utilized, (v) net provision for loss on sales of businesses, (vi) restructuring and other costs, and (vii) that portion of operating rental expense that represents interest. Prepublication costs include editorial, artwork, composition and printing plate costs incurred prior to publication date. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

(8) The Company's earnings (defined as pretax income or loss from continuing operations) were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $145,646 and $162,186 for 1992, $86,496 and $108,786 for 1993, $83,503 and $109,462 for 1994, $135,035 and $164,013 for
    1995, and $45,256 and $88,782 for 1996. Such earnings have been reduced by non-cash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, write-offs of unamortized deferred financing costs, provision for write-down of real estate no longer utilized, net provision for loss on the sales of businesses, restructuring and other costs, non-cash interest expense on an acquisition obligation, distribution advance and other current liability, and non-cash preferred stock dividend requirements of approximately $210,802, $168,754, $187,111, $259,014 and $218,125 for the years ended
    December 31, 1992, 1993, 1994, 1995 and 1996, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $56,761 and $48,616 for 1992, $71,468 and $59,968 for 1993, $89,149 and
    $77,649 for 1994, $106,501 and $95,001 for 1995 and $156,287 and $129,343
    for 1996.

(9) Includes current maturities of long-term debt.

(10) Excludes current maturities of long-term debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

INTRODUCTION

    The following discussion of the consolidated financial condition and related results of operations of the Company should be read in conjunction with the Company's historical consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

SELECTED FINANCIAL DATA

    The Company organizes its businesses into three segments: education, information and specialty media. The specialty media segment has in prior years been referred to as the media segment, but the Company believes the term specialty media is more descriptive of the underlying businesses; the same underlying businesses previously described as part of the media segment. Additional selected financial data for the Company organized on the foregoing basis are presented below.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------------
                                                                            1994          1995           1996
                                                                         -----------  -------------  -------------
Sales, net:
  Education............................................................  $   430,134  $     330,414  $     376,217
  Information..........................................................      192,732        263,542        313,891
  Specialty Media......................................................      341,782        452,373        684,341
                                                                         -----------  -------------  -------------
  Total................................................................  $   964,648  $   1,046,329  $   1,374,449
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------
Depreciation, amortization and other charges(1):
  Education............................................................  $    46,426  $     106,492  $      63,252
  Information..........................................................       51,677         78,513         52,122
  Specialty Media......................................................       53,156         56,682         74,549
  Corporate............................................................          632            703            779
                                                                         -----------  -------------  -------------
  Total................................................................  $   151,891  $     242,390  $     190,702
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------
Operating income (loss):
  Education............................................................  $    10,590  $     (32,024) $      15,011
  Information..........................................................       (2,307)        (8,683)        33,473
  Specialty Media......................................................       15,877         32,169         59,693
  Corporate............................................................      (13,957)       (17,737)       (22,276)
                                                                         -----------  -------------  -------------
  Total................................................................       10,203        (26,275)        85,901
Other income (expense):
  Interest expense.....................................................      (78,351)      (105,837)      (125,506)
  Amortization of deferred financing and organizational costs..........       (3,080)        (3,135)        (3,662)
  Write-off of unamortized deferred financing costs....................      (11,874)            --         (8,648)
  Other, net...........................................................         (401)           212          6,659
                                                                         -----------  -------------  -------------
  Loss before income tax benefit.......................................      (83,503)      (135,035)       (45,256)
  Income tax benefit...................................................       42,100         59,600         53,300
                                                                         -----------  -------------  -------------
  Net income (loss)....................................................  $   (41,403) $     (75,435) $       8,044
                                                                         -----------  -------------  -------------
                                                                         -----------  -------------  -------------

------------------------

(1) Other charges includes net provision for loss on the sales of businesses and provision for restructuring and other costs in 1994 and 1995.

1996 COMPARED TO 1995

    CONSOLIDATED RESULTS: Consolidated net sales increased by $328,120 or 31.4% to $1,374,449 in 1996 over 1995 due to internal growth in all three segments as well as the impact of acquisitions. Specifically, the acquisitions of Cahners Consumer Magazines ("Cahners"), Westcott Communications, Inc. ("Westcott") and the trade magazines of Argus Inc. ("Argus") added $199,144 to net sales growth.

    Consolidated operating income was $85,901 in 1996 compared to an operating loss of $26,275 in 1995. This improvement was driven by the increase in sales, the impact of recent acquisitions and the effect of several one-time, principally non-cash charges totalling $68,072 in the second quarter of 1995. The increase occurred despite an 8.4% increase in the Company's average purchase price for paper in 1996 and the effect of the required adoption of the Accounting Change, which K-III adopted on July 1, 1994. The Accounting Change had a $8,343 net positive impact on operating income in the first six months of 1995 versus 1996, predominantly within the education segment. In all periods subsequent to June 30, 1996, the comparative effects of the adoption of the Accounting Change are not material. The increase in corporate expenses resulted predominantly from growth in corporate service requirements.

    Interest expense increased by $19,669 or 18.6% in 1996 over 1995 primarily due to the increased level of borrowings associated with acquisitions. During 1996, non-cash charges of $8,648 were recorded to write-off unamortized deferred financing costs related to previous bank financings.

    The Company reported an income tax benefit of $53,300 in 1996 compared to $59,600 in 1995 associated with the partial recognition of NOLs and other deferred income tax assets. At the end of each year, the Company reviews its recent operating results and projected future operating results and for 1996 determined that there should be sufficient future taxable income and that a portion of the net deferred income tax assets would likely be realized. Such future taxable income is determined principally from management's projection of future operating results in conjunction with scheduled reductions in intangible asset amortization expense. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Such reductions in taxable income could occur as the result of many external factors including but not limited to increased paper and postage costs and rates of interests. The Company reported consolidated net income of $8,044 in 1996 versus a consolidated net loss of $75,435 in 1995.

    EDUCATION: The education segment's net sales increased by $45,803 or 13.9% in 1996 over 1995. Increases at Weekly Reader Corporation ("Weekly Reader"), Films for the Humanities and Sciences and Krames Communications Incorporated ("Krames"), and the addition of Westcott, which contributed $52,288 to the increase in net sales, offset declines at Newbridge Communications, Inc. ("Newbridge"). At Newbridge, the book club business remained soft, but performance indicators improved from year ago levels. The education segment's operating profit increased to $15,011 in 1996 as compared to an operating loss of $32,024 in 1995. This improvement is primarily due to the one-time charges in the second quarter of 1995 for a provision for loss associated with the sale of Newfield Publications, Inc. ("Newfield") and a restructuring charge at Newbridge. Offsetting those charges, the Accounting Change had a $8,541 net positive impact on operating profit in the first six months of 1995 versus 1996.

    INFORMATION: The information segment's net sales increased by $50,349 or 19.1% in 1996 over 1995 primarily because of double-digit organic growth at the apartment guides as well as the impact of recent acquisitions which contributed $17,600 to the increase in net sales. The information segment's operating profit increased to $33,473 in 1996 as compared to an operating loss of $8,683 in 1995 due to the increase in sales and a decrease in amortization expense. Goodwill and intangible asset amortization expense decreased by $24,277 in 1996 over 1995 primarily as a result of an adjustment to the carrying values of goodwill and other intangible assets totalling $17,958 in the second quarter of 1995.

    SPECIALTY MEDIA: The net sales increased by $231,968 or 51.3% in 1996 over 1995 due to growth of existing properties as well as the impact of the Cahners and Argus acquisitions. The increases at the existing properties were primarily due to the double-digit organic revenue growth of the specialty consumer magazines led by SEVENTEEN, SOAP OPERA DIGEST, TRUCKIN' and CRAFTS. The full year effect of Argus, acquired in December 1995, and Cahners, acquired in January 1996, contributed $51,459 and $95,397 respectively to the 1996 sales growth. Operating profit increased by $27,524 or 85.6% in 1996 over 1995. The increase was the result of an increase in net sales partially offset by a 14.1% increase in average paper prices for magazine operations in 1996 over 1995.

1995 COMPARED TO 1994

    CONSOLIDATED RESULTS: Excluding the results of divested operations, consolidated net sales increased by $249,420 or 31.3% to $1,046,329 in 1995 over 1994. This increase resulted from growth from existing operations, product additions and acquisitions of businesses in all three segments. In 1995, the Company divested Newfield in the education segment and PREMIERE magazine in the specialty media segment. The Company's statement of consolidated operations included the results of these businesses in 1994 but not in 1995. Consequently, reported net sales including divested businesses increased only 8.5% from 1994 to 1995.

    In the second quarter of 1995, the Company recorded several one-time, principally non-cash, charges totalling $68,072. These included a net aggregate provision for loss on the sales of Newfield and PREMIERE of $35,447; restructuring and other charges of $14,667 related to a corporate restructuring at Newbridge and the completion of manufacturing outsourcing at Daily Racing Form, Inc., and adjustments to the carrying values of K-III Reference Corporation ("K-III Reference"), goodwill and other intangible assets totalling $17,958.

    Partially offsetting these one-time charges was the impact of the Accounting Change, which K-III adopted on July 1, 1994. The Accounting Change increased operating income by approximately $2,000 more in 1995 than 1994. Including the one-time charges and the effect of the Accounting Change, the consolidated operating loss was $26,275 in 1995 as compared to consolidated operating profit of $10,203 in 1994. The increase in the corporate expenses resulted predominantly from growth in corporate service requirements.

    Interest expense increased by $27,486 or 35.1% in 1995 over 1994 primarily due to the increased level of borrowings associated with acquisitions as well as higher short-term interest rates. As a result of the refinancing during the second quarter of 1994, a charge of $11,874 was recorded representing the write-off of unamortized deferred financing costs related to the previous bank financing.

    The Company recorded an income tax benefit of $59,600 in 1995 compared to $42,100 in 1994, associated with the partial recognition of NOLs and other net deferred income tax assets. The consolidated net loss increased by $34,032 in 1995 over 1994 mainly due to the one-time charges.

    EDUCATION: Excluding the results of Newfield, the education segment's net sales increased 17.5% over 1994, reflecting growth from product additions and acquisitions of businesses, primarily Channel One Communications Corporation ("Channel One") which added $52,370 to the net sales growth in 1995. Reported results, however, included Newfield's sales only in 1994, thus leading to a reported decline in the education segment's net sales of 23.2%. The Accounting Change favorably impacted the education segment's earnings by approximately $4,000 more in 1995 than in 1994; however, it was offset by an increase in goodwill, intangible and other asset amortization expenses of $15,469 and an increase in certain one-time charges of $37,377. The education segment reported an operating loss of $32,024 in 1995 compared to an operating profit of $10,590 in 1994.

    INFORMATION: The information segment's net sales increased by $70,810 or 36.7% in 1995 over 1994 primarily as a result of product additions at business directories, the full year effect of the acquisition of Haas Publishing Companies, Inc. ("Haas") and the subsequent addition of new markets for its apartment guides. Product additions at K-III Directory Corporation included the INTERNATIONAL TRADE GUIDE, the U.S. CUSTOM HOUSE GUIDE and the OFFICIAL EXPORT GUIDE, all acquired in late 1994, as well as the Machinery Information Division directories acquired in mid-1994. These product additions contributed approximately $7,000 to the 1995 net sales growth. The Haas acquisition in mid-1994 resulted in approximately $27,900 of the 1995 net sales growth. Additional markets added to the Haas apartment guides in 1995 included Washington, D.C., Baltimore, MD and Detroit, MI, which contributed approximately $8,800 to the 1995 net sales growth. The addition of the BACON'S media relations industry directories, clipping services and mailing services in mid-1995 added approximately $17,900 to the 1995 net sales growth. Goodwill and intangible asset amortization expense increased by $21,889 in 1995 over 1994 principally as a result of the adjustments to goodwill and intangible asset values at K-III Reference. This was the primary cause for an increase in the information segment's operating loss of $6,376 in 1995 over 1994.

    SPECIALTY MEDIA: The specialty media segment's sales increased by $110,591 or 32.4% in 1995 over 1994 due to a 32.0% increase in advertising revenue and a 31.4% increase in subscription revenue including the effect of the acquisitions of PJS Publications, Inc., the Maclean Hunter division of Rogers Communications, Inc. and McMullen & Yee Publishing, Inc. which contributed $40,665, $29,386 and $21,357, respectively, to the increase in net sales, offset by the elimination of the revenues of PREMIERE. Excluding the effects of acquisitions and divestitures, technical and trade magazine advertising pages and rates rose 3.7% and 5.0%, respectively, and specialty consumer magazine advertising pages and rates rose 3.2% and 3.3%, respectively, in 1995 over 1994. Despite an average 24% increase in paper costs in addition to the Accounting Change impact which was $2,000 less favorable in 1995 than in 1994 the specialty media segment's operating profit increased by $16,292 in 1995 over 1994.

LIQUIDITY AND CAPITAL RESOURCES

    The following table sets forth certain information regarding the Company's EBITDA and other net cash flow items:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
EBITDA(1):
  Education.............................................................  $     57,016  $     74,468  $     78,263
  Information...........................................................        49,370        69,830        85,595
  Specialty Media.......................................................        69,033        88,851       134,242
  Corporate.............................................................       (13,325)      (17,034)      (21,497)
                                                                          ------------  ------------  ------------
  Total.................................................................  $    162,094  $    216,115  $    276,603
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net cash provided by (used in) operating activities:
  Education.............................................................  $     43,314  $     35,963  $     84,541
  Information...........................................................        39,167        73,019        70,022
  Specialty Media.......................................................        62,902        66,601       124,719
  Corporate.............................................................       (80,493)     (111,521)     (129,995)
                                                                          ------------  ------------  ------------
  Total.................................................................  $     64,890  $     64,062  $    149,287
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Net cash provided by (used in) investing activities:
  Education.............................................................  $   (291,501) $      6,075  $   (439,907)
  Information...........................................................      (130,110)      (83,632)      (66,521)
  Specialty Media.......................................................       (20,181)     (238,731)     (213,546)
  Corporate.............................................................          (334)       (2,424)       (1,735)
                                                                          ------------  ------------  ------------
  Total.................................................................  $   (442,126) $   (318,712) $   (721,709)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Net cash provided by (used in) financing activities:
  Education.............................................................  $     (2,795) $       (727) $     (3,205)
  Information...........................................................           375        (2,590)       (5,633)
  Specialty Media.......................................................        (8,081)       (5,332)      (10,372)
  Corporate.............................................................       394,425       272,293       601,061
                                                                          ------------  ------------  ------------
  Total.................................................................  $    383,924  $    263,644  $    581,851
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Excess (Deficiency) of Earnings to Fixed Charges(2):
  Education.............................................................  $      6,194  $    (33,615) $     11,200
  Information...........................................................       (10,766)      (13,449)       27,903
  Specialty Media.......................................................         3,622        26,001        57,627
  Corporate.............................................................       (82,553)     (113,972)     (141,986)
                                                                          ------------  ------------  ------------
  Total.................................................................  $    (83,503) $   (135,035) $    (45,256)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Excess (Deficiency) of Earnings to Fixed Charges and Cash Preferred
  Stock Dividends(2):
  Education.............................................................  $      6,194  $    (33,615) $     11,200
  Information...........................................................       (10,766)      (13,449)       27,903
  Specialty Media.......................................................         3,622        26,001        57,627
  Corporate.............................................................      (108,512)     (142,950)     (185,512)
                                                                          ------------  ------------  ------------
  Total.................................................................  $   (109,462) $   (164,013) $    (88,782)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

------------------------

(1) Earnings before interest, taxes, depreciation, amortization and provision for one-time charges ("EBITDA") is not intended to represent cash flow from operations and should not be considered as an alternative to net income
    (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

(2) The deficiency of earnings to fixed charges consists of loss before income taxes plus fixed charges. Loss before income taxes includes (i) depreciation or amortization of prepublication costs, deferred financing costs, property and equipment, intangible assets and excess of purchase price over net assets acquired, (ii) interest expense, (iii) write-off of unamortized deferred financing costs, (iv) net provision for loss on sales of businesses, (v) restructuring and other costs, and (vi) that portion of operating rental expense that represents interest. Prepublication costs include editorial, artwork, composition and printing plate costs incurred prior to publication date. Fixed charges consist of interest expense on long-term debt and other non-current obligations (including current maturities of long-term debt), amortization of deferred financing costs and that portion of operating rental expense that represents interest.

    Consolidated working capital (deficiency) including current maturities of long-term debt was $(44,705) at December 31, 1996 compared to $(56,560) at December 31, 1995. Consolidated working capital (deficiency) reflects certain industry working capital practices and accounting principles, including the expensing of editorial and product development costs when incurred and the recording of unearned subscription income as a current liability. Advertising costs are expensed when the promotional activities occur except for certain direct-response advertising costs which are capitalized and amortized over the estimated period of future benefit.

1996 COMPARED TO 1995

    Consolidated EBITDA increased by $60,488 or 28% in the year ended December 31, 1996 over 1995 mainly as a result of growth from existing operations, new product additions and acquisitions of businesses. The net cash provided by operating activities during the year ended December 31, 1996, after interest payments of $112,657, was $149,287, an increase of $85,225 over 1995 resulting mainly from EBITDA growth. Capital expenditures, net of gross proceeds from sales of assets, were $28,790 during 1996 as compared to $23,414 for 1995. These expenditures included data processing equipment, televisions, videocassette recorders, satellite dishes, furniture and leasehold improvements and were financed with net cash provided from operations. Payments of $700,990 (including certain immaterial purchase price adjustments relating to previous acquisitions) were made during the year ended December 31, 1996 for the acquisitions described in Note 4 to the Company's consolidated financial statements. Net cash used in investing activities increased as a result of increased acquisition activities, substantially all of which were financed with borrowings under the then existing credit agreements and funds from operations.

    The Company's earnings (defined as pretax income or loss from continuing operations) were inadequate to cover fixed charges and fixed charges plus preferred stock dividends by $45,256 and $88,782 and $135,035 and $164,013 for 1996 and 1995, respectively. Such earnings have been reduced by non-cash charges (including depreciation, amortization and non-cash dividends) of approximately $218,125 and $259,014 for the years ended December 31, 1996 and 1995, respectively. Adjusted to eliminate these non-cash charges, earnings would have exceeded fixed charges and fixed charges plus cash preferred stock dividends by approximately $156,287 and $129,343 and $106,501 and $95,001 for the years ended December 31, 1996 and 1995, respectively.

1995 COMPARED TO 1994

    Consolidated EBITDA increased by $54,021 or 33.3% in the year ended December 31, 1995 over 1994 mainly as a result of growth from existing operations, new product additions, acquisitions of businesses and the Accounting Change, which K-III adopted on July 1, 1994. The net cash provided by operating activities during the year ended December 31, 1995, after interest payments of $102,040, was $64,062. Net cash provided by operating activities declined by $828 during the year ended December 31, 1995 from 1994 due primarily to the EBITDA growth offset by higher acquisition related interest payments and growth in inventories and prepaid expenses. Capital expenditures, net of gross proceeds from sales of assets, were $23,414 during 1995 as compared to $14,184 for 1994. These expenditures included data processing equipment, televisions, videocassette recorders, satellite dishes, furniture and leasehold improvements and were financed with net cash provided by operations. Payments of $353,954 (including certain immaterial purchase price adjustments relating to previous acquisitions) were made during the year ended December 31, 1995 for the acquisitions described in Note 4 to the Company's consolidated financial statements. Net cash used in investing activities decreased as a result of the proceeds from the sale of Newfield and PREMIERE and the lower cost of the acquisitions in 1995 as compared to the acquisitions in 1994, all of which were financed with borrowings under existing credit facilities.

NET OPERATING LOSS CARRYFORWARDS

    At December 31, 1996, the Company had NOLs of approximately $713,000 which will be available to reduce future taxable income. In addition, management estimates that approximately $757,000 of unamortized goodwill and other intangible assets will be available as deductions from any future taxable income.

FINANCING ARRANGEMENTS

    On January 24, 1996, the Company completed a private offering of 2,000,000 shares of $10 Series C Exchangeable Preferred Stock ("Series C Preferred Stock") at $100 per share. Annual dividends of $10 per share on the Series C Preferred Stock were cumulative and payable quarterly, in cash, commencing May 1, 1996. On August 21, 1996, the Company exchanged the Series C Preferred Stock for 2,000,000 shares of $10 Series D Exchangeable Preferred Stock ("Series D Preferred Stock"). Dividend payment terms of the Series D Preferred Stock are the same as the Series C Preferred Stock. The Series D Preferred Stock has been registered under the Securities Act. On and after February 1, 2001, the Series D Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series D Preferred Stock on February 1, 2008 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series D Preferred Stock is exchangeable in whole, but not in part, at the option of the Company, on any scheduled dividend payment date into 10% Class D Subordinated Exchange Debentures due 2008 ("Class D Subordinated Debentures") provided that no shares of the Senior Preferred Stock are outstanding on the date of exchange. Net proceeds from the Series C Preferred Stock offering of approximately $193,000 were primarily used to pay down revolving credit borrowings.

    On January 24, 1996, K-III completed a private offering of $300,000 of 8 1/2% Senior Notes due 2006 ("Private 8 1/2% Notes"). The Private 8 1/2% Notes were issued at 99.578% of the aggregate principal amount thereof with related issuance costs of approximately $7,000. On August 21, 1996, the Company exchanged its Private 8 1/2% Notes for a new series of $300,000 of 8 1/2% Senior Notes due 2006 ("8 1/2% Notes"). The 8 1/2% Notes have been registered under the Securities Act. The 8 1/2% Notes mature on February 1, 2006 and have no sinking fund. Interest on the 8 1/2% Notes is payable semi-annually in February and August at the annual rate of 8 1/2%. The 8 1/2% Notes may not be redeemed prior to February 1, 2001 other than in connection with a change of control. Beginning in 2001 and thereafter, the 8 1/2% Notes are redeemable in whole or in part, at the option of the Company, at prices declining ratably from 104.25% to 100% in 2003 plus accrued and unpaid interest. Net proceeds from the Private 8 1/2% Notes offering of approximately $293,000 were primarily used to pay down revolving credit borrowings. The 8 1/2% Notes are fully and unconditionally guaranteed jointly and severally on a senior basis by each of the domestic restricted subsidiaries.

    In the fourth quarter of 1996, the Company entered into six, one-year interest rate swap agreements with an aggregate notional amount of $600,000. Under these new swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest, each quarter, for the term of the agreements. As of December 31, 1996, the weighted average variable rate and weighted average fixed rate were 5.5% and 5.8%, respectively.

    At December 31, 1996, a $250,000 Term Loan ("Term Loan"), $628,000 of Tranche A Revolving Loan Commitment ("Tranche A Revolving Loan Commitment"), $6,992 of Canadian dollar loans and $4,850 of letters of credit were outstanding under the Credit Facilities. Also, at December 31, 1996, K-III had outstanding $233,250 of 10 5/8% Senior Notes, $100,000 of 10 1/4% Senior Notes due 2004
(10 1/4% Senior Notes"), $300,000 of 8 1/2% Notes, 4,000,000 shares of Senior
Preferred Stock, 1,531,526 shares of $11.625 Series B Exchangeable Preferred Stock ("Series B Preferred Stock") and 2,000,000 shares of Series D Preferred Stock. The Senior Preferred Stock is exchangeable, at K-III's option, for the 11 1/2% Subordinated Debentures ("Subordinated Debentures"), the Series B Preferred Stock is exchangeable, at K-III's option, for the 11 5/8% Class B Subordinated Exchange Debentures ("Class B Subordinated Debentures") and the Series D Preferred Stock is exchangeable, at K-III's option, for Class D Subordinated Debentures. Before May 1, 1998, dividends or interest, as the case may be, on the Series B Preferred Stock or the Class B Subordinated Debentures may be paid in cash or by issuing additional shares of the Series B Preferred Stock or additional Class B Subordinated Debentures, as the case may be. On or after May 1, 1998, such dividends or interest must be paid in cash.

    The above indebtedness, among other things, limits the ability of the Company to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, issue guarantees and make certain restricted payments. The Company is restricted from declaring or making dividend payments on its common and preferred stock. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1 and its maximum allowable leverage ratio is 6.0 to 1. The Company believes it is in compliance with the financial and operating covenants of its principal financing arrangements.

    The mandatory reductions of the Tranche A Revolving Loan Commitment and the Term Loan under the Credit Facilities are $75,000 in 1999, $200,000 per year in 2000 through 2003 with a final reduction or paydown of $125,000 in 2004. The
10 1/4% Senior Notes mature in June 2004 and the 8 1/2% Notes mature in February 2006. The per annum principal and interest payments relating to an acquisition obligation are scheduled to be $6,000, $14,333, $21,167, $19,167 and $8,833 to
be made in semi-annual installments in 1997 through 2001, respectively. The Company's aggregate lease obligations for 1997, 1998 and 1999 are expected to be approximately $35,000, $32,000 and $28,000, respectively. The Company believes its liquidity, capital resources and cash flow are sufficient to fund planned capital expenditures, working capital requirements, interest and principal payments on its debt, the payment of preferred stock dividends and other anticipated expenditures for the foreseeable future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" which becomes effective for the Company's 1997 consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 128 will eliminate the disclosure of primary earnings per share which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents") and instead requires reporting of "basic" earnings per share, which will exclude Common Stock Equivalents. Additionally, SFAS No. 128 changes the methodology for fully diluted earnings per share. In the opinion of the Company's management, it is not anticipated that the adoption of this new accounting standard will have a material effect on the reported earnings per share of the Company.

RECENT DEVELOPMENTS

    Through March 12, 1997, the Company completed three product-line acquisitions consisting of specialty consumer magazines and specialized reference products. The aggregate purchase price was approximately $56,000.

    As a part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company intends to divest certain businesses that do not fit within its growth vehicles. Those businesses are: the DAILY RACING FORM group, which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE BOOK CLUBS, the largest book club organization for professionals in the United States; and NEW WOMAN magazine, a guide for personal relationships and careers. The proceeds from these sales will be used to repay indebtedness. These businesses represented approximately 19% of 1996 net sales of the Company. The unaudited combined operating results for the year ended December 31, 1996 and total assets at December 31, 1996 of these business units are as follows:

Sales, net.......................................................  $ 255,000
Operating income (loss)..........................................     (3,950)
Depreciation and amortization....................................     27,800
Total assets(1)..................................................    304,700

------------------------

(1) At December 31, 1996, KATHARINE GIBBS SCHOOLS is reflected as an asset held for sale in the accompanying consolidated balance sheet.

    In January 1997, the Company purchased, in aggregate, $20,850 principal amount of 10 5/8% Senior Notes at a weighted average price of 105%, plus accrued and unpaid interest, from various brokers on the open market. The Repurchase was in addition to the purchases by the Company of $16,750 principal amount of 10 5/8% Senior Notes during November and December of 1996 which are reflected in the Company's consolidated balance sheet at December 31, 1996. In March 1997, the Company called for redemption all of its outstanding 10 5/8% Senior Notes. On May 1, 1997, the Company will redeem $212,400 principal amount of 10 5/8% Senior Notes, at a redemption price of 104% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of redemption.

IMPACT OF INFLATION

    The impact of inflation was immaterial during 1996 with the exception of paper prices. Paper prices began to rise around mid-year 1994 and continued to rise more dramatically in 1995 and early 1996. Overall, the Company's average purchase price for paper increased approximately 8.4% during 1996 compared to 1995. In 1996, paper costs represented approximately 10% of the Company's total operating costs and expenses. Due to recent softening in certain segments of the paper market, paper price increases of the magnitude experienced in 1995 and 1996 seem unlikely in the foreseeable future. Postage for product distribution and direct mail solicitations is also a significant expense of the Company. The Company uses the U.S. Postal Service for distribution of many of its products and marketing materials. Postage costs increase periodically and can be expected to increase in the future. In the past, the effects of inflation on operating expenses have substantially been offset by K-III's ability to increase selling prices. No assurances can be given that the Company can pass such cost increases through to its customers. In addition to pricing actions, the Company is continuing to examine all aspects of the manufacturing and purchasing processes to identify ways to offset some of these price increases. See "Risk Factors--Effect of Increases in Paper and Postage Costs."

                                    BUSINESS

GENERAL

    K-III is the authoritative source for specialized information targeted to specific high growth segments in the education, business and special interest consumer markets. Most of K-III's products are premier brands with leadership positions in the specialty niche markets in which such products compete: education (E.G., CHANNEL ONE NEWS, WEEKLY READER and WESTCOTT COMMUNICATIONS); information (E.G., APARTMENT GUIDE, WARD'S, THE WORLD ALMANAC and BACON'S); and specialty media (E.G., SEVENTEEN, AMERICAN BABY, SOAP OPERA DIGEST, TRUCKIN' and SEW NEWS). The specialty media segment has in prior years been referred to as the media segment, but the Company believes the term specialty media is more descriptive of the underlying businesses; the same underlying businesses previously described as part of the media segment.

    The Company has achieved substantial growth through the development of its franchises, combined with its operating expertise and successful acquisition strategy. From 1991 through 1996, net sales have grown at a compound annual rate of 19% to $1,374 million. Operating income in 1996 was $86 million compared to a net operating loss of $37 million in 1991 (after deductions for amortization and depreciation of $191 million in 1996 and $142 million in 1991).

    The Company plans to focus on the areas of its business that have the greatest potential for strong organic growth and growth through product line acquisitions. Those areas by segment are: education-- classroom learning and workplace learning; information--consumer directories and business directories; and specialty media--specialty consumer and technical and trade magazines. As part of that strategy, K-III intends to divest certain businesses that do not fit within the Company's growth vehicles. See "--Non-Core Businesses Being Sold."

EDUCATION

    The Company is a leading provider of supplemental educational materials and programming in the United States, targeting both classroom and workplace learning. K-III's best-known brands in classroom learning include CHANNEL ONE and WEEKLY READER, and in workplace learning, WESTCOTT COMMUNICATIONS. Classroom learning takes advantage of the growth in spending on supplementary educational materials, up 44% from 1991 to 1995, and the projected increases in elementary and secondary school enrollments over the next decade (in particular, high school enrollments are expected to rise 17% between 1995 and 2005). Workplace learning focuses on the $60 billion training market of which the outsourced segment is the fastest growing portion, rising 49% between 1991 and 1996.

CLASSROOM LEARNING

    The Company operates CHANNEL ONE, WEEKLY READER, FILMS FOR THE HUMANITIES AND SCIENCES and NEWBRIDGE EDUCATIONAL PUBLISHING.

    CHANNEL ONE'S news program, CHANNEL ONE NEWS, is the only daily news program targeted to secondary school students. CHANNEL ONE NEWS broadcasts every school day via satellite to over eight million students in approximately 12,000 secondary schools in the United States. Established in 1990, CHANNEL ONE pioneered the delivery of world events and educational programming into classrooms via satellite. Its award-winning daily news broadcast reaches more students than any other electronically delivered educational product. CHANNEL ONE NEWS has more teen viewers than the news programs of ABC, CBS, NBC and CNN combined.

    Schools sign up for CHANNEL ONE NEWS under a three-year contract pursuant to which they agree to show CHANNEL ONE NEWS, in its entirety, at least 90% of all school days. CHANNEL ONE provides to schools a turnkey system of video cassette recorders and networked televisions. These products and services are provided to schools at no charge; sales are generated by two minutes of advertising shown during the 12-minute daily newscast. All school contracts have come up for renewal and approximately 99% have been renewed.

    CHANNEL ONE NEWS is produced at the Hacienda, CHANNEL ONE'S Los Angeles studio, using staff anchors and correspondents who report from U.S. and international locations. CHANNEL ONE has a library of over 1,250 broadcasts including approximately 175 single subject series, 45 of which have been released as educational videos under the Hacienda
Productions-Registered Trademark- trademark.

    CHANNEL ONE NEWS has no direct competition in the schools but does compete for advertising dollars with other media aimed at teenagers. The Company's primary competitive advantage is its total audience of over eight million teenagers each school day. For 1996, approximately 65% of CHANNEL ONE'S advertising net sales were from contracts having terms of three or more years. The top five advertisers in 1996 by dollars were PepsiCo, M&M Mars, Nintendo, Quaker Oats and Reebok, which together accounted for approximately 62% of advertising net sales, and all of which are under contract through 1997 or 1998.

    In addition, CHANNEL ONE'S THE CLASSROOM CHANNEL offers a range of instructional programming to enhance the schools' curriculum. THE CLASSROOM CHANNEL offers an average of 90 minutes of daily programming at no charge to schools.

    WEEKLY READER is the best-known and highest-circulation student newspaper in the United States, with over 6.8 million subscriptions for elementary school students alone. WEEKLY READER and its related products are sold in approximately 70% of all elementary schools and 59% of all secondary schools, and for the 1995-1996 school year had a 57% share of the elementary school market and a 41% share of the secondary school market.

    Eight separate editions of WEEKLY READER, each consisting of 26 issues per year, are distributed to elementary school students. Each edition is written and designed for a particular reading and comprehension level in order to bring current world news to children at a level commensurate with their comprehension abilities. A teacher's guide with background information, discussion topics and follow-up questions is included with each edition. Other titles produced and distributed by WEEKLY READER include READ, CURRENT EVENTS, CURRENT SCIENCE and CURRENT HEALTH. Editorial materials for these publications are generated by in-house writers and freelance authors. The Company's largest competitor in these markets is Scholastic Corporation. WEEKLY READER generally competes on the basis of editorial quality, content and price.

    FILMS FOR THE HUMANITIES AND SCIENCES ("FILMS") is the exclusive distributor of approximately 6,500 educational videos as well as videodiscs, CD-ROMs and related products that are sold primarily by direct mail to teachers, instructors and librarians serving grades K to 12 and college markets. FILMS is the largest distributor of such products to colleges and high schools and competes on the basis of quality and breadth of the subject matter it markets.

    Through NEWBRIDGE EDUCATIONAL PUBLISHING, the Company develops and markets supplementary educational programs which are marketed to teachers for use in grades pre-K to 6. Many of these materials are sold under the "Macmillan" name. Most of the programs are marketed on a continuity basis; at December 31, 1996, there were approximately 132,000 subscribers to these continuity programs. The Company is the largest provider of continuities sold for use in schools and competes in this market primarily with Scholastic Corporation.

WORKPLACE LEARNING

    WESTCOTT, acquired by the Company in June 1996, is a leading provider of high quality workplace educational programming. WESTCOTT has approximately 20,000 corporate and institutional subscribers and provides workplace learning to approximately 2.5 million professionals in the healthcare, automotive, financial services, government, public service and corporate fields. The Company's production capabilities enable it to design, produce and deliver content targeted to over 24 different disciplines, via satellite and video cassette.

    The Company's leading networks include, the Executive Education Network ("EXEN") and the Interactive Medical Networks ("IMN"). EXEN delivers executive education courses taught by professors from leading business schools including Harvard University, the University of Texas and the University of Southern California to corporate and professional clients nationwide. Participants in EXEN interact on a real-time basis using one-way video, two-way audio and data response keypads. IMN offers a variety of live programming, telecourses and other video products, including graduate degree courses, in-service training and accredited continuing education programming, designed to reach multiple target audiences within the hospital setting. In addition, the Company's Interactive Distance Training Network provides customized interactive programming for corporate, professional and government clients, including Intel, EDS and Eli Lilly.

    WESTCOTT does not have any multi-industry competitors in the workplace learning market. The Company competes with a number of businesses and governmental agencies that provide videotaped training material, consulting services and instruction at seminars, trade shows and conventions, or certain television programming.

    During 1996, the education segment also included KRAMES COMMUNICATIONS, the KATHARINE GIBBS SCHOOLS and NEWBRIDGE BOOK CLUBS. See "--General" and "--Non-Core Businesses Being Sold."

INFORMATION

    The Company produces over 140 highly targeted consumer and business directories, most of which hold dominant positions in their niche markets. The Company's premier consumer directories include APARTMENT GUIDE, THE WORLD ALMANAC and such specialty reference products as FACTS ON FILE NEWS SERVICE which is used by public and institutional libraries. Its leading business directories include BACON'S for public relations professionals and NELSON'S for financial professionals.

    Consumer directories take advantage of the trend toward more targeted advertising. From 1990 to 1995, organic advertising revenue growth at K-III's consumer guides has more than tripled growth of newspaper classified advertising, the medium with which they most directly compete. Business directories capitalize on the growth in business spending on information which has increased 8% on a compound annual basis, or 123% from $10.2 billion to $22.7 billion, between 1985 and 1995.

CONSUMER DIRECTORIES

    The Company publishes over 70 consumer directories and specialized reference products. These products are distributed nationally in retail outlets and are sold to public and institutional libraries. The Company publishes and distributes consumer guides in three categories: rental apartments, new homes and computer shopping. The Company's leading reference products include THE WORLD ALMANAC, FACTS ON FILE NEWS SERVICE and the GARETH STEVENS line of juvenile reference works.

    The Company is the leading publisher of rental apartment guides in the United States with 58 local versions of its apartment guide directory product, each of which is published no less than monthly and provides informational listings about featured apartment communities. These listings are paid for by apartment community managers, who need to fill vacant apartments, and who represent 100% of the apartment guide net sales. In November 1996, the Company acquired apartment guides in Boston and Hartford, providing a strong Northeastern presence. The Company is the dominant information provider in apartment guides. The Company's only major competitor, FOR RENT, is present in 32 of the Company's markets. In those markets, on average, the Company captured 51% of total 1996 advertising pages, with FOR RENT capturing 41% of such advertising pages.

    In 1996, the Company added new types of consumer directories to its portfolio with the acquisition of new homes and computer shopping guides. In 1996, the Company acquired new homes guides in

Philadelphia, New Jersey, Raleigh-Durham and Chapel Hill, North Carolina and Atlanta. In November 1996, the Company acquired MICROTIMES, distributed in Northern and Southern California. MICROTIMES provides consumers with information on computer products through paid listings, and also contains informative articles reviewing products for both the business and home computer shopper.

    The Company's DistribuTech Division is the nation's largest distributor of free publications, including its own consumer directories and over 600 other titles. In 1996, it managed distribution of free publications to over 15,500 grocery, convenience and drug stores in 60 U.S. cities, as well as universities, military bases and major employers. The majority of these locations are operated under exclusive distribution agreements. The Company's consumer directories typically are displayed in free standing, multi-pocket racks. DistribuTech generates substantial revenues by leasing additional distribution rack pockets to other publications that it also distributes. DistribuTech competes on the basis of price paid to the retail locations and service on the rack program.

    The Company has established web sites in all three consumer directory groups. The Company's WWW.APTGUIDES.COM is the most comprehensive web site in the multi-family dwelling industry, with over 12,000 communities included in its on-line database.

    THE WORLD ALMANAC is the leading almanac in the English language ranked by unit sales and data content with over 1.3 million copies of the 1997 edition sold as of December 31, 1996. In 1996, the Company introduced THE WORLD ALMANAC JOB FINDER'S GUIDE and published the second annual edition of THE WORLD ALMANAC FOR KIDS, which sold over 300,000 copies. THE WORLD ALMANAC licenses its content for use on four CD-ROM products and five on-line services. The Company's World Almanac Education Division sells reference books to the school and library market by catalog. FACTS ON FILE NEWS SERVICE, acquired in March 1996, publishes subscription products that are sold to schools and libraries. The flagship product, WORLD NEWS DIGEST, published weekly, is available in print, CD-ROM and on-line formats, and has a subscriber base of approximately 7,000. GARETH STEVENS, a publisher and distributor of juvenile reference works and a distributor of multi-media products, was acquired by the Company in February 1997. GARETH STEVENS has a title list of approximately 700 titles and its market focus is North America's primary and secondary school libraries and public libraries. FUNK & WAGNALLS' NEW ENCYCLOPEDIA licenses its editorial content, for electronic delivery, to Microsoft Corporation as the textual basis for Microsoft's ENCARTA CD-ROM product and to The Learning Company for inclusion in the INFOPEDIA CD-ROM as well as to three other on-line services and a classroom computer instruction service. FUNK & WAGNALLS also sells a print verson of its NEW ENCYCLOPEDIA. The Company experiences competition for its reference products from other print and electronic products from a variety of publishers.

BUSINESS DIRECTORIES

    The Company publishes over 70 specialized directories, as well as ancillary products derived from its databases. The Company's business directories target the financial services, public relations, transportation, musical performance, credit and collection, construction and global trade industries. The databases are compiled by an in-house editorial staff, marketed directly to subscribers and advertisers primarily by an in-house sales staff and distributed predominantly on a paid subscription basis. The Company's Bacon's Information, Inc. unit publishes MEDIASOURCE, a CD-ROM directory for public relations and media professionals, as well as print directories including BACON'S INTERNATIONAL MEDIA DIRECTORY and BACON'S BUSINESS MEDIA DIRECTORY. To complement its public relations directories, the Company operates a periodicals clipping service. NELSON'S is a premier brand name in the institutional investment industry, providing specialized investment research and management information through products such as INSTITUTIONAL MARKETPLACE FOR WINDOWS.

    The Company also publishes newsletters that provide in-depth information on selected markets. WARD'S AUTOMOTIVE REPORTS is recognized as the authoritative source for industry-wide statistics on automotive production and sales. In addition, the Company publishes, in print and electronic formats, used vehicle valuation information. Titles include MARKET REPORTS, MARINE BLUE BOOK and AIRCRAFT BLUE-
BOOK. Other databases include THE ELECTRONICS SOURCE BOOK, AC-U-KWIK, WATERWAY GUIDES and equipment servicing information and manuals.

    Most of the business directories published by the Company have no competition, and where competition does exist, in most cases the Company's publication is dominant. Competition, where present, is on the basis of price and quality of data. Management believes that the comprehensiveness and quality of its data and the specialized focus of its publications have prevented others from launching competing publications or competing effectively.

    During 1996, the information segment also included the DAILY RACING FORM. See "--General" and "-- Non-Core Businesses Being Sold."

SPECIALTY MEDIA

    The specialty media segment consists of specialty consumer magazines and technical and trade magazines. In 1996, 60% of its 63 specialty consumer magazines and 56% of its 63 technical and trade magazines, were number one as measured by advertising pages or circulation in their respective markets. Some of the Company's specialty consumer magazines include SOAP OPERA DIGEST, SEVENTEEN, NEW YORK, CHICAGO, TRUCKIN' and SEW NEWS, while leading technical and trade publications include TELEPHONY, FLEET OWNER and THE ELECTRONICS SOURCE BOOK. Advertising in specialty consumer magazines grew at a 9% compound annual growth rate or 136% between 1985 and 1995, outpacing advertising growth in general interest magazines, radio, broadcast television and newspapers.

SPECIALTY CONSUMER MAGAZINES

    The Company's specialty consumer magazines include SOAP OPERA DIGEST, SOAP OPERA WEEKLY, SEVENTEEN, AMERICAN BABY, over 20 automotive magazines and numerous bridal, sewing, crafts and other titles. The principal sources for specialty consumer magazines' net sales are advertising and circulation. In the year ended December 31, 1996, approximately 54% of the specialty consumer magazines' net sales were from advertising, 41% were from circulation and 5% were from other sources.

    SOAP OPERA DIGEST and SOAP OPERA WEEKLY are the leading publications covering soap operas aired on network television. SOAP OPERA DIGEST, which focuses on synopses of episodes, was in 1996 a bi-weekly publication with average circulation of 1.4 million. In the spring of 1997, SOAP OPERA DIGEST will become a weekly publication. SOAP OPERA WEEKLY, which reports primarily on soap opera news, had average 1996 circulation of 500,000. Both publications are distributed mainly at supermarket, convenience store and drugstore checkout counters. They compete for circulation on the basis of editorial content and quality against SOAP OPERA MAGAZINE and SOAP OPERA UPDATE, both of which have substantially lower circulation. SOAP OPERA DIGEST On-Line, launched in February 1996, has become one of the most utilized magazine sites on America Online.

    SEVENTEEN is the leading young women's magazine based on both circulation and advertising pages, with fashion, boys, beauty, talent and lifestyle editorial targeted to girls aged 12 to 19. In 1996, SEVENTEEN had average monthly circulation of 2.4 million, an increase of over 250,000 readers over the prior year. Its principal competitor is YM. SEVENTEEN competes for circulation based on the nature and quality of its editorial.

    AMERICAN BABY, a baby care publication distributed monthly to approximately
1.4 million expectant and new parents in 1996, contains articles on all aspects of pregnancy and baby care. AMERICAN BABY ranks first in baby product related advertising pages. While the magazine competes with PARENTS, PARENTING and CHILD for the larger childcare market, AMERICAN BABY'S principal competitor is BABY TALK. AMERICAN BABY also offers several ancillary products including sampling and couponing programs and a cable television show.

    The Company's other specialty consumer magazines include AUTOMOBILE, which caters to the high-end automotive market, MODERN BRIDE, a guide to bridal fashions, home furnishings and honeymoons, the city magazines NEW YORK and CHICAGO, TRUCKIN', the leading truck customization publication, SEW NEWS, the premier sewing title and DOG WORLD, the leading publication for dog breeders. The Company's automotive titles are primarily newsstand driven, the sewing and crafts titles are primarily sold by subscription, and the other titles have significant sales both by subscription and on the newsstand. Subscriptions are obtained using printed advertisements, direct mail, clearinghouses and subscription cards in each magazine.

    Readers value specialty consumer magazines for their editorial content and also rely on them as a catalog of products in the relevant topic area. This catalog aspect makes the specialty consumer magazines an important media buy for advertisers. Advertising sales for the Company's specialty consumer magazines are generated by a combination of in-house staff and outside advertising firms. The magazines compete for advertising on the basis of circulation and the niche markets they serve. Each of the Company's specialty consumer magazines faces competition in its subject area from a variety of publishers, and competes for readers on the basis of high quality, targeted editorial, which is provided by in-house writers and freelance authors.

TECHNICAL AND TRADE MAGAZINES

    The Company publishes 63 technical and trade magazines that provide vital information to professionals in fields such as telecommunications (TELEPHONY and CELLULAR BUSINESS), agriculture (SOYBEAN DIGEST), transportation (FLEET OWNER) and real estate (NATIONAL REAL ESTATE INVESTOR). In 1996, 34 of these publications ranked number one, and approximately 85% of these publications ranked number one or two, in the fields they serve based on advertising pages. These magazines are distributed primarily on a "controlled circulation" basis to members of a targeted industry group and provide career and business-enhancing technical and tutorial editorial content. Capitalizing on the centralized circulation, fulfillment, production and other back office services, new titles can be spun-off from existing titles or acquired and integrated.

    During 1996, approximately 83% of the net sales of the technical and trade titles were generated from advertising. Because each of the technical and trade magazines is distributed almost exclusively to purchasing decision makers in a targeted industry group, product and service providers are able to focus their advertising. The advertising rates charged are based on the size of the circulation within the target group as well as competitive factors. These magazines compete for advertising on the basis of advertising rates, circulation, reach, editorial content and readership commitment. Advertising sales are made by in-house sales forces, supplemented by independent representatives in selected regions and overseas. Classified advertising is sold through telemarketing. Magazine editorial is provided by in-house writers and freelance authors, well-known in their specific industry niches.

    In addition to its technical and trade magazines, the Company sponsors seminars and trade shows, including LIGHTING DIMENSIONS INTERNATIONAL, INTERNATIONAL WIRELESS COMMUNICATIONS EXPOSITION and THE SATELLITE EXPOSITIONS CONFERENCE, serving the advertisers and readers of the corresponding publications.

    During 1996, the specialty media segment also included NEW WOMAN magazine. See "--General" and "--Non-Core Businesses Being Sold."

NEW PRODUCTS AND NEW MEDIA

    In 1996, the Company launched over 70 new products in print, electronic and multi-media formats. The Company had over 40 web sites at year-end 1996, all of which can be accessed directly as well as via WWW.KIII.COM. New web sites in 1996 included the apartment guides web site (WWW.APTGUIDES.COM), WEEKLY READER web site (WWW.WEEKLYREADER.COM), FACTS ON FILE NEWS SERVICE web site (WWW.FACTS.COM) and NELSON'S web site (WWW.NELNET.COM). The Company released a dozen CD-ROM products in 1996, including the BACON'S MEDIASOURCE CD-ROM for public relations and media professionals, the JUST

CROSS STITCH PATTERN CD-ROM and the SAIL MAGAZINE BUYERS GUIDE CD-ROM. The Company's television programs include CHANNEL ONE'S ONEZONE, which appears on public television stations nationwide, the SOAP OPERA DIGEST AWARDS, which appear on network television, and AMERICAN BABY'S THE HEALTHY KIDS SHOW, which appears on the Family Channel.

NON-CORE BUSINESSES BEING SOLD

    As part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company intends to divest certain businesses that do not fit within its growth vehicles. Those businesses are: the DAILY RACING FORM group, which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE BOOK CLUBS, the largest book club organization for professionals in the United States; and NEW WOMAN magazine, a guide for personal relationships and careers.

PRODUCTION AND FULFILLMENT

    Virtually all of the Company's print products are printed and bound by independent printers. The Company believes that outside printing services at competitive prices are readily available. Electronic and video products generally are created and mastered in-house; with the exception of WESTCOTT COMMUNICATIONS and FILMS which produce video products in-house, all other production and duplication of electronic and video products is performed by third party vendors.

    The principal raw material used in the Company's products is paper. The Company has paper supply contracts and, in almost all cases, supplies paper used by its outside printers. The Company believes that even if at some point in the future paper is in limited supply, the existing arrangements providing for the supply of paper will be adequate. The Company was able to meet its paper requirements during 1996. In 1996, approximately 37% and 22% of the Company's paper purchases were supplied by Lindenmeyr Central and Bulkley Dunton, respectively. The Company's relationship with these suppliers is good and is expected to continue to be good for the foreseeable future.

    Many of the Company's products are packaged and delivered to the U.S. Postal Service directly by the printer. Other products are sent from warehouses and other facilities operated by the Company.

COMPANY ORGANIZATION

    K-III was incorporated on November 22, 1991 in the State of Delaware. The principal executive office of the Company is located at 745 Fifth Avenue, New York, New York 10151, telephone number (212) 745-0100.

                                   MANAGEMENT

    The following table sets forth certain information regarding the senior management and directors of K-III:

NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------

William F. Reilly....................................          58   Chairman of the Board and Chief Executive Officer and
                                                                    Director

Charles G. McCurdy...................................          41   President and Director

Beverly C. Chell.....................................          54   Vice Chairman, General Counsel, Secretary and
                                                                    Director

Meyer Feldberg.......................................          55   Director

Perry Golkin.........................................          43   Director

Henry R. Kravis......................................          53   Director

George R. Roberts....................................          53   Director

Michael T. Tokarz....................................          47   Director

Harry A. McQuillen...................................          50   Executive Vice President

Jack L. Farnsworth...................................          51   Vice President

George Philips.......................................          66   Vice President

Curtis A. Thompson...................................          45   Vice President and Controller

Michaelanne C. Discepolo.............................          44   Vice President

Douglas B. Smith.....................................          36   Treasurer

    Mr. Reilly is Chairman of the Board, Chief Executive Officer and a Director of K-III and has served in such capacities since November 1991. Mr. Reilly is also a director of FMC Corporation.

    Mr. McCurdy is President and a Director of K-III and has served in such capacities since November 1991 and was also Treasurer from 1991 to August 1993.

    Ms. Chell is Vice Chairman, General Counsel, Secretary and a Director of K-III. Ms. Chell has served as Vice Chairman, General Counsel and Secretary since November 1991 and as a Director since March 1992.

    Professor Feldberg is Professor and Dean of the Columbia University Graduate School of Business and has been since 1989. He joined the Board in January 1997. He is also a director of Federated Department Stores, Inc. and Revlon, Inc.

    Mr. Golkin became a Director of K-III in November 1991. He is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1995 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1995, Mr. Golkin was an executive at KKR.

    Mr. Kravis became a Director of K-III in November 1991. He is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also director of AutoZone, Inc., Borden Inc., Bruno's Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., Merit

Behavioral Care Corporation, Newquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway, Inc., Sotheby's Holdings, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

    Mr. Roberts became a Director of K-III in March 1992. He is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996 he became a managing member of the Executive Committee of the limited liability company which serves as the general partner of KKR. He is also director of AutoZone, Inc., Borden Inc., Bruno's, Inc., Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation, KinderCare Learning Centers, Inc., Merit Behavioral Care Corporation, Newquest Capital plc, Owens-Illinois Group, Inc., Owens-Illinois, Inc., Safeway Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

    Mr. Tokarz became a Director of K-III in November 1991. He is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Prior to 1993, Mr. Tokarz was an executive at KKR. He is also a director of Evenflo & Spalding Holdings Corporation, Flagstar Companies Inc., Flagstar Corporation, IDEX Corporation and Safeway, Inc.

    Mr. McQuillen has been Executive Vice President of K-III since December 1995, President of K-III Specialty Media Group since December of 1992 and President of K-III Magazines since November 1991. Prior thereto he was Vice President of K-III from May 1992 through December 1995.

    Mr. Farnsworth has been Vice President of K-III since May 1992, President of K-III Information Group since May 1992 and President of Westcott Communications, Inc. since June 1996.

    Mr. Philips has been a Vice President of K-III since May 1992 and President of the Reference Group since March 1992. Prior to that time he was President of P.F. Collier, Inc. and a Vice President at Macmillan.

    Mr. Thompson is Vice President and Controller of K-III and has served in such capacities since November 1991.

    Ms. Discepolo is a Vice President of K-III and has served in such capacity since January 1993. She joined the Company in March 1991 as Director of Human Resources.

    Mr. Smith is Treasurer of K-III and has served in such capacity since August 1993. Prior thereto he was at The Bank of New York starting in 1982 holding various positions. He held the position of Senior Vice President prior to joining K-III.

    Messrs. Kravis and Roberts are first cousins.

    The By-Laws of K-III provide for a Board of Directors of at least one but not more than 15 directors. In accordance with the By-Laws, the Board of Directors has fixed the number of directors at eight. Officers serve at the discretion of the Board of Directors.

    Messrs. Reilly, Kravis, Tokarz and Golkin comprise the Executive Committee of the Board of Directors and Messrs. Kravis, Tokarz and Golkin comprise the Compensation Committee of the Board of Directors. The Audit Committee, which reviews the scope and results of audit and non-audit services performed by the Company's independent accountants, consists solely of Professor Feldberg.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

    The Certificate of Incorporation of K-III authorizes 250 million shares of Common Stock, and 50 million shares of preferred stock, par value $0.01 per share. The Board of Directors of K-III, in its sole discretion, may issue Common Stock from the authorized and unissued shares of Common Stock and may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or the Certificate of Incorporation, the Board of Directors is empowered to determine the designation of and the number of shares constituting a series of preferred stock; the dividend rate for the series; the terms and conditions of any voting, conversion and exchange rights for the series; the amounts payable on the series upon redemption or K-III's liquidation, dissolution or winding-up; the provisions of any sinking fund for the redemption or purchase of shares of any series; and the preferences and relative rights among the series of preferred stock. Pursuant to the Certificate of Designations for the Senior Preferred Stock, four million shares of Senior Preferred Stock, liquidation preference $25 per share, have been authorized for issuance. Of these authorized shares, all have been issued and are outstanding. Pursuant to the Certificate of Designations for the Series B Preferred Stock, two million shares of Series B Preferred Stock, liquidation preference $100 per share, have been authorized for issuance. As of March 17, 1997, 1,576,036 of such shares were issued and outstanding, which include paid in kind dividends as of such date. Pursuant to the Certificate of Designations for the Series D Preferred Stock, two million shares of Series D Preferred Stock, liquidation preference $100 per share, have been authorized for issuance. Of these authorized shares, all have been issued and are outstanding.

THE COMMON STOCK

    As of March 17, 1997, 129,150,691 shares of Common Stock were issued and outstanding, and 13,042,685 shares were issuable upon exercise of outstanding options, 8,655,781 of which were exercisable as of March 17, 1997 (which options, if exercised in full, would generate aggregate proceeds to the Company of $46,723,745).

    Each share of Common Stock is entitled to one vote at all meetings of stockholders of K-III for the election of directors and all other matters submitted to stockholder vote. The Common Stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of Common Stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors of K-III out of funds legally available therefor. The Common Stock has no preemptive or similar rights. Holders of Common Stock are not liable to further call or assessment. Upon the liquidation, dissolution or winding up of the affairs of K-III, any assets remaining after provision for payment of creditors and holders of preferred stock would be distributed PRO RATA among holders of Common Stock. K-III does not anticipate declaring and paying cash dividends on the Common Stock at any time in the foreseeable future. The decision whether to apply legally available funds to the payment of dividends on the Common Stock will be made by the Board of Directors from time to time in the exercise of its prudent business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds, and K-Ill's obligations with respect to any then outstanding class or series of its preferred stock. In addition, K-III is restricted by the terms of the Credit Facilities and public debt instruments from paying cash dividends on its capital stock, and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on K-III's capital stock. See "Price Range of Common Stock and Dividend Policy."

    The Certificate of Incorporation of the Company provides that, except as provided by the DGCL, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. That provision does not exonerate the directors from liability under federal securities laws, and has no effect on any non-monetary remedies that may be available to the Company or its stockholders. The By-Laws of the Company provide for indemnification of the officers and directors of the Company to the full extent permitted by applicable law.

    The Company's By-Laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of the Company. At annual meetings, stockholders will be entitled to submit nominations for directors or other proposals only upon written notice to the Company not less than 60 days, nor more than 90 days, prior to the annual meeting.

SECTION 203 OF THE DELAWARE LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became in interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

THE SENIOR PREFERRED STOCK

    The holders of Senior Preferred Stock have no preemptive rights or cumulative voting rights and are not subject to future assessments by K-III. All outstanding shares of Senior Preferred Stock are fully paid and nonassessable. The Senior Preferred Stock has an aggregate liquidation preference of $100,000,000. The Senior Preferred Stock will be redeemed with the proceeds of the Offerings. See "Use of Proceeds."

    RANK. The Senior Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks senior to the Series B Preferred Stock, the Series D Preferred Stock and to the Common Stock.

    DIVIDENDS. The holders of the shares of Senior Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate equal to 11 1/2%. Such dividends are payable quarterly in arrears on each February 1, May 1, August 1 and November 1. Dividends on shares of the Senior Preferred Stock accrue and are cumulative from the date of issuance of such shares. As of the date of this Prospectus, all such dividends have been paid.

    OPTIONAL REDEMPTION. K-III may, at its option, redeem at any time on or after May 1, 1997, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Senior Preferred Stock at redemption prices declining ratably from 105.8% of liquidation value for the twelve months commencing May 1, 1997 to 100.0% on and after May 1, 2002, plus in each case an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last dividend payment date to the redemption date).

    MANDATORY REDEMPTION. The Senior Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor). On each of May 1, 2003 and May 1, 2004, K-III is required to redeem 50% of the shares of Senior

Preferred Stock originally issued at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption. K-III will be permitted to credit toward its mandatory redemption obligation in each year shares of Senior Preferred Stock theretofore acquired by K-III through optional redemption or otherwise than through mandatory redemption that have not previously been so applied.

    VOTING RIGHTS. Holders of the Senior Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations for the Senior Preferred Stock. Such Certificate of Designations provides that in the event that dividends on the Senior Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of K-III will be increased by two directors and the holders of the majority of the Senior Preferred Stock, voting separately as a class, will be entitled to elect two directors of the expanded board of directors. Such voting rights will continue until such time as all dividends in arrears on the Senior Preferred Stock are paid in full.

    In addition, the Certificate of Designations for the Senior Preferred Stock provides that K-III will not authorize a new class of parity securities without the affirmative vote or consent of holders of a majority of the shares of Senior Preferred Stock and each other series of preferred stock of K-III then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class, and that K-III will not authorize a new class of senior securities without the affirmative vote or consent of holders of at least a majority of the shares of Senior Preferred Stock and each other series of preferred stock of K-III then outstanding which are entitled to vote thereon, voting or consenting, as the case may be, as one class.

    In addition, K-III may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Senior Preferred Stock, voting separately as a class, unless (i) K-III shall be the continuing person, or the person (if other than K-III) formed by such consolidation or into which K-III is merged or to which the properties and assets of K-III are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Senior Preferred Stock had immediately prior to such transaction and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of K-III (as defined in its Certificate of Incorporation) immediately prior to such transaction.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other matters, the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    EXCHANGE. K-III may, at its option, out of any source of funds legally available therefor, on any scheduled dividend payment date, exchange the Senior Preferred Stock, in whole but not in part, for Subordinated Debentures. Holders of Senior Preferred Stock so exchanged will be entitled to receive the principal amount of Subordinated Debentures equal to $25.00 for each $25.00 of liquidation preference of Senior Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a pro rated dividend from the last dividend payment date to the exchange date).

THE SERIES B PREFERRED STOCK

    The holders of Series B Preferred Stock have no preemptive rights or cumulative voting rights and are not subject to future assessments by K-III. All outstanding shares of Series B Preferred Stock are fully paid and nonassessable. As of March 17, 1997, 1,576,036 shares of the Series B Preferred Stock ($157.6 million aggregate liquidation preference), which include dividends paid in kind from time to time thereon to such date, were issued and outstanding.

    RANK. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks junior to the Senior Preferred Stock, PARI PASSU with the Series D Preferred Stock and senior to the Common Stock.

    DIVIDENDS. The holders of the shares of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate equal to 11 5/8%. Such dividends are payable quarterly in arrears on each February 1, May 1, August 1 and November 1. Before May 1, 1998 dividends may, at the option of K-III, be paid in cash or by issuing fully paid and nonassessable shares of Series B Preferred Stock with aggregate liquidation preference equal to the amount of such dividend. On and after May 1, 1998, dividends may only be paid in cash. Dividends on shares of the Series B Preferred Stock accrue and are cumulative from the date of issuance of such shares. As of the date of this Prospectus, all such dividends have been paid in additional shares of Series B Preferred Stock.

    OPTIONAL REDEMPTION. K-III may, at its option, redeem at any time on or after February 1, 1998, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series B Preferred Stock at redemption prices declining ratably from 105.8% of liquidation value for the twelve months commencing February 1, 1998 to 100.0% on and after February 1, 2003, plus in each case an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last dividend payment date to the redemption date).

    MANDATORY REDEMPTION. The Series B Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on May 1, 2005 at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption.

    VOTING RIGHTS. Holders of the Series B Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations for the Series B Preferred Stock. Such Certificate of Designations provides that in the event that dividends on the Series B Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of K-III will be increased by two directors and the holders of the majority of the Series B Preferred Stock, voting separately as a class, will be entitled to elect two directors of the expanded board of directors. Such voting rights will continue until such time as all dividends in arrears on the Series B Preferred Stock are paid in full.

    Unless the requisite holders of any senior security or any indebtedness of K-III have consented to or granted a waiver with respect thereto, K-III may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, voting separately as a class, unless (i) K-III shall be the continuing person, or the person (if other than K-III) formed by such consolidation or into which K-III is merged or to which the properties and assets of K-III are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Preferred Stock had immediately prior to such transaction and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of K-III (as defined in its Certificate of Incorporation) immediately prior to such transaction.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other matters, the amendment would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    EXCHANGE. K-III may, at its option, out of any source of funds legally available therefor, on any scheduled dividend payment date, issue Class B Subordinated Debentures in exchange for the Series B Preferred Stock, in whole but not in part. Holders of Series B Preferred Stock so exchanged will be entitled to receive the principal amount of Class B Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series B Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a pro rated dividend from the last dividend payment date to the exchange date). No Class B Subordinated Debentures may be issued so long as any Senior Preferred Stock remains outstanding. The indenture for the 10 5/8% Senior Notes restricts the ability of K-III to issue Class B Subordinated Debentures.

THE SERIES D PREFERRED STOCK

    The holders of Series D Preferred Stock have no preemptive rights or cumulative voting rights and are not subject to future assessments by K-III. All outstanding shares of Series D Preferred Stock are fully paid and nonassessable. The Series D Preferred Stock has an aggregate liquidation preference of $200,000,000.

    RANK. The Series D Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks junior to the Senior Preferred Stock, PARI PASSU with the Series B Preferred Stock and senior to the Common Stock.

    DIVIDENDS. The holders of the shares of Series D Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends at an annual rate equal to 10%
 . Such dividends are payable quarterly in arrears on each February 1, May 1, August 1 and November 1. Dividends on shares of the Series D Preferred Stock accrue and are cumulative from the date of issuance of such shares. As of the date of this Prospectus, all such dividends have been paid.

    OPTIONAL REDEMPTION. K-III may, at its option, redeem at any time on or after February 1, 2001, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series D Preferred Stock at redemption prices declining ratably from 105.0% of liquidation value for the twelve months commencing February 1, 2001 to 100.0% on and after February 1, 2006, plus in each case an amount in cash equal to all accumulated and unpaid dividends per share (including an amount equal to a prorated dividend from the last dividend payment date to the redemption date).

    In addition, up to $100,000,000 of the Series D Preferred Stock may be redeemed at any time on or before February 1, 1999 at a price of 110.0%, plus accrued and unpaid dividends out of the net proceeds of one or more public equity offerings of Common Stock, provided such redemption occurs within 180 days of such equity public offering.

    MANDATORY REDEMPTION. The Series D Preferred Stock is subject to mandatory redemption (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) on February 1, 2008 at a price equal to the liquidation preference thereof plus all accumulated dividends to the date of redemption.

    VOTING RIGHTS. Holders of the Series D Preferred Stock have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations for the Series D Preferred Stock. Such Certificate of Designations provides that in the event that dividends on the Series D Preferred Stock are in arrears and unpaid for six consecutive quarterly periods, the Board of Directors of K-III will be increased by two directors and the holders of the majority of the Series D Preferred Stock, voting together as a class, will be entitled to elect two directors of the expanded board of directors. Such voting rights will continue until such time as all dividends in arrears on the Series D Preferred Stock are paid in full.

    Unless the requisite holders of any senior security or any indebtedness of K-III have consented to or granted a waiver with respect thereto, K-III may not merge or consolidate with or into or transfer all or substantially all of its assets (as an entirety in one transaction or a series of related transactions), to any person without the consent of the holders of a majority of the issued and outstanding shares of Series D Preferred Stock (together with any outstanding shares of future parity securities entitled to vote thereon), voting together as one class, unless (i) K-III shall be the continuing person, or the person (if other than K-III) formed by such consolidation or into which K-III is merged or to which the properties and assets of K-III are transferred shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Series D Preferred Stock shall be converted into or exchanged for and shall become shares of such successor or resulting company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series D Preferred Stock had immediately prior to such transaction and (ii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the surviving entity is at least equal to the lesser of (a) the Consolidated Net Worth of K-III (as defined in its Certificate of Incorporation) immediately prior to such transaction and (b) the Consolidated Net Worth of the Company on January 24, 1996.

    Under Delaware law, holders of preferred stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if, among other matters, the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

    EXCHANGE. K-III may, at its option, out of any source of funds legally available therefor, on any scheduled dividend payment date, issue Class D Subordinated Debentures in exchange for the Series D Preferred Stock, in whole but not in part provided that the Senior Preferred Stock is no longer outstanding on the exchange date. Holders of Series D Preferred Stock so exchanged will be entitled to receive the principal amount of Class D Subordinated Debentures equal to $100 for each $100 of liquidation preference of Series D Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued but unpaid dividends thereon to the date of exchange (including an amount equal to a pro rated dividend from the last dividend payment date to the exchange date). No Class D Subordinated Debentures may be issued so long as any Senior Preferred Stock remains outstanding. The indenture for the 10 5/8% Senior Notes restricts the ability of K-III to issue Class D Subordinated Debentures.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 1997 and as adjusted to give effect to the Offerings by (i) each beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors,
(iii) certain of the Company's executive officers named in the table under "Management" and (iv) all directors and executive officers of the Company as a group.

                                                          NUMBER OF                      NUMBER OF
                                                            SHARES                         SHARES
                                                         BENEFICIALLY                   BENEFICIALLY
                                                         OWNED BEFORE                   OWNED AFTER
NAME                                                     OFFERINGS(1)    PERCENTAGE     OFFERINGS(1)    PERCENTAGE
------------------------------------------------------  --------------  -------------  --------------  -------------
KKR Associates(3)
  9 West 57th Street
  New York, New York 10019............................     106,886,265         82.8%      106,886,265         75.5%
William F. Reilly(2)(4)...............................       4,536,653          3.4         4,536,653          3.2
Charles G. McCurdy(2)(5)..............................       2,328,612          1.8         2,328,612          1.6
Beverly C. Chell(2)...................................       2,014,357          1.5         2,014,357          1.4
Harry A. McQuillen(2).................................         345,300            *           345,300            *
Jack L. Farnsworth(2).................................         303,300            *           303,300            *
Henry R. Kravis(3)....................................        --             --              --             --
Meyer Feldberg........................................           6,250            *             6,250            *
Perry Golkin(3).......................................           3,000            *             3,000            *
George R. Roberts(3)..................................        --             --              --             --
Michael T. Tokarz(3)..................................           5,000            *             5,000            *
All Directors and executive officers as a group (14
  persons)............................................       9,909,392          7.3         9,909,392          7.0

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2) Of the shares shown as owned, 2,987,960, 1,911,798, 1,600,484, 272,800 and
    229,800 for Messrs. Reilly and McCurdy, Ms. Chell, and Messrs. McQuillen and Farnsworth, respectively, consist of options which were either exercisable on March 17, 1997 or become exercisable within 60 days thereafter.

(3) Shares of Common Stock shown as owned by KKR Associates are owned of record by MA Associates, L.P., FP Associates, L.P., Magazine Associates, L.P., Publishing Associates, L.P., Channel One Associates, L.P. and KKR Partners II, L.P., of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Roberts, Tokarz and Golkin (directors of K-III) and Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Edward A. Gilhuly, Clifton S. Robbins and Scott M. Stuart, as the general partners of KKR Associates, may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Associates. Such persons disclaim beneficial ownership of such shares.

(4) Disclaims beneficial ownership of 200,000 of such shares.

(5) Disclaims beneficial ownership of 160,000 of such shares.

*   Less than one percent.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder. For this purpose, a "Non-U.S. Holder" is any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

    Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) would be required to satisfy applicable certification and other requirements. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above.

    A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the "IRS").

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes. The Company has determined that it is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

    An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

    Common Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

    Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under proposed United States Treasury regulations not currently in effect, however, a Non-US Holder will be subject to back-up withholding unless applicable certification requirements are met.

    Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "U.S. Underwriting Agreement") among the Company and each of the underwriters named below (the "U.S. Underwriters"), for whom Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "U.S. Representatives"), the Company has agreed to sell each of the U.S. Underwriters, and each such U.S. Underwriter has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                                   NUMBER OF
U.S. UNDERWRITERS                                                                   SHARES
-------------------------------------------------------------------------------  -------------

Salomon Brothers Inc ..........................................................
Morgan Stanley & Co. Incorporated..............................................
Credit Suisse First Boston Corporation.........................................
Donaldson, Lufkin & Jenrette Securities Corporation............................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.........................................................

                                                                                 -------------
      Total....................................................................     10,000,000
                                                                                 -------------
                                                                                 -------------

    In addition, the Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters named therein (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters"), for whom Salomon Brothers International Limited, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International Limited and Merrill Lynch International are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 2,500,000 shares of Common Stock outside the U.S. and Canada. The closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the International Underwriting Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the International Underwriting Agreement is a condition to the closing with respect to sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement. The public offering price and underwriting discounts and concessions per share for the U.S. Offering and the International Offering will be identical.

    The U.S. Underwriting Agreement provides that the several U.S. Underwriters will be obligated to purchase all the shares of Common Stock being offered (other than the shares covered by the over-allotment option described below) if any are purchased. In the event of default by any U.S. Underwriters, the U.S. Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated.

    The U.S. Underwriters have advised the Company that they propose initially to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $         per share. The U.S.
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $         per share on sales to certain other dealers. After the initial offering, the price to public and concessions to dealers may be changed.

    Each U.S. Underwriter has severally agreed that, as part of the distribution of the U.S. Offering, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the International Offering, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus related to the International Offering to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters described below. "United States or Canadian Person" means any person who is a natural citizen or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

    Each U.S. Underwriter that will offer or sell shares of Common Stock in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made. Each International Underwriter has severally agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985; (ii) it has complied with and will comply with all applicable provisions of The Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock, in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue and pass on to any person in the United Kingdom any document received by it in connection with the issue of the Common Stock if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1992 or a person to whom the document may otherwise lawfully be issued or passed on.

    The U.S. Underwriters and the International Underwriters have entered into an agreement that provides for the coordination of their activities (the "Agreement Between U.S. Underwriters and International Underwriters"). Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The per share price of any shares of Common Stock so sold shall be the initial public offering price set forth on the cover page of this Prospectus, less an amount not greater than the concession to securities dealers set forth above. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

    The Company has granted to the U.S. Underwriters and International Underwriters options to purchase up to an additional aggregate of 1,500,000 and 375,000 shares of Common Stock, respectively, at the initial public offering price less the aggregate underwriting discounts and concessions, solely to cover over-allotments. Such options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters and International Underwriters exercise such options, each of the U.S. Underwriters or International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment, as applicable.

    For a period of 90 days after the date of this Prospectus, the Company, each of the Common Stock Partnerships and each executive officer of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, file or cause to be filed a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock of the Company or publicly announce the intention to effect any such transaction, in each case, without the prior written consent of Salomon Brothers Inc, except (a) the Company may register the Common Stock and may sell the shares of Common Stock offered in the Offerings and (b) the Company may issue securities pursuant to the Company's stock option or other benefit or incentive plans maintained for its officers, directors or employees.

    No action has been taken or will be taken in any jurisdiction by the Company, the U.S. Underwriters or the International Underwriters that would permit a public offering of the shares offered hereby in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this Prospectus are required by the Company, the U.S. Underwriters and the International Underwriters to inform themselves about and to observe any restrictions as to the offering of the shares offered hereby and the distribution of this Prospectus.

    In connection with these Offerings the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offerings than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offerings to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,875,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Salomon Brothers Inc and Salomon Brothers International Limited, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offerings) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offerings but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The shares of Common Stock may not be offered or sold directly or indirectly in Hong Kong by means of this document or any other offering material or document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent. Unless permitted to do so by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this document or any amendment or supplement thereto or any other information, advertisement or document relating to the shares of Common Stock other than with respect to shares of Common Stock intended to be disposed of to persons outside Hong Kong or to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.

    The shares of Common Stock have not been registered under the Securities and Exchange law of Japan and are not being offered and may not be offered or sold directly or indirectly in Japan or to residents of Japan, except pursuant to applicable Japanese laws and regulations.

    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    K-III engaged Donaldson, Lufkin & Jenrette Securities Corporation in March 1996 to serve as financial advisor in connection with the acquisition by K-III of WESTCOTT COMMUNICATIONS, and Donaldson, Lufkin & Jenrette Securities Corporation received customary compensation in connection with such services. In addition, in connection with the sale of the Non-Core Businesses, K-III has engaged Salomon Brothers Inc as financial advisor for the disposition of KRAMES COMMUNICATIONS and Morgan Stanley & Co. Incorporated as financial advisor for the disposition of the DAILY RACING FORM group. Each of Salomon Brothers Inc and Morgan Stanley & Co. Incorporated will receive customary compensation for their services in connection with these dispositions.

    Certain affiliates of the Underwriters hold Senior Preferred Stock or are lenders under the Credit Facilities and, as a result, may receive cash upon the redemption of the Senior Preferred Stock with the net proceeds from the Offerings. See "Use of Proceeds." In addition, certain of the Underwriters or their affiliates participate on a regular basis in various general financing and banking transactions for the Company and certain affiliates.

    The Company has agreed to indemnify the U.S. Underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby is being passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain legal matters in connection with the sale of shares of Common Stock offered hereby are being passed upon for the underwriters by Latham & Watkins, New York, New York. Certain partners of Latham & Watkins, members of their respective families, related persons and others have an indirect interest, through the Common Stock Partnerships, in less than 1% of the Common Stock. Such persons do not have the power to vote or dispose of such shares of Common Stock. Latham & Watkins renders legal services to the Company and KKR on a regular basis.

                                    EXPERTS

    The consolidated financial statements of K-III Communications Corporation and subsidiaries for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Westcott Communications, Inc. appearing in K-III Communications Corporation's Current Report (Form 8-K) dated June 14, 1996 for the years ended December 31, 1995 and 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the offering made hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The unaudited pro forma statement of consolidated operations for the year ended December 31, 1996 gives effect to the following transactions and events as if they had occurred on January 1, 1996: (i) the acquisitions of certain net assets or capital stock as described in Note 4 of the notes to the Company's consolidated financial statements for the years ended December 31, 1994, 1995 and 1996 (collectively referred to as the "Acquired Businesses") and (ii) the Redemption and the Repurchase of the 10 5/8% Senior Notes through borrowings under the Credit Facilities. The adjustments to reflect the acquisition of the Acquired Businesses and the Redemption and the Repurchase are hereinafter referred to as the "Pro Forma Adjustments." The Pro Forma Adjustments do not give effect to the planned divestitures of the Non-Core Businesses. The summary unaudited pro forma consolidated balance sheet data at December 31, 1996 gives effect to the Redemption and the Repurchase as if they occurred on December 31, 1996.

    The Company believes the accounting used for the Pro Forma Adjustments provides a reasonable basis on which to present the pro forma consolidated financial data. The pro forma consolidated balance sheet and statement of consolidated operations are unaudited and were derived by adjusting the historical consolidated financial statements of the Company. THE PRO FORMA CONSOLIDATED STATEMENTS ARE PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED TO BE INDICATIVE OF THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS HAD THE TRANSACTIONS BEEN CONSUMMATED ON THE DATES ASSUMED AND DO NOT PROJECT THE COMPANY'S CONSOLIDATED FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

    The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA STATEMENT OF CONSOLIDATED OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      PRO FORMA ADJUSTMENTS
                                                 ----------------------------------------------------------------
                                                                   ACQUIRED       REDEMPTION/       PRO FORMA
                                                  HISTORICAL    BUSINESSES(1)    REPURCHASE(2)     CONSOLIDATED
                                                 -------------  --------------  ---------------  ----------------
Sales, net:
  Education....................................  $     376,217   $     39,481                    $        415,698
  Information..................................        313,891         14,744                             328,635
  Specialty Media..............................        684,341         12,873                             697,214
                                                 -------------  --------------                   ----------------
Total sales, net...............................      1,374,449         67,098                           1,441,547
Operating costs and expenses:
  Cost of goods sold...........................        337,065          9,158                             346,223
  Marketing and selling........................        249,301         15,556                             264,857
  Distribution, circulation and fulfillment....        230,533          9,178                             239,711
  Editorial....................................        104,484         11,481                             115,965
  Other general expenses.......................        154,966         15,161                             170,127
  Corporate administrative expenses............         21,497                                             21,497
  Depreciation and amortization of
    prepublication costs, property and
    equipment..................................         38,233          1,710                              39,943
  Amortization of intangible assets, excess of
    purchase price over net assets acquired and
    other......................................        152,469         14,677                             167,146
                                                 -------------  --------------                   ----------------
Operating income (loss)........................         85,901         (9,823)                             76,078
Other income (expense):
  Interest expense.............................       (125,506)       (15,858)    $     8,690            (132,674)
    Amortization of deferred financing and
      organizational costs.....................         (3,662)                         1,422              (2,240)
    Write-off of unamortized deferred financing
      costs....................................         (8,648)                         8,648                  --
  Other, net...................................          6,659                                              6,659
                                                 -------------  --------------  ---------------  ----------------
Income (loss) before income taxes &
  extraordinary charges........................        (45,256)       (25,681)         18,760             (52,177)
Income tax benefit.............................         53,300                                             53,300
                                                 -------------  --------------  ---------------  ----------------
Income (loss) before extraordinary charges.....          8,044        (25,681)         18,760               1,123
Extraordinary charges..........................                                       (18,143)            (18,143)
                                                                                       (8,648)             (8,648)
                                                 -------------  --------------  ---------------  ----------------
Net income (loss)..............................  $       8,044   $    (25,681)    $    (8,031)   $        (25,668)
                                                 -------------  --------------
                                                 -------------  --------------  ---------------  ----------------
                                                                                ---------------  ----------------
Income (loss) before extraordinary charges.....  $       8,044   $    (25,681)    $    18,760    $          1,123
Less preferred stock dividends:
  Non-cash.....................................         16,582                                             16,582
  Cash.........................................         26,944                                             26,944
                                                 -------------  --------------  ---------------  ----------------
Loss before extraordinary charges applicable to
  common shareholders(3).......................  $     (35,482)  $    (25,681)    $    18,760    $        (42,403)
                                                 -------------  --------------
                                                 -------------  --------------  ---------------  ----------------
                                                                                ---------------  ----------------
Pro forma loss before extraordinary charges per
  common and common equivalent share(3)(4).....                                                  $           (.33)
                                                                                                 ----------------
                                                                                                 ----------------
Pro forma weighted average common and common
  equivalent shares outstanding(4).............                                                       130,007,632
                                                                                                 ----------------
                                                                                                 ----------------

         See Notes to Unaudited Pro Forma Consolidated Financial Data.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                                    ---------------------------------------------
                                                                                     REDEMPTION/      PRO FORMA
                                                                     HISTORICAL     REPURCHASE(2)   CONSOLIDATED
                                                                    -------------  ---------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents.......................................  $      36,655                    $    36,655
  Accounts receivable, net........................................        233,603                        233,603
  Inventories, net................................................         52,743                         52,743
  Net assets held for sale........................................         18,684                         18,684
  Prepaid expenses and other......................................         34,834                         34,834
                                                                    -------------                   -------------
    Total current assets..........................................        376,519                        376,519
                                                                    -------------                   -------------
Property and equipment, net.......................................        122,823                        122,823
Other intangible assets, net......................................        781,316                        781,316
Excess of purchase price over net assets acquired, net............        971,665                        971,665
Deferred income tax assets, net...................................        176,200                        176,200
Other non-current assets..........................................        123,692    $    (6,279)        117,413
                                                                    -------------  ---------------  -------------
                                                                    $   2,552,215    $    (6,279)    $ 2,545,936
                                                                    -------------  ---------------  -------------
                                                                    -------------  ---------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $     107,258                    $   107,258
  Accrued interest payable........................................         22,150    $    (4,130)         18,020
  Accrued expenses and other......................................        140,959                        140,959
  Deferred revenues...............................................        144,857                        144,857
  Current maturities of long-term debt............................          6,000                          6,000
                                                                    -------------  ---------------  -------------
    Total current liabilities.....................................        421,224         (4,130)        417,094
                                                                    -------------  ---------------  -------------
Long-term debt....................................................      1,565,686         13,667       1,579,353
                                                                    -------------  ---------------  -------------
Other non-current liabilities.....................................         35,062                         35,062
                                                                    -------------                   -------------
Exchangeable Preferred Stock......................................        442,729                        442,729
                                                                    -------------                   -------------
Common stock subject to redemption................................          5,957                          5,957
                                                                    -------------                   -------------
Shareholders' equity:
  Common stock....................................................          1,283                          1,283
  Additional paid-in capital......................................        772,642                        772,642
  Accumulated deficit.............................................       (691,098)       (15,816)       (706,914)
  Cumulative foreign currency translation adjustments.............         (1,270)                        (1,270)
                                                                    -------------  ---------------  -------------
    Total shareholders' equity....................................         81,557        (15,816)         65,741
                                                                    -------------  ---------------  -------------
                                                                    $   2,552,215    $    (6,279)    $ 2,545,936
                                                                    -------------  ---------------  -------------
                                                                    -------------  ---------------  -------------

         See Notes to Unaudited Pro Forma Consolidated Financial Data.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

(1) Reflects the operating results of the Acquired Businesses as if such businesses were acquired on January 1, 1996. For those acquisitions for which asset appraisals have not yet been finalized, pro forma amortization expense approximates the estimated average amortization over the life of the intangible assets. The pro forma interest expense adjustments reflect the additional borrowings to finance the acquisitions at an assumed weighted average rate of 7.04% for the year ended December 31, 1996.

(2) Reflects the Redemption and Repurchase of the 10 5/8% Senior Notes as if such Redemption and Repurchase, as well as repurchases which occurred in November and December of 1996, occurred on January 1, 1996 through borrowings under the Credit Facilities. The pro forma interest expense adjustments reflect the reduction of interest expense on the 10 5/8% Senior Notes and the additional borrowings to fund the Redemption and Repurchase at an assumed weighted average rate of 7.04% for the year ended December 31, 1996 and the reclassification of the premium of $905 associated with purchases of the 10 5/8% Senior Notes in 1996. The pro forma amortization of the deferred financing costs adjustment reflects the redemption of the 10 5/8% Senior Notes at January 1, 1996. The write-off of the unamortized deferred financing costs of $8,648 has been reclassified as an extraordinary charge. The extraordinary charge also consists of the difference between the redemption value of $242,787 (exclusive of $4,130 of related accrued interest payable at December 31, 1996) and the carrying value of $233,250 at December 31, 1996 of the 10 5/8% Senior Notes which reflects a weighted average premium of 104.99% on the Repurchase and a premium of 104% on the Redemption (the "Premium") and the write-off of the unamortized deferred financing costs of $7,701 associated with the 10 5/8% Senior Notes. The pro forma adjustment to other non-current assets at December 31, 1996 reflects the write-off of the unamortized deferred financing costs associated with the 10 5/8% Senior Notes. The pro forma adjustment to accrued interest payable at December 31, 1996 reflects the elimination of accrued interest on the 10 5/8% Senior Notes. The pro-forma adjustment to long-term debt reflects the additional borrowings under the Credit Facilities and the Redemption and Repurchase. The pro forma adjustment to accumulated deficit represents the write-off of unamortized deferred financing costs of $6,279 and the Premium of $9,537.

(3) The calculation of the pro forma loss applicable to common shareholders includes noncash charges for depreciation and amortization of property and equipment, prepublication costs, intangible assets, excess of purchase price over net assets acquired and deferred financing costs, non-cash interest expense on an acquisition obligation, distribution advance and other current liability, and non-cash preferred stock dividend requirements. These non-cash charges totaled approximately $224,442 for the year ended December 31, 1996.

(4) Pro forma loss before extraordinary charges per common and common equivalent share for the year ended December 31, 1996 was computed using the weighted average number of common and common equivalent shares outstanding during the year. The weighted average number of common and common equivalent shares outstanding includes incremental shares for nonqualified options granted to purchase Common Stock. Such incremental shares were determined utilizing the treasury stock method. Pro forma loss before extraordinary charges per common share assuming full dilution is not presented because it is antidilutive.

                        K-III COMMUNICATIONS CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors--Deloitte & Touche LLP.................................        F-2
Statements of Consolidated Operations for the Years Ended
  December 31, 1994, 1995 and 1996....................................................        F-3
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................        F-4
Statements of Consolidated Cash Flows for the Years Ended
  December 31, 1994, 1995 and 1996....................................................        F-5
Statements of Shareholders' Equity for the Years Ended
  December 31, 1994, 1995 and 1996....................................................        F-6
Notes to Consolidated Financial Statements for the Years Ended
  December 31, 1994, 1995 and 1996....................................................        F-8

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Board of Directors of K-III Communications Corporation
New York, New York:

    We have audited the accompanying consolidated balance sheets of K-III Communications Corporation and subsidiaries as of December 31, 1995 and 1996, and the related statements of consolidated operations, shareholders' equity and consolidated cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for advertising costs to conform with Statement of Position 93-7--"Reporting on Advertising Costs" of the American Institute of Certified Public Accountants in 1994.

DELOITTE & TOUCHE LLP
New York, New York
January 29, 1997
(March 19, 1997 as to Note 26)

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               YEARS ENDED DECEMBER 31,
                                                                 ----------------------------------------------------
                                                        NOTES          1994              1995              1996
                                                                 ----------------  ----------------  ----------------
Sales, net:
  Education.........................................             $        430,134  $        330,414  $        376,217
  Information.......................................                      192,732           263,542           313,891
  Specialty Media...................................                      341,782           452,373           684,341
                                                                 ----------------  ----------------  ----------------
Total sales, net....................................                      964,648         1,046,329         1,374,449

Operating costs and expenses:
  Cost of goods sold................................                      206,390           251,347           337,065
  Marketing and selling.............................                      197,379           177,167           249,301
  Distribution, circulation and fulfillment.........                      180,962           188,147           230,533
  Editorial.........................................                       64,235            73,703           104,484
  Other general expenses............................                      140,263           122,816           154,966
  Corporate administrative expenses.................                       13,325            17,034            21,497
  Depreciation and amortization of prepublication
    costs, property and equipment...................     11                16,190            25,761            38,233
  Provision for loss on the sales of businesses,
    net.............................................      6                15,025            35,447                --
  Restructuring and other costs.....................      7                    --            14,667                --
  Amortization of intangible assets, excess of
    purchase price over net assets acquired and
    other...........................................    8, 12             120,676           166,515           152,469
                                                                 ----------------  ----------------  ----------------

Operating income (loss).............................                       10,203           (26,275)           85,901
Other income (expense):
  Interest expense..................................                      (78,351)         (105,837)         (125,506)
  Amortization of deferred financing and
    organizational costs............................     13                (3,080)           (3,135)           (3,662)
  Write-off of unamortized deferred financing
    costs...........................................                      (11,874)               --            (8,648)
  Other, net........................................      6                  (401)              212             6,659
                                                                 ----------------  ----------------  ----------------
Loss before income tax benefit......................                      (83,503)         (135,035)          (45,256)
Income tax benefit..................................     16                42,100            59,600            53,300
                                                                 ----------------  ----------------  ----------------
Net income (loss)...................................                      (41,403)          (75,435)            8,044

Preferred stock dividends:
  Non-cash..........................................                      (14,459)          (17,478)          (16,582)
  Cash..............................................                      (11,500)          (11,500)          (26,944)
                                                                 ----------------  ----------------  ----------------
Loss applicable to common shareholders..............             $        (67,362) $       (104,413) $        (35,482)
                                                                 ----------------  ----------------  ----------------
                                                                 ----------------  ----------------  ----------------
Loss per common and common equivalent share.........      3      $           (.65) $           (.91) $           (.27)
                                                                 ----------------  ----------------  ----------------
                                                                 ----------------  ----------------  ----------------
Weighted average common and common equivalent shares
  outstanding.......................................      3           103,642,668       115,077,498       130,007,632
                                                                 ----------------  ----------------  ----------------
                                                                 ----------------  ----------------  ----------------

                See notes to consolidated financial statements.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                          NOTES          1995           1996
                                                                                     -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................                $      27,226  $      36,655
  Accounts receivable, net...........................................       9              173,771        233,603
  Inventories, net...................................................       10              70,844         52,743
  Net assets held for sale...........................................       5                5,253         18,684
  Prepaid expenses and other.........................................                       26,732         34,834
                                                                                     -------------  -------------
      Total current assets...........................................                      303,826        376,519
Property and equipment, net..........................................       11             112,013        122,823
Other intangible assets, net.........................................       12             699,617        781,316
Excess of purchase price over net assets acquired, net...............       12             534,554        971,665
Deferred income tax asset, net.......................................       16             113,800        176,200
Other non-current assets.............................................       13             117,606        123,692
                                                                                     -------------  -------------
                                                                                     $   1,881,416  $   2,552,215
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................                $      90,414  $     107,258
  Accrued interest payable...........................................                        9,326         22,150
  Accrued expenses and other.........................................       14             125,967        140,959
  Deferred revenues..................................................                      128,679        144,857
  Current maturities of long-term debt...............................       15               6,000          6,000
                                                                                     -------------  -------------
      Total current liabilities......................................                      360,386        421,224
                                                                                     -------------  -------------
Long-term debt.......................................................     15, 26         1,134,916      1,565,686
                                                                                     -------------  -------------
Other non-current liabilities........................................                       33,924         35,062
                                                                                     -------------  -------------
Commitments and contingencies                                               22
Exchangeable preferred stock (aggregated liquidation and redemption values of $236,571 and $453,153 at December 31, 1995 and 1996,
  respectively)......................................................       17             231,606        442,729
                                                                                     -------------  -------------
Common stock subject to redemption ($.01 par value, 2,406,513 shares and 643,310 shares outstanding at December 31, 1995 and 1996,
  respectively)......................................................       18              28,022          5,957
                                                                                     -------------  -------------
Shareholders' equity:
  Common stock ($.01 par value, 250,000,000 shares authorized;
    125,921,221 shares and 128,349,045 shares outstanding at December
    31, 1995 and 1996, respectively).................................       18               1,259          1,283
  Additional paid-in capital.........................................       18             748,194        772,642
  Accumulated deficit................................................       19            (655,616)      (691,098)
  Cumulative foreign currency translation adjustments................                       (1,275)        (1,270)
                                                                                     -------------  -------------
      Total shareholders' equity.....................................                       92,562         81,557
                                                                                     -------------  -------------
                                                                                     $   1,881,416  $   2,552,215
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See notes to consolidated financial statements.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                                1994        1995        1996
                                                                             -----------  ---------  -----------

OPERATING ACTIVITIES:
  Net income (loss)........................................................  $   (41,403) $ (75,435) $     8,044
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation, amortization and other...................................      139,946    195,411      194,364
    Provision for loss on the sales of businesses, net.....................       15,025     35,447           --
    Accretion of discount on acquisition obligation, distribution advance
      and other............................................................        9,617      8,147        6,398
    Write-off of deferred financing costs..................................       11,874         --        8,648
    Income tax benefit.....................................................      (42,100)   (59,600)     (53,300)
    Other, net.............................................................          177       (122)      (6,213)
  Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable, net...............................................       (2,510)    (2,525)     (24,692)
    Inventories, net.......................................................        1,329    (23,630)      24,531
    Prepaid expenses and other.............................................      (14,367)   (13,127)        (598)
  Increase (decrease) in:
    Accounts payable.......................................................        5,971      6,742        5,807
    Accrued interest payable...............................................          877      1,131       12,824
    Accrued expenses and other.............................................      (13,492)   (26,857)     (12,674)
    Deferred revenues......................................................       (4,984)    16,971      (11,201)
    Other non-current liabilities..........................................       (1,070)     1,509       (2,651)
                                                                             -----------  ---------  -----------
    Net cash provided by operating activities..............................       64,890     64,062      149,287
                                                                             -----------  ---------  -----------
INVESTING ACTIVITIES:
  Additions to property, equipment and other...............................      (16,118)   (25,179)     (29,661)
  Proceeds from sales of businesses........................................           --     58,656        8,071
  Proceeds from sales of property, equipment and other.....................        1,934      1,765          871
  Payments for businesses acquired.........................................     (427,942)  (353,954)    (700,990)
                                                                             -----------  ---------  -----------
    Net cash used in investing activities..................................     (442,126)  (318,712)    (721,709)
                                                                             -----------  ---------  -----------
FINANCING ACTIVITIES:
  Borrowings under credit agreements.......................................      766,329    622,459    1,683,787
  Repayments of borrowings under credit agreements.........................     (678,800)  (522,500)  (1,384,800)
  Proceeds from issuance of 8 1/2% Senior Notes, net of discount...........           --         --      298,734
  Payments of acquisition obligation.......................................       (6,000)    (6,000)      (6,000)
  Payments of floating rate indebtedness...................................           --         --     (150,000)
  Proceeds from issuance of common stock, net of redemptions...............       76,360    187,520        3,498
  Proceeds from issuance of 10 1/4% Senior Notes...........................      100,000         --           --
  Borrowings under BONY Term Loan..........................................      150,000         --           --
  Proceeds from issuance of Old Preferred Stock............................       75,050     50,000           --
  Proceeds from issuance of Series C (exchanged into Series D) Preferred
    Stock, net of issuance costs...........................................           --         --      193,451
  Redemption of Old Preferred Stock........................................      (76,324)   (52,691)          --
  Purchases of 10 5/8% Senior Notes........................................           --         --      (16,750)
  Dividends paid to preferred shareholders.................................      (11,500)   (11,500)     (26,944)
  Deferred financing costs paid............................................      (10,842)    (3,204)     (13,132)
  Other....................................................................         (349)      (440)           7
                                                                             -----------  ---------  -----------
    Net cash provided by financing activities..............................      383,924    263,644      581,851
                                                                             -----------  ---------  -----------
Increase in cash and cash equivalents......................................        6,688      8,994        9,429
Cash and cash equivalents, beginning of period.............................       11,544     18,232       27,226
                                                                             -----------  ---------  -----------
Cash and cash equivalents, end of period...................................  $    18,232  $  27,226  $    36,655
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
SUPPLEMENTAL INFORMATION:
  Businesses acquired:
    Fair value of assets acquired..........................................  $   517,412  $ 429,810  $   779,192
    Liabilities assumed....................................................       89,470     75,856       78,202
                                                                             -----------  ---------  -----------
    Cash paid for businesses acquired......................................  $   427,942  $ 353,954  $   700,990
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
  Interest paid............................................................  $    71,395  $ 102,040  $   112,657
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
  Non-cash investing and financing activities:
    Asset acquired under a capital lease obligation........................  $        --  $  11,738  $        --
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
    Preferred stock dividends in kind......................................  $    14,459  $  17,478  $    16,582
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
    Accretion in carrying value of preferred stock.........................  $       590  $     590  $     1,090
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------
    Accretion (reduction) in carrying value of common stock subject to
      redemption...........................................................  $        --  $   9,927  $      (885)
                                                                             -----------  ---------  -----------
                                                                             -----------  ---------  -----------

                See notes to consolidated financial statements.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Balance at January 1, 1994..................................................................
Issuances of common stock, net of issuance costs............................................
Expiration of redemption feature on common stock subject to redemption......................
$11.625 Series B Exchangeable Preferred Stock-dividends in kind.............................
$2.875 Senior Exchangeable Preferred Stock--cash dividends..................................
Old Preferred Stock--dividends in kind......................................................
Accretion of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock..............................................
    $11.625 Series B Exchangeable Preferred Stock...........................................
Cumulative foreign currency translation adjustments.........................................
Net loss....................................................................................

Balance at December 31, 1994................................................................
Issuances of common stock, net of issuance costs............................................
Expiration of redemption feature on common stock subject to redemption......................
$11.625 Series B Exchangeable Preferred Stock--dividends in kind............................
$2.875 Senior Exchangeable Preferred Stock--cash dividends..................................
Old Preferred Stock--dividends in kind......................................................
Accretion of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock..............................................
    $11.625 Series B Exchangeable Preferred Stock...........................................
    Common stock subject to redemption......................................................
Cumulative foreign currency translation adjustments.........................................
Net loss....................................................................................

Balance at December 31, 1995................................................................
Issuances of common stock, net of issuance costs............................................
Expiration of redemption feature on common stock subject to redemption......................
$11.625 Series B Exchangeable Preferred Stock--dividends in kind............................
$2.875 Senior Exchangeable Preferred Stock--cash dividends..................................
$10.00 Series D Exchangeable Preferred Stock--cash dividends................................

Reduction (accretion) of differences between carrying value and redemption value of:
    $2.875 Senior Exchangeable Preferred Stock..............................................
    $11.625 Series B Exchangeable Preferred Stock...........................................
    $10.00 Series D Exchangeable Preferred Stock............................................
    Common stock subject to redemption......................................................
Cumulative foreign currency translation adjustments.........................................
Net income..................................................................................

Balance at December 31, 1996................................................................

                See notes to consolidated financial statements.

                                                        CUMULATIVE
                                                         FOREIGN
      COMMON STOCK         ADDITIONAL                    CURRENCY
-------------------------    PAID-IN     ACCUMULATED   TRANSLATION
    SHARES       AMOUNT      CAPITAL       DEFICIT     ADJUSTMENTS      TOTAL
--------------  ---------  -----------  -------------  ------------  ------------
    94,705,557  $     947  $   488,541   $  (483,841)   $   (1,220)  $      4,427
     9,381,250         94       74,956                                     75,050
     1,251,002         12       10,033                                     10,045
                                             (13,185)                     (13,185)
                                             (11,500)                     (11,500)
                                              (1,274)                      (1,274)

                                  (273)                                      (273)
                                  (317)                                      (317)
                                                              (104)          (104)
                                             (41,403)                     (41,403)
--------------  ---------  -----------  -------------  ------------  ------------
   105,337,809      1,053      572,940      (551,203)       (1,324)        21,466
    20,435,782        204      184,964                                    185,168
       147,630          2          807                                        809
                                             (14,787)                     (14,787)
                                             (11,500)                     (11,500)
                                              (2,691)                      (2,691)

                                  (273)                                      (273)
                                  (317)                                      (317)
                                (9,927)                                    (9,927)
                                                                49             49
                                             (75,435)                     (75,435)
--------------  ---------  -----------  -------------  ------------  ------------
   125,921,221      1,259      748,194      (655,616)       (1,275)        92,562
       681,890          7        3,440                                      3,447
     1,745,934         17       21,213                                     21,230
                                             (16,582)                     (16,582)
                                             (11,500)                     (11,500)
                                             (15,444)                     (15,444)

                                  (273)                                      (273)
                                  (317)                                      (317)
                                  (500)                                      (500)
                                   885                                        885
                                                                 5              5
                                               8,044                        8,044
--------------  ---------  -----------  -------------  ------------  ------------
   128,349,045  $   1,283  $   772,642   $  (691,098)   $   (1,270)  $     81,557
--------------  ---------  -----------  -------------  ------------  ------------
--------------  ---------  -----------  -------------  ------------  ------------

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. DESCRIPTION OF BUSINESS

    K-III Communications Corporation (which together with its subsidiaries is herein referred to as either "K-III" or the "Company" unless the context implies otherwise) is the authoritative source for specialized information to targeted markets. The Company's three business segments are education, information and specialty media. The specialty media segment has in prior years been referred to as the media segment, but the Company believes that the use of specialty media is more descriptive of the underlying businesses. The education segment includes Channel One, Westcott, Weekly Reader, Newbridge, Krames and Katharine Gibbs. This segment specializes in providing educational materials to the classroom and workplace learning markets. The information segment includes K-III Reference, K-III Directory, Haas, Bacon's, a portion of Intertec, Nelson and Daily Racing Form. The information segment produces consumer and business directories in a variety of formats for decision makers in business, professional and special interest consumer markets. The information is compiled and sold through reference works, newspapers, CD-ROMs, almanacs and directories. The specialty media segment includes K-III Magazines, PJS, McMullen Argus and the majority of Intertec. The specialty media segment is concentrated primarily on specialty consumer magazines, and technical and trade magazines.

2. CHANGE IN METHOD OF ACCOUNTING FOR ADVERTISING COSTS

    Effective July 1, 1994, the Company adopted the American Institute of Certified Public Accountants' Statement of Position 93-7, "Reporting on Advertising Costs" (the "SOP").

    Under the Company's previous accounting policy, general advertising costs were expensed as incurred; promotional and subscription acquisition costs were capitalized prior to the launching of a direct marketing or subscription acquisition campaign and then expensed when the promotional materials were mailed or displayed. In compliance with the new SOP, the Company now expenses advertising costs the first time the advertising takes place, except for direct-response advertising qualifying for capitalization under the SOP which is capitalized and amortized over its expected period of future benefit. Direct-response advertising consists of product promotional mailings, catalogues, telemarketing and subscription promotions. The capitalized costs of advertising are amortized using a ratio of current period revenues to total current and estimated future period revenues. The amortization periods range from 6 months to 2 years subsequent to the promotional event. Amortization of direct-response advertising costs is included in marketing and circulation expenses on the accompanying statements of consolidated operations. The adoption of this new accounting method resulted in a decrease in the net loss of approximately $9,800 ($.09 per share), $11,800 ($.10 per share) and $2,000 ($.02 per share) for the years ended December 31, 1994, 1995 and 1996, respectively. At December 31, 1994, 1995 and 1996, $16,895, $25,408 and $28,452 of advertising costs, respectively, were reported as net assets and included in other non-current assets on the accompanying consolidated balance sheets. Advertising expense was approximately $100,357, $88,176 and $100,687, during the years ended December 31, 1994, 1995 and 1996, respectively.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of K-III and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses reported in the consolidated financial statements.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Significant accounting estimates used include estimates for sales returns and allowances and estimates for the realization of deferred tax assets. Management has exercised reasonableness in deriving these estimates. However, actual results may differ.

    Certain reclassifications have been made to the prior year consolidated financial statements to conform with the presentation used in the current period.

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes the accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on the results of operations of the Company.

    Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income (loss) and loss per common and common equivalent share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied, are presented in
Note 18.

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which becomes effective for the Company's 1997 consolidated financial statements beginning in the fourth quarter of 1997. SFAS No. 128 will eliminate the disclosure of primary earnings per share which includes the dilutive effect of stock options, warrants and other convertible securities ("Common Stock Equivalents") and instead requires reporting of "basic" earnings per share, which will exclude Common Stock Equivalents. Additionally, SFAS No. 128 changes the methodology for fully diluted earnings per share. In the opinion of the Company's management, it is not anticipated that the adoption of this new accounting standard will have a material effect on the reported earnings per share of the Company.

    CASH AND CASH EQUIVALENTS. Management considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents.

    INVENTORIES. Inventories, including paper, purchased manuscripts, photographs and art, are valued at the lower of cost or market principally on a first-in, first-out ("FIFO") basis and include the value of inventory for which a provision for estimated sales returns has been made.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment, and the amortization of leasehold improvements are provided at rates based on the estimated useful lives or lease terms, if shorter, using primarily the straight-line method. Improvements are capitalized while maintenance and repairs are expensed as incurred.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EDITORIAL AND PRODUCT DEVELOPMENT COSTS. Editorial costs and product development costs are generally expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

    ADVERTISING AND SUBSCRIPTION ACQUISITION COSTS. Advertising and subscription acquisition costs are expensed the first time the advertising takes place, except for direct-response advertising, the primary purpose of which is to elicit sales from customers who can be shown to have responded specifically to the advertising and that results in probable future economic benefits. These direct-response advertising costs are reported as assets and amortized over the estimated period of future benefit. Prior to July 1, 1994, direct-response advertising costs were capitalized prior to launching a direct marketing or subscription acquisition campaign and were expensed when the promotional materials were mailed (see Note 2).

    DEFERRED FINANCING COSTS. Deferred financing costs are being amortized by the straight-line method over the terms of the related indebtedness.

    DEFERRED WIRING AND INSTALLATION COSTS. Wiring and installation costs incurred by Channel One and Westcott have been capitalized and are being amortized by the straight-line method over 15 and five years, respectively, the related estimated useful life.

    $2.875 SENIOR EXCHANGEABLE PREFERRED STOCK ("SENIOR PREFERRED STOCK"), $11.625 SERIES B EXCHANGEABLE PREFERRED STOCK ("SERIES B PREFERRED STOCK") and the $10.00 SERIES D EXCHANGEABLE PREFERRED STOCK ("SERIES D PREFERRED
STOCK"). The Senior Preferred Stock, Series B Preferred Stock and Series D Preferred Stock are stated at fair value on the date of issuance less issuance costs. The difference between their carrying values and their redemption values is being amortized (using the interest method) by periodic charges to additional paid-in capital.

    COMMON STOCK SUBJECT TO REDEMPTION. The common stock subject to redemption is stated at redemption value which at December 31, 1995 and 1996, is equal to quoted market value. The difference between the carrying value of such stock and its redemption value is recorded by periodic charges to additional paid-in capital.

    COMPUTER SOFTWARE.  Computer software costs are expensed as incurred.

    INTEREST RATE SWAP AGREEMENTS. The Company's interest rate swap agreements are designated and effective as modifications to existing debt obligations to reduce the impact of changes in the interest rates on its floating rate borrowings and, accordingly, are accounted for using the settlement method of accounting. The differentials to be paid or received under the interest rate swap agreements are accrued as interest rates change and are recognized as adjustments to interest expense. The Company considers swap terms including the reference rate, payment and maturity dates and the notional amount in determining if an interest rate swap agreement is effective at modifying an existing debt obligation. If the criteria for designation are no longer met or the underlying instrument matures or is extinguished, the Company will account for outstanding swap agreements at fair market value and any resulting gain or loss will be recognized as other income or expense. Any gains or losses upon early termination of the agreements will be deferred and amortized over the shorter of the remaining life of the hedged existing debt obligation or the original life of the interest rate swap agreement.

    PURCHASE ACCOUNTING. With respect to the acquisitions, the total purchase price has been allocated to the tangible and intangible assets and liabilities based on their respective fair values.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED AND INTANGIBLE
ASSETS. Intangible assets are being amortized using both accelerated and straight-line methods over periods ranging from 1/4 of 1 year to 40 years. The excess of purchase price over net assets acquired is being amortized on a straight-line basis over 40 years. The recoverability of the carrying values of the excess of the purchase price over the net assets acquired and intangible assets is evaluated quarterly to determine if an impairment in value has occurred. An impairment in value will be considered to have occurred when it is determined that the undiscounted future operating cash flows generated by the acquired businesses are not sufficient to recover the carrying values of such intangible assets. If it has been determined that an impairment in value has occurred, the excess of the purchase price over the net assets acquired and intangible assets would be written down to an amount which will be equivalent to the present value of the future operating cash flows to be generated by the acquired businesses.

    REVENUE RECOGNITION. Advertising revenues for all consumer magazines are recognized as income at the on-sale date, net of provisions for estimated rebates, adjustments and discounts. Other advertising revenues are generally recognized based on the publications' cover dates. Newsstand sales are recognized as income at the on-sale date for all publications, net of provisions for estimated returns. Subscriptions are recorded as deferred revenue when received and recognized as income over the term of the subscription. Westcott subscription and broadcast fees for satellite and videotape network services are recognized in the month services are rendered. Sales of books and other items are recognized as revenue principally upon shipment, net of an allowance for returns which is provided based on sales. Distribution costs charged to customers are recognized as revenue when the related product is shipped. Tuition is recorded as deferred revenue when received and recognized ratably as income over the length of the school term. Channel One advertising revenue, net of commissions, is recognized as advertisements are aired on the program. Certain advertisers are guaranteed a minimum number of viewers per advertisement shown; the revenue recognized is based on the actual viewers delivered not to exceed the original contract value.

    FOREIGN CURRENCY. Gains and losses on foreign currency transactions, which are not significant, have been included in other, net. The effects of translation of foreign currency financial statements into U.S. dollars are included in the cumulative foreign currency translation adjustments account in shareholders' equity.

    LOSS PER COMMON AND COMMON EQUIVALENT SHARE. Loss per common and common equivalent share for the years ended December 31, 1994, 1995 and 1996 was computed using the weighted average number of common and common equivalent shares outstanding during each year. The weighted average number of common and common equivalent shares outstanding during 1994 and 1995 (for the quarters prior to the initial filing of the registration statement), includes incremental shares for the common stock issued and non-qualified options granted to purchase common stock which were issued within one year prior to the initial filing of the registration statement for an initial public offering at a purchase price below $10.00 per share; and during the fourth quarters of 1994, 1995 and 1996, the weighted average of common and common equivalent shares includes incremental shares for non-qualified stock options granted to purchase common stock (collectively, the "Incremental Shares"). Such Incremental Shares were determined utilizing the treasury stock method. Loss per common share assuming full dilution is not presented because such calculation is antidilutive.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4. ACQUISITIONS

    The Company acquired certain net assets or stock of:

    1994--Channel One, which produces and distributes a daily advertising supported television news show for secondary school students and associated video programming; a publisher of directories of residential apartments available to rent; a producer and distributor of privately sponsored supplemental educational materials; and Katharine Gibbs Schools, a network of seven post-secondary career schools. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1994.

    1995--a publisher of 13 specialty consumer magazine titles serving the sewing, crafts, woodworking and shooting sports areas; a publisher of 11 trade magazines in the mining, printing and packaging industries, a specialty consumer magazine, 15 truck and automobile price guides and three marketing and sales oriented magazines; an information provider for the public relations industry; a publisher of 21 specialty consumer magazines serving the automobile, truck, motorcycle and watercraft areas; a publisher of specialty consumer magazines serving the automotive area; and a publisher of trade magazines and directories and an operator of trade shows. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1995.

    1996--Cahners Consumer Magazines, a publisher of specialty consumer magazines including AMERICAN BABY, MODERN BRIDE, SAIL and POWER & MOTORYACHT, along with 20 related properties and Westcott which utilizes various multi-media technologies to provide workplace training, news, and information to professionals and students in the corporate and professional, automotive, banking, government and public service, education, health care, and interactive distance training markets. In addition to the aforementioned, the Company completed several other smaller acquisitions during 1996.

    The acquisitions have been accounted for by the purchase method. The preliminary purchase cost allocations for the above-mentioned acquisitions are subject to adjustment when additional information concerning asset and liability valuations are obtained. The final asset and liability fair values may differ from those set forth in the accompanying consolidated balance sheet at December 31, 1996; however, the changes are not expected to have a material effect on the consolidated financial position of the Company. The consolidated financial statements include the operating results of these acquisitions subsequent to their respective dates of acquisition. The foregoing acquisitions, except for Channel One, Cahners and Westcott, if they had occurred on January 1 of the year prior to acquisition, would not have had a material impact on the results of operations.

    The following unaudited pro forma information presents the results of operations of the Company as if the acquisitions of Channel One, Cahners and Westcott had taken place on January 1, 1994:

                                                                     YEARS ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                                1994           1995           1996
                                                            -------------  -------------  -------------
Sales, net................................................  $   1,194,673  $   1,238,254  $   1,413,930
Operating income (loss)...................................         14,861        (12,563)        82,100
Net income (loss).........................................        (84,688)      (106,012)        (8,239)
Loss applicable to common shareholders....................       (110,647)      (134,990)       (51,765)
Loss per common and common equivalent share...............          (1.07)         (1.17)          (.40)

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. NET ASSETS HELD FOR SALE

    In 1995, the Company decided to sell, as of the acquisition date, certain technical and trade magazines which were originally acquired as part of a larger acquisition (see Note 6). During September 1996, the Company decided to divest Katharine Gibbs and expects to complete the sale in 1997. The net assets of these operations were recorded at net realizable value and have been classified as a current asset in net assets held for sale on the accompanying consolidated balance sheets.

6. DIVESTITURES

    In June 1995, the Company sold certain newly acquired technical and trade magazines and PREMIERE and on July 28, 1995, the Company sold Newfield. In connection with these sales, the Company has received aggregate cash proceeds of $58,656 and has recorded amounts due from buyer of approximately $5,000 on the accompanying consolidated balance sheets at December 31, 1995 and 1996. In connection with these sales, the Company recorded net aggregate provisions for loss on the sales of businesses of $15,025 for the year ended December 31, 1994 and $35,447 for the year ended December 31, 1995.

    During the second quarter of 1996, the Company completed the sale of certain technical and trade magazines. The differences between the proceeds received and the carrying values of the assets held for sale were treated as adjustments to the excess of purchase price over net assets acquired related to the retained businesses. In addition, during the second quarter of 1996, the Company sold a monthly tabloid targeted to electronic design engineers for consideration of a motion picture and television production magazine and cash proceeds. During the fourth quarter of 1996, the Company completed the sale of the Kits and Leaflets Division of PJS and certain specialty consumer magazines. In connection with these sales, the Company received aggregate cash proceeds of approximately $8,100 and recorded a net gain on sale of businesses of approximately $5,800.

7. RESTRUCTURING AND OTHER COSTS

    In the second quarter of 1995, the Company recorded charges of $14,667 related to a corporate restructuring effort at Newbridge, its professional book club business, and the completion of a manufacturing outsourcing effort at Daily Racing Form. Included in the restructuring charge of $7,272 are employee separation costs of $1,287, litigation matters of $3,349, a write-down of inventory and other assets of $2,086 related to the exit of a product line at Newbridge and costs associated with the termination of a real estate lease which is no longer needed in the operations of Daily Racing Form of $550. Included in the other costs of $7,395 are costs incurred and associated with the correction of customer and accounting systems and write-down of certain assets. During 1994 and early 1995, the Company experienced certain operational problems at Newbridge relating to periodic mailings which described its then current product offerings. These operational problems resulted in higher than normal levels of bad debts and returns. In addition, Newbridge implemented a new customer information processing system which inadvertently suppressed a number of customer and product offering mailings resulting in lower than anticipated demand for certain products and a corresponding increase in obsolete inventory. Subsequently, the operational and new system problems were corrected. Based on information which was then available, appropriate provisions for inventory obsolescence of approximately $500 and for bad debts of approximately $2,500 were recorded in the first quarter of 1995. Expenses associated with the outside consultants and systems corrections of approximately $1,400 were recorded in the second quarter of 1995. Additional obsolescence provisions of approximately $2,000 and bad debt provisions of approximately $1,000 were identified and recorded in the second

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. RESTRUCTURING AND OTHER COSTS (CONTINUED) quarter of 1995. Approximately $4,100 of the restructuring and other charges were paid in cash in 1995 and at December 31, 1995, approximately $2,600 of these charges is included in accrued liabilities. Approximately $1,200 of the restructuring and other charges were paid in cash in 1996 and at December 31, 1996, $1,400 of these charges is included in accrued liabilities, which is expected to be paid in 1997.

8. ADJUSTMENTS TO THE CARRYING VALUES OF LONG-LIVED ASSETS

    In accordance with its accounting policy, during 1995, the Company recorded aggregate write-downs of $17,958 and $5,786 to the carrying values of the identifiable intangible assets and goodwill of K-III Reference and a product line of Newbridge, respectively. These adjustments are included in amortization of intangible assets, excess of purchase price over net assets acquired and other on the accompanying statement of consolidated operations for the year ended December 31, 1995 and affect the operating results of the information and education segments.

9. ACCOUNTS RECEIVABLE, NET

    Accounts receivable consist of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      -----------  -----------
Accounts receivable.................................................  $   211,150  $   273,119
Less: Allowance for doubtful accounts...............................       14,364       15,418
     Allowance for returns and rebates..............................       23,015       24,098
                                                                      -----------  -----------
                                                                      $   173,771  $   233,603
                                                                      -----------  -----------
                                                                      -----------  -----------

10. INVENTORIES, NET

    Inventories consist of the following:

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1996
                                                                         ---------  ---------
Finished goods.........................................................  $  49,026  $  41,497
Work in process........................................................        969      2,111
Raw materials..........................................................     27,978     17,838
                                                                         ---------  ---------
                                                                            77,973     61,446
Less: allowance for obsolescence.......................................      7,129      8,703
                                                                         ---------  ---------
                                                                         $  70,844  $  52,743
                                                                         ---------  ---------
                                                                         ---------  ---------

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. PROPERTY AND EQUIPMENT, NET

    Property and equipment, including that held under capital leases, consist of the following:

                                                                            DECEMBER 31,
                                                     RANGE OF LIVES   ------------------------
                                                         (YEARS)         1995         1996
                                                     ---------------  -----------  -----------
Land...............................................        --         $     2,043  $     2,022
Buildings and improvements.........................          1-40          19,296       24,219
Furniture and fixtures.............................          4-10          19,387       26,027
Machinery and equipment............................           2-9          65,187       94,091
School equipment...................................            10          54,625       55,860
Other..............................................           3-7           1,232        2,401
                                                                      -----------  -----------
                                                                          161,770      204,620
Less: accumulated depreciation and amortization....                        49,757       81,797
                                                                      -----------  -----------
                                                                      $   112,013  $   122,823
                                                                      -----------  -----------
                                                                      -----------  -----------

    Included in machinery and equipment above is an asset which was acquired under a capital lease in the amount of $11,738 with accumulated amortization of $434 and $1,739 at December 31, 1995 and 1996, respectively (see Note 22).

12. INTANGIBLE ASSETS AND EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED, NET

    Other intangible assets consist of the following:

                                                                         DECEMBER 31,
                                                RANGE OF LIVES   ----------------------------
                                                    (YEARS)          1995           1996
                                                ---------------  -------------  -------------
Trademarks....................................            40     $     416,524  $     448,490
Membership, subscriber and customer lists.....          2-20           435,960        504,951
Non-compete agreements........................          1-10           217,101        227,312
Trademark license agreements..................          2-15            17,500         17,500
Copyrights....................................         12-20            47,849         47,849
Video library.................................           1-7            14,835         14,837
Databases.....................................          4-12           128,468        121,377
Advertiser lists..............................        .25-15            80,577        133,850
Distribution agreements.......................           1-7            15,336         15,336
Other.........................................        1.5-15            20,971         63,875
                                                                 -------------  -------------
                                                                     1,395,121      1,595,377
Less: accumulated amortization................                         695,504        814,061
                                                                 -------------  -------------
                                                                 $     699,617  $     781,316
                                                                 -------------  -------------
                                                                 -------------  -------------

    The excess of the purchase price over the fair value of the net assets acquired is net of accumulated amortization of $66,889 and $82,763, respectively, at December 31, 1995 and 1996.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. OTHER NON-CURRENT ASSETS

    Other non-current assets consist of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      -----------  -----------

Deferred financing costs, net.......................................  $    19,711  $    22,814
Deferred wiring and installation costs, net.........................       62,937       58,086
Direct-response advertising costs, net (see Note 2).................       25,408       28,452
Prepublication and programming costs, net...........................        3,821        6,506
Other...............................................................        5,729        7,834
                                                                      -----------  -----------
                                                                      $   117,606  $   123,692
                                                                      -----------  -----------
                                                                      -----------  -----------

    The deferred financing costs are net of accumulated amortization of $8,139 and $9,794 at December 31, 1995 and 1996, respectively. The deferred wiring and installation costs are net of accumulated amortization of $7,163 and $12,850 at December 31, 1995 and 1996, respectively. Direct-response advertising costs are net of accumulated amortization of $29,569 and $70,661 at December 31, 1995 and 1996, respectively. Prepublication and programming costs are net of accumulated amortization of $4,121 and $4,852 at December 31, 1995 and 1996, respectively.

14. ACCRUED EXPENSES AND OTHER

    Accrued expenses and other current liabilities consist of the following:

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1996
                                                                      -----------  -----------

Payroll, commissions and related employee benefits..................  $    43,482  $    40,553
Systems costs.......................................................        5,661        2,991
Rent and lease liabilities..........................................       10,027       13,502
Retail display costs and allowances.................................       10,723        8,263
Promotion costs.....................................................        2,032        2,663
Royalties...........................................................        8,067        8,362
Circulation costs...................................................        3,382        5,420
Professional fees...................................................        2,566        4,408
Taxes...............................................................        6,778       17,162
Customer advances...................................................        3,031        2,482
Other...............................................................       30,218       35,153
                                                                      -----------  -----------
                                                                      $   125,967  $   140,959
                                                                      -----------  -----------
                                                                      -----------  -----------

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1996
                                                                  -------------  -------------

Borrowings under Revolving Credit Agreement.....................  $     435,988  $          --
Borrowings under Credit Facilities..............................             --        884,992
BONY Term Loan..................................................        150,000             --
Chase Term Loan.................................................        150,000             --
10 5/8% Senior Notes due 2002...................................        250,000        233,250
10 1/4% Senior Notes due 2004...................................        100,000        100,000
 8 1/2% Senior Notes due 2006...................................             --        298,811
                                                                  -------------  -------------
                                                                      1,085,988      1,517,053
Acquisition obligation payable..................................         54,928         54,633
                                                                  -------------  -------------
                                                                      1,140,916      1,571,686
Less: current maturities of long-term debt......................          6,000          6,000
                                                                  -------------  -------------
                                                                  $   1,134,916  $   1,565,686
                                                                  -------------  -------------
                                                                  -------------  -------------

    On May 31, 1996, the Company replaced its existing credit facilities under the Revolving Credit Agreement, BONY Term Loan and the Chase Term Loan through which the Company could borrow $970,000 in the aggregate with new credit facilities with The Chase Manhattan Bank, the Bank of New York, Bankers Trust Company and the Bank of Nova Scotia as agents (the "Credit Facilities"). Under the Credit Facilities, the Company has commitments of $1,250,000 and can borrow up to $1,500,000 in the aggregate. The Company used approximately $910,000 of the proceeds from the Credit Facilities to repay borrowings under the previously existing credit facilities and to pay certain related fees and expenses.

    The Credit Facilities are comprised of a $750,000 Tranche A Revolving Loan Commitment ("Tranche A Loan Commitment"), a $250,000 Term Loan ("Term Loan") and an additional $250,000 Revolving Loan Commitment, ("Revolver/Term Loan"). In addition, the Company has the right to solicit commitments of up to $250,000 under the Tranche B Revolving Loan Facility ("Tranche B Facility"). The Tranche A Loan Commitment may be utilized through the incurrence of Tranche A revolving credit loans, swingline loans which may not exceed $40,000 in total, Canadian dollar loans which may not exceed the Canadian dollar equivalent of $40,000 in total or the issuance of letters of credit which may not exceed $40,000. The Revolver/Term Loan may be utilized through the incurrence of revolving credit loans. If the Company establishes commitments under the Tranche B Facility, the Tranche B Facility may be utilized through the incurrence of Tranche B revolving credit loans. The proceeds of the Credit Facilities may be used for general corporate and working capital purposes as well as to finance certain future acquisitions.

    The commitments under the Tranche A Loan Commitment and the Tranche B Facility are subject to mandatory reductions semi-annually on June 30 and December 31 with the first reduction on June 30,

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
1999 and the final reduction on June 30, 2004. The mandatory reductions for the Tranche A Loan Commitment are as follows:

                                                                                 YEARS ENDING
                                                                                 DECEMBER 31,
                                                                                --------------
1999..........................................................................   $     75,000
2000..........................................................................        150,000
2001..........................................................................        150,000
2002..........................................................................        150,000
2003..........................................................................        150,000
2004..........................................................................         75,000
                                                                                --------------
                                                                                 $    750,000
                                                                                --------------
                                                                                --------------

    The mandatory reductions for the Tranche B Facility are based on defined percentages of the total Tranche B Facility. To the extent that the total revolving credit loans outstanding exceed the reduced commitment amount, these loans must be paid down to equal or less than the reduced commitment amount. However, if the total revolving credit loans outstanding do not exceed the reduced commitment amount, then there is no requirement to pay down any of the revolving credit loans.

    The principal amount of the Term Loan will be repaid semi-annually on June 30 and December 31 each year, with an initial payment of $25,000 on June 30, 2000, installments of $25,000 on each payment date thereafter through December 31, 2003 and a final payment of $50,000 on June 30, 2004.

    As of December 31, 1996, the borrowings under the Credit Facilities consist of the $634,992 under the Tranche A Loan Commitment and $250,000 under the Term Loan.

    If the Company incurs indebtedness under the Revolver/Term Loan, the revolving loans outstanding will automatically convert to term loans on May 23, 1997 and will mature on June 30, 2004. If the Company exercises that right, then the term loans will be repaid according to the same installment schedule as stated for the Term Loan above. If the Company does not incur indebtedness prior to May 23, 1997, the Revolver/Term Loan will expire.

    The amounts borrowed (other than swingline loans) pursuant to the Credit Facilities bear interest at the following rates per annum, at the Company's option: (i) the higher of (a) the Federal Funds Effective Rate as published by the Federal Reserve Bank of New York plus 0.5% and (b) the prime commercial lending rate announced by the Agent from time to time (the "Base Rate"); plus, in each case, an applicable margin of up to 1/8 of 1% as specified in the Credit Facilities or (ii) the Eurodollar Rate plus an applicable margin ranging from 1/2 of 1% to 1 1/2% as specified in the Credit Facilities. All swingline loans bear interest at the Base Rate plus the applicable margin of up to 1/8 of 1% as specified in the Credit Facilities. During 1995, the weighted average interest rates on the Revolving Credit Agreement, BONY Term Loan and Chase Term Loan, were 7.28%, 7.94% and 7.48%, respectively. During 1996, the weighted average interest rate on the Revolving Credit Agreement, BONY Term Loan, Chase Term Loan and Credit Facilities were 7.04%, 7.50%, 6.94% and 7.07%. The interest rate on the borrowings under the Revolving Credit Agreement outstanding at December 31, 1995 ranged from 6.75% to 7.44%. The interest rate on the BONY Term Loan outstanding at December 31, 1995 was 7.81% and the interest rate on the Chase Term Loan outstanding at December 31, 1995 was 7.63%. Interest rates on the borrowings under the Credit Facilities outstanding at December 31, 1996 ranged from 7.00% to 7.13%.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
    The Company has agreed to pay commitment fees equal to 3/8 of 1% per annum on the daily average unused commitment of Tranche A Loan Commitment and Tranche B Facility, certain fees with respect to the issuance of letters of credit and an annual administration fee. The Company has agreed to pay a commitment fee of 1/8 of 1% per annum on the daily average unused commitment of the $250,000 revolving credit under the Revolver/Term Loan.

    10 5/8% SENIOR NOTES. Interest on the 10 5/8% Senior Notes is payable semi-annually at the annual rate of 10 5/8%. The 10 5/8% Senior Notes mature on May 1, 2002. The 10 5/8% Senior Notes may not be redeemed prior to May 1, 1997 other than in connection with a change of control; however, a sinking fund payment on May 1, 2001 is required to retire 50% of the 10 5/8% Senior Notes prior to maturity. On May 1, 1997 and thereafter, the 10 5/8% Senior Notes are redeemable at prices ranging from 104% with annual reductions to 100% in 2000 plus accrued and unpaid interest. During November and December 1996, the Company purchased $16,750 of the 10 5/8% Senior Notes at a premium of 105.4% plus accrued interest from various brokers on the open market (see Note 26).

    10 1/4% SENIOR NOTES. The annual interest rate of 10 1/4% is payable semi-annually in June and December. The 10 1/4% Senior Notes mature on June 1, 2004, with no sinking fund. The 10 1/4% Senior Notes are redeemable on or after June 1, 1999; however, 35% of the aggregate principal amount of the 10 1/4% Senior Notes may be redeemed at a price of 109 1/4% plus accrued and unpaid interest on or prior to June 1, 1997 with net proceeds of a public equity offering. In addition, upon a change of control, the Company may redeem the 10 1/4% Senior Notes. Beginning in 1999 and thereafter, the 10 1/4% Senior Notes are redeemable at prices ranging from 104.95% with annual reductions to 100% in 2002 plus accrued and unpaid interest.

    8 1/2% SENIOR NOTES. On January 24, 1996, the Company completed a private offering of $300,000 of 8 1/2% Senior Notes. The 8 1/2% Senior Notes were issued at 99.578% with related issuance costs of approximately $7,000. On August 21, 1996, the Company exchanged its 8 1/2% Senior Notes ("Old Notes") for a new series of $300,000 8 1/2% Senior Notes due 2006 ("New Notes"). The New Notes have been registered under the Securities Act of 1933. The New Notes mature on February 1, 2006, with no sinking fund. Interest on the New Notes is payable semi-annually in February and August at the annual rate of 8 1/2%. The New Notes may not be redeemed prior to February 1, 2001 other than in connection with a change of control. Beginning in 2001 and thereafter, the New Notes are redeemable in whole or in part, at the option of the Company, at prices ranging from 104.25% with annual reductions to 100% in 2003 plus accrued and unpaid interest. Net proceeds from the Old Notes of approximately $293,000 were primarily used to pay down borrowings under the Revolving Credit Agreement.

    The 10 5/8% Senior Notes, 10 1/4% Senior Notes and 8 1/2% Senior Notes (together referred to as the "Senior Notes"), and the Credit Facilities, all rank senior in right of payment to all subordinated indebtedness of K-III Communications Corporation (a holding company).

    The above indebtedness, among other things, limits the ability of the Company to change the nature of its businesses, incur indebtedness, create liens, sell assets, engage in mergers, consolidations or transactions with affiliates, make investments in or loans to certain subsidiaries, make guarantees and certain restricted payments. The Company is restricted from declaring or making dividend payments on its common and preferred stock. Under the Company's most restrictive debt covenants, the Company must maintain a minimum interest coverage ratio of 1.8 to 1 and a minimum fixed charge coverage ratio of 1.05 to 1. The Company's maximum allowable leverage ratio is 6.0 to 1. The Company believes it is in

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. LONG-TERM DEBT (CONTINUED)
compliance with the financial and operating covenants of its principal financing arrangements. Borrowings under the above indebtedness are guaranteed by each of the domestic wholly-owned subsidiaries of the Company. Such guarantees are full, unconditional and joint and several. The separate financial statements of the domestic subsidiaries are not presented because the Company believes the separate financial statements would not be material to the shareholders and potential investors. The Company's foreign subsidiaries are not guarantors of the above indebtedness. The total assets, revenues, income or equity of such foreign subsidiaries, both individually and on a combined basis, are inconsequential in relation to the total assets, revenues, income or equity of the Company.

    ACQUISITION OBLIGATION. In connection with the acquisition of certain of the Company's specialty consumer magazine operations and Daily Racing Form, an obligation was recorded equivalent to the present value of the principal and interest payments of the notes payable in the amount of $54,928 at December 31, 1995 and $54,633 at December 31, 1996. The interest rate used in calculating the present value was 13%, which represents management's estimate of the prevailing market rate of interest for such obligation at the time of the acquisition. Principal and interest amounts aggregating $69,500 will be repaid from June 1997 through June 2001.

    INTEREST RATE SWAP AGREEMENTS. In May 1995, the Company entered into two, three-year interest rate swap agreements with an aggregate notional amount of $200,000. Under these swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest which increases each year during the terms of the respective agreements. The weighted average variable rate and weighted average fixed rate were 6.0% and 6.05%, respectively, in 1995 and 5.5% and 6.2%, respectively, in 1996. Also, in May 1995, the Company entered into a three-year interest rate cap agreement. As a result of this transaction, the Company currently has the right to receive payments based on a notional principal amount of $100,000 to the extent that three-month LIBOR exceeds 7.75% in year one, 8.75% in year two and 9.75% in year three of the agreement. Any interest differential to be received will be recognized as an adjustment to interest expense. The interest rate cap fee is recognized as an adjustment to interest expense over the life of the interest rate cap agreement.

    In the fourth quarter of 1996, the Company entered into six, one-year interest rate swap agreements with an aggregate notional amount of $600,000. Under these new swap agreements, the Company receives a floating rate of interest based on three-month LIBOR, which resets quarterly, and pays a fixed rate of interest, each quarter, for the term of the agreements. As of December 31, 1996, the weighted average variable rate and weighted average fixed rate were 5.5% and 5.8%, respectively.

    The net interest differential, charged to interest expense in 1994, 1995 and 1996 was $4,258, $539 and $1,943, respectively. The Company is exposed to credit risk in the event of nonperformance by counterparties to its interest rate swap and cap agreements. Credit risk is limited by entering into such agreements with primary dealers only; therefore, the Company does not anticipate that nonperformance by counterparties will occur. Notwithstanding this, the Company's treasury department monitors counterparty credit ratings at least quarterly through reviewing independent credit agency reports. Both current and potential exposure are evaluated, as necessary, by obtaining replacement cost information from alternative dealers. Potential loss to the Company from credit risk on these agreements is limited to amounts receivable, if any.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. INCOME TAXES

    At December 31, 1996, the Company had aggregate net operating loss carryforwards for Federal and state income tax purposes ("NOLs") of approximately $713,000 which will be available to reduce future taxable income. The utilization of such NOLs is subject to certain limitations under Federal income tax laws. In certain instances, such NOLs may only be used to reduce future taxable income of the respective company which generated the NOL. The NOLs are scheduled to expire in the following years:

2003.............................................................  $  24,900
2004.............................................................     60,300
2005.............................................................    121,800
2006.............................................................     93,400
2007.............................................................     82,700
2008.............................................................     83,700
2009.............................................................     68,900
2010.............................................................    156,100
2011.............................................................     21,200
                                                                   ---------
                                                                   $ 713,000
                                                                   ---------
                                                                   ---------

    Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred income tax assets are as follows:

                                                                                       DECEMBER 31, 1995
                                                                              -----------------------------------
                                                                                FEDERAL      STATE       TOTAL
                                                                              -----------  ---------  -----------

DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of inventory..........................  $     4,878  $   1,429  $     6,307
Difference between book and tax basis of accrued expenses and other.........       19,991      5,856       25,847
Reserves not currently deductible...........................................       12,872      3,771       16,643
Difference between book and tax basis of other intangible assets............       18,875      5,530       24,405
Operating loss carryforwards................................................      168,310     49,309      217,619
                                                                              -----------  ---------  -----------
Total.......................................................................      224,926     65,895      290,821
                                                                              -----------  ---------  -----------
DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of other intangible assets............       24,515      7,182       31,697
Difference between book and tax basis of property and equipment.............          964        283        1,247
Other.......................................................................        7,783      2,280       10,063
                                                                              -----------  ---------  -----------
Total.......................................................................       33,262      9,745       43,007
                                                                              -----------  ---------  -----------
Net deferred income tax assets..............................................      191,664     56,150      247,814
Less: Valuation allowances..................................................      103,649     30,365      134,014
                                                                              -----------  ---------  -----------
Net.........................................................................  $    88,015  $  25,785  $   113,800
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

16. INCOME TAXES (CONTINUED)

                                                                                       DECEMBER 31, 1996
                                                                              -----------------------------------
                                                                                FEDERAL      STATE       TOTAL
                                                                              -----------  ---------  -----------

DEFERRED INCOME TAX ASSETS:
Difference between book and tax basis of inventory..........................  $     3,550  $   1,041  $     4,591
Difference between book and tax basis of accrued expenses and other.........       18,583      5,444       24,027
Reserves not currently deductible...........................................        2,277        667        2,944
Difference between book and tax basis of other intangible assets............       31,043      9,094       40,137
Operating loss carryforwards................................................      192,267     56,326      248,593
                                                                              -----------  ---------  -----------
Total.......................................................................      247,720     72,572      320,292
                                                                              -----------  ---------  -----------
DEFERRED INCOME TAX LIABILITIES:
Difference between book and tax basis of other intangible assets............       32,612      9,554       42,166
Difference between book and tax basis of property and equipment.............       11,382      3,335       14,717
Other.......................................................................        9,757      2,858       12,615
                                                                              -----------  ---------  -----------
Total.......................................................................       53,751     15,747       69,498
                                                                              -----------  ---------  -----------
Net deferred income tax assets..............................................      193,969     56,825      250,794
Less: Valuation allowances..................................................       57,692     16,902       74,594
                                                                              -----------  ---------  -----------
Net.........................................................................  $   136,277  $  39,923  $   176,200
                                                                              -----------  ---------  -----------
                                                                              -----------  ---------  -----------

    At December 31, 1994, 1995 and 1996, management of the Company reviewed recent operating results and projected future operating results. At the end of each of the respective years, management determined that a portion of the net deferred income tax assets would likely be realized. Accordingly, in 1994, the Company reduced the valuation allowances by $46,100 and recorded an income tax benefit of $42,100 ($32,600 and $9,500 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $4,000; in 1995, the Company reduced the valuation allowances by $67,700 and recorded an income tax benefit of $59,600 ($46,100 and $13,500 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $8,100; and in 1996, the Company reduced the valuation allowances by $62,400 and recorded an income tax benefit of $53,300 ($41,200 and $12,100 related to Federal and state income tax benefits, respectively) and a reduction of the excess of purchase price over net assets acquired of $9,100. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. During 1994, 1995 and 1996, after the reduction in the valuation allowances discussed above, there were net decreases in the valuation allowances of approximately $13,800, $1,404 and $59,420 respectively.

    A portion of the valuation allowances in the amount of approximately $30,200 at December 31, 1996 relates to net deferred tax assets which were recorded in accounting for the acquisitions of various entities. The recognition of such amount in future years will be allocated to reduce the excess of the purchase price over the net assets acquired and other non-current intangible assets.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. EXCHANGEABLE PREFERRED STOCK

    Exchangeable Preferred Stock consists of the following:

                                                                                                DECEMBER 31,
                                                                                             1995         1996
                                                                                          -----------  -----------
$2.875 Senior Exchangeable Preferred Stock..............................................  $    97,992  $    98,266
$11.625 Series B Exchangeable Preferred Stock...........................................      133,614      150,513
$10.000 Series D Exchangeable Preferred Stock...........................................      --           193,950
                                                                                          -----------  -----------
                                                                                          $   231,606  $   442,729
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    $2.875 SENIOR EXCHANGEABLE PREFERRED STOCK

    The Company authorized 4,000,000 shares of $.01 par value Senior Preferred Stock, all of which was issued and outstanding at December 31, 1995 and 1996. The liquidation and redemption value at December 31, 1995 and 1996 was $100,000. Annual dividends of $2.875 per share on the Senior Preferred Stock are cumulative and payable quarterly. Cash dividends of $11,500 have been paid during each of the years 1994, 1995 and 1996. The Senior Preferred Stock may be redeemed at the option of the Company, in whole or in part, at any time on or after May 1, 1997 at redemption prices set at 105.8% in 1997 with annual reductions to 100% in 2002 plus accrued and unpaid dividends to the date of redemption. The Company is required to redeem 50% of the Senior Preferred Stock on each of May 1, 2003 and May 1, 2004 at the liquidation preference of $25 per share plus accrued and unpaid dividends. Upon any voluntary or involuntary liquidation, the Senior Preferred Stock has a liquidation preference of $25 per share plus accrued and unpaid dividends. The Senior Preferred Stock is exchangeable, in whole but not in part, at the option of the Company, on any scheduled dividend payment date for 11 1/2% Subordinated Debentures due 2004. The Senior Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate redemption value (net of issuance costs) of $97,992 and $98,266 at December 31, 1995 and 1996, respectively.

    $11.625 SERIES B EXCHANGEABLE PREFERRED STOCK

    The Company authorized 2,000,000 shares of $.01 par value Series B Preferred Stock, 1,365,707 shares and 1,531,526 shares of which were issued and outstanding at December 31, 1995 and 1996, respectively. The liquidation and redemption value at December 31, 1995 and 1996 was $136,571 and $153,153, respectively. Annual dividends of $11.625 per share on the Series B Preferred Stock are cumulative and payable quarterly in cash or by issuing additional shares of the Series B Preferred Stock. On and after May 1, 1998, dividends must be paid in cash. On or after February 1, 1998, the Series B Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series B Preferred Stock on May 1, 2005 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series B Preferred Stock is exchangeable at the option of the Company on or after an initial public offering of the Company's common stock for its 11 5/8% Class B Subordinated Exchange Debentures due 2005 provided no shares of the Senior Preferred Stock are then outstanding. Such debentures are subordinate to all existing and future liabilities and obligations of the Company and its subsidiaries. The Series B Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate redemption value (net of issuance costs) of $133,614 and $150,513 at December 31, 1995 and 1996, respectively.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. EXCHANGEABLE PREFERRED STOCK (CONTINUED)
    $10.00 SERIES D EXCHANGEABLE PREFERRED STOCK

    On January 24, 1996, the Company completed a private offering of 2,000,000 shares of $.01 par value, $10 Series C Exchangeable Preferred Stock ("Series C Preferred Stock") at $100 per share. Annual dividends of $10 per share on the Series C Preferred Stock were cumulative and payable quarterly, in cash, commencing May 1, 1996. On August 21, 1996, the Company exchanged the Series C Preferred Stock for 2,000,000 shares of $.01 par value, Series D Preferred Stock. Dividend payment terms of the Series D Preferred Stock are the same as the terms of the Series C Preferred Stock. The Series D Preferred Stock has been registered under the Securities Act of 1933. The liquidation and redemption value at December 31, 1996 was $200,000. On and after February 1, 2001, the Series D Preferred Stock may be redeemed in whole or in part, at the option of the Company, at specified redemption prices plus accrued and unpaid dividends. The Company is required to redeem the Series D Preferred Stock on February 1, 2008 at a redemption price equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends. The Series D Preferred Stock is exchangeable in whole but not in part, at the option of the Company, on any scheduled dividend payment date into 10% Class D Subordinated Exchange Debentures due 2008 provided that no shares of the Senior Preferred Stock are outstanding on the date of exchange. Net proceeds from the Series C Preferred Stock offering of approximately $193,000 were primarily used to pay down borrowings under the Revolving Credit Agreement. The Series D Preferred Stock is recorded on the accompanying consolidated balance sheets at the aggregate redemption value (net of issuance costs) of $193,950 at December 31, 1996.

18. COMMON STOCK

    In October 1995, the Company increased the authorized number of shares of common stock by 50,000,000 shares to 250,000,000 shares. During November 1995, the Company completed public offerings of 17,250,000 shares of common stock at a price of $10.00 per share. Proceeds from this initial public offering, net of commissions and other related expenses of approximately $9,500, were approximately $163,000. The Company used the net proceeds from this initial public offering to repay borrowings outstanding under its Revolving Credit Agreement, which could be reborrowed for general corporate purposes including acquisitions (see Note 15).

    STOCK PURCHASE AND OPTION PLAN. The K-III Stock Purchase and Option Plan (the "Plan") authorizes sales of shares of common stock and grants of incentive awards in the forms of, among other things, stock options to key employees and other persons with a unique relationship with the Company. The stock options are granted with exercise prices at quoted market value at time of issuance. For the purpose of determining fair value prior to November 1995, it was recognized that the Company's common stock was not readily saleable to third parties at that time, and therefore, was valued at a discount to a publicly-traded common stock. The common stock issued and redeemed is included in the table of the activity of the common stock subject to redemption.

    COMMON STOCK SUBJECT TO REDEMPTION. Under the following circumstances, employees have the right to resell their shares of common stock to the Company: termination of employment in connection with the sale of the business for which they work, death, disability or retirement after age 65. The resale feature expires five years after the effective purchase date of the common stock. Since inception of the Company, none of the employees has exercised such resale feature as a result of such sale, death,

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
disability or retirement and the likelihood of significant resales is considered by management to be remote.

    The following summarizes the activity of the common stock subject to redemption:

                                                                                            SHARES       AMOUNT
                                                                                         ------------  ----------
Balance at January 1, 1994.............................................................     3,185,946  $   25,488
Acquisitions of common stock held by management........................................       (27,436)       (169)
Issuances of common stock..............................................................       244,672       1,943
Expiration of redemption feature.......................................................    (1,251,002)    (10,045)
                                                                                         ------------  ----------
Balance at December 31, 1994...........................................................     2,152,180      17,217
Acquisitions of common stock held by management........................................       (57,031)       (430)
Issuances of common stock..............................................................       458,994       3,274
Expiration of redemption feature.......................................................      (147,630)       (809)
Accretion in carrying value............................................................            --       9,927
                                                                                         ------------  ----------
Balance at December 31, 1995...........................................................     2,406,513      29,179
Acquisitions of common stock held by management........................................       (17,269)       (148)
Expiration of redemption feature.......................................................    (1,745,934)    (21,230)
Reduction in carrying value............................................................            --        (885)
                                                                                         ------------  ----------
Balance at December 31, 1996...........................................................       643,310  $    6,916
                                                                                         ------------  ----------
                                                                                         ------------  ----------

    The redemption values of the common stock subject to redemption of $29,179 and $6,916 at December 31, 1995 and 1996, respectively, were based on a repurchase price of $12.125 per share and $10.750 per share which are the quoted market values at December 31, 1995 and 1996, respectively. Common stock subject to redemption is recorded on the accompanying consolidated balance sheets net of the amounts of notes receivable from employees (related to common stock issuances) outstanding of $1,157 and $959 at December 31, 1995 and 1996, respectively.

    ACCOUNTING FOR EMPLOYEE STOCK BASED COMPENSATION The K-III Stock Purchase and Option Plan has authorized the grant of options to management personnel for up to 25,000,000 shares of the Company's common stock. The options are exercisable at the rate of 20% per year over a five-year period commencing on the effective date of the grant; however, some optionees have received credit for periods of employment with the Company and its predecessors and subsidiaries prior to the date the options were granted. All options granted pursuant to the Plan will expire no later than ten years from the date the option was granted.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
    A summary of the status of the Company's fixed stock option plan as of December 31, 1994, 1995 and 1996, and changes during the years ending on those dates is presented below:

                              1994                                     1995                              1996
             ---------------------------------------  --------------------------------------  --------------------------
                                          WEIGHTED                                WEIGHTED
                                            AVG.                                    AVG.
                                          EXERCISE                                EXERCISE
              OPTIONS    EXERCISE PRICE     PRICE      OPTIONS   EXERCISE PRICE     PRICE      OPTIONS    EXERCISE PRICE
             ----------  --------------  -----------  ---------  --------------  -----------  ----------  --------------

Outstanding--
  beginning
  of
  year.....   8,865,297   $ 5.00-$7.00    $    5.05   9,610,447   $ 5.00-$8.00    $    5.31   12,326,087   $ 5.00-$8.00
  Granted..     850,000   $       8.00    $    8.00   3,139,325   $       8.00    $    8.00    1,830,400   $10.00-$11.94
Exercised..     (13,872)  $       5.00    $    5.00    (193,401)  $ 5.00-$8.00    $    5.19     (681,890)  $ 5.00-$8.00
Forfeited..     (90,978)  $ 5.00-$8.00    $    5.26    (230,284)  $ 5.00-$8.00    $    6.28     (263,385)  $ 5.00-$8.00
             ----------                               ---------                               ----------
Outstanding--
  end of
  the
  year.....   9,610,447   $ 5.00-$8.00    $    5.31   12,326,087  $ 5.00-$8.00    $    5.98   13,211,212   $5.00-$11.94
             ----------                               ---------                               ----------
             ----------                               ---------                               ----------
Exercisable
  at end of
  the
  year.....   5,701,789   $ 5.00-$7.00    $    5.02   7,269,817   $ 5.00-$8.00    $    5.18    8,707,528   $ 5.00-$8.00
             ----------                               ---------                               ----------
             ----------                               ---------                               ----------

              WEIGHTED
                AVG.
              EXERCISE
                PRICE
             -----------
Outstanding
  beginning
  of
  year.....   $    5.98
  Granted..   $   11.12
Exercised..   $    5.36
Forfeited..   $    7.69
Outstanding
  end of
  the
  year.....   $    6.69
Exercisable
  at end of
  the
  year.....   $    5.38

    The weighted-average fair value per option for options granted in 1995 and 1996 was $3.06 and $4.13, respectively.

    The following table summarizes information about stock options outstanding at December 31, 1996:

                    NUMBER             WEIGHTED              WEIGHTED
   RANGE OF      OUTSTANDING       AVERAGE REMAINING          AVERAGE
EXERCISE PRICES  AT 12/31/96       CONTRACTUAL LIFE       EXERCISE PRICE
---------------  ------------  -------------------------  ---------------

    $5.00-$5.44    7,638,282                   5             $    5.00
          $7.00      155,400                   6             $    7.00
          $8.00    3,588,730                   8             $    8.00
  $10.00-$11.94    1,828,800                   9             $   11.13
                 ------------
                  13,211,212                   6             $    6.69
                 ------------
                 ------------

    SFAS No. 123 provides for a fair-value based method of accounting for employee options and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. The Company has elected to continue accounting for employee stock-based compensation under APB No. 25 and related interpretations. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

18. COMMON STOCK (CONTINUED)
value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model for options granted in 1995 and 1996. The following weighted-average assumptions were used for 1995 and 1996, respectively: risk-free interest rates of 6.34% and 6.36%, dividend yields of 0.0% and 0.0%, volatility factors of the expected market price of the Company's common stock of 22.59% and 20.83%; and a weighted-average expected life of the option of 6 years. The estimated fair value of options granted during 1995 and 1996 was $9,592 and $7,560, respectively.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                                                                1995       1996
                                                                                              ---------  ---------

Pro forma net income (loss).................................................................  $ (76,388) $   5,738
Pro forma loss applicable to common shareholders............................................  $(105,366) $ (37,788)
Pro forma loss per common and common equivalent share.......................................  $    (.92) $    (.29)

    The Company had reserved 20,837,921 shares of common stock for future issuances in connection with the plan at December 31, 1996.

19. ACCUMULATED DEFICIT

    The accumulated deficit of $691,098 at December 31, 1996 includes non-cash expenses related to the accumulated amortization of intangible assets, the excess of the purchase price over the net assets acquired and deferred financing costs, the write-offs of the unamortized balance of deferred financing costs (associated with all previous financings), the restructuring and other costs and the net provision on sales of businesses in the aggregate amount of approximately $924,900 which is net of the non-cash income tax benefits aggregating $155,000 through December 31, 1996.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and the estimated fair values of the Company's financial instruments for which it is practicable to estimate fair value are as follows:

                                                                                  DECEMBER 31,
                                                               --------------------------------------------------
                                                                         1995                      1996
                                                               ------------------------  ------------------------

                                                                CARRYING                  CARRYING
                                                                  VALUE     FAIR VALUE      VALUE     FAIR VALUE
                                                               -----------  -----------  -----------  -----------
10 5/8% Senior Notes.........................................  $   250,000  $   267,950  $   233,250  $   260,950
10 1/4% Senior Notes.........................................      100,000      107,720      100,000      105,400
8 1/2% Senior Notes..........................................      --           --           298,811      291,750
Acquisition Obligation.......................................       54,928       52,604       54,633       55,339
Senior Preferred Stock.......................................       97,992      109,000       98,266      107,500
Series B Preferred Stock.....................................      133,614      135,888      150,513      154,684
Series D Preferred Stock.....................................      --           --           193,950      196,000
Interest Rate Swap Agreements................................          449        5,057          982        3,531
Purchased Interest Rate Cap Agreement........................         (274)          (2)        (159)          (2)

    The bracketed amounts above represent assets.

    The fair values of the senior notes and preferred stocks were determined based on the quoted market prices and the fair value of the acquisition obligation was estimated using discounted cash flow analysis, based on current incremental borrowing rates for similar types of borrowing arrangements. The fair value of the interest rate swap agreements was determined using discounted cash flow models.

    For instruments including cash and cash equivalents, accounts receivable and accounts payable, the carrying amount approximates fair value because of the short maturity of these instruments. The fair value of floating-rate long-term debt approximates carrying value because these instruments re-price frequently at current market prices.

21. RETIREMENT PLANS

    Substantially all of the Company's employees are eligible to participate in defined contribution plans. The expense recognized for all of these plans was $3,693 in 1994, $5,245 in 1995 and $5,432 in 1996.

    In addition, the employees at K-III Magazines and the non-union employees at Daily Racing Form are eligible to participate in the K-III Pension Plan ("Pension Plan") which is a non-contributory defined benefit pension plan. The benefits to be paid under the Pension Plan are based on years of service and compensation amounts for the highest consecutive five years of service in the most current ten years. The Pension Plan is funded by means of contributions by the Company to the plan's trust. The pension funding policy is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations. Plan assets consist primarily of fixed income, equity and other short-term investments.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

21. RETIREMENT PLANS (CONTINUED)
    The components of the net periodic pension cost of the Pension Plan for the years ended December 31, 1994, 1995 and 1996 are summarized as follows:

                                                                                       1994       1995       1996
                                                                                     ---------  ---------  ---------
Service cost.......................................................................  $     761  $     755  $   1,203
Interest cost......................................................................        491        581        769
Actual investment (gain) or loss on plan assets....................................         20       (812)      (610)
Net amortization and deferral......................................................         16        774        462
                                                                                     ---------  ---------  ---------
Net periodic pension cost..........................................................  $   1,288  $   1,298  $   1,824
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The following is a reconciliation of the funded status of the Pension Plan:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1996
                                                                          ---------  ---------
Actuarial present value of benefit obligation:
  Vested................................................................  $  (3,700) $  (6,342)
  Non-vested............................................................       (400)      (617)
                                                                          ---------  ---------
Accumulated benefit obligation..........................................     (4,100)    (6,959)
Additional liability based on projected compensation levels.............     (4,841)    (5,118)
                                                                          ---------  ---------
Projected benefit obligation............................................     (8,941)   (12,077)
Plan assets at fair value...............................................      4,273      5,473
                                                                          ---------  ---------
Projected benefit obligation in excess of plan assets...................     (4,668)    (6,604)
Unrecognized net loss (gain)............................................     (1,011)       172
Obligation recorded at acquisition date.................................      3,135      2,861
                                                                          ---------  ---------
Accrued pension cost....................................................  $  (2,544) $  (3,571)
                                                                          ---------  ---------
                                                                          ---------  ---------

    The obligation recorded at the acquisition date of K-III Magazines and Daily Racing Form is the excess of the projected benefit obligation over the plan assets at the date of acquisition which is included in other non-current liabilities. The weighted average discount rate and the weighted average rate of compensation increases used in determining the actuarial present value of the projected benefit obligation were 4.0% and 7.5% for 1995 and 1996, respectively. The weighted average expected long-term rate of return on plan assets was 8.5% for 1995 and 1996.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22. COMMITMENTS AND CONTINGENCIES

    COMMITMENTS. Total rent expense under operating leases was $23,996, $24,409 and $31,561 for the years ended December 31, 1994, 1995 and 1996, respectively. Certain leases are subject to escalation clauses and certain leases contain renewal options. Minimum rental commitments under noncancellable operating leases are approximately as follows:

                                                                    YEARS ENDING DECEMBER 31,
                                                                   ---------------------------
1997.............................................................         $  33,040
1998.............................................................            29,762
1999.............................................................            25,565
2000.............................................................            23,546
2001.............................................................            18,510
Thereafter.......................................................            52,340
                                                                            -----------
                                                                          $  182,763
                                                                            -----------
                                                                            -----------

    Future minimum lease payments under a capital lease (see Note 11) are approximately as follows:

                                                                    YEARS ENDING DECEMBER 31,
                                                                   ---------------------------
1997.............................................................          $     1,980
1998.............................................................                1,980
1999.............................................................                1,980
2000.............................................................                1,980
2001.............................................................                1,980
Thereafter.......................................................                5,275
                                                                            ----------
                                                                                15,175
Less: amount representing interest...............................                4,593
                                                                            ----------
Present value of net minimum lease payments......................               10,582
Less: current portion............................................                  969
                                                                            ----------
Long-term obligations (included in other non-current
  liabilities)...................................................          $     9,613
                                                                            ----------
                                                                            ----------

    CONTINGENCIES. The Company is involved in ordinary and routine litigation incidental to its business. In the opinion of management, there is no pending legal proceeding that would have a material adverse affect on the consolidated financial statements of the Company.

    At December 31, 1996, the Company had letters of credit outstanding of approximately $4,850.

23. RELATED PARTY TRANSACTIONS

    During each of the years ended December 31, 1994, 1995 and 1996, the Company paid $1,000 in administrative and other fees to Kohlberg Kravis Roberts & Co. ("KKR"), an affiliated party, and an aggregate of $180, in directors' fees to certain partners of KKR. In addition, in connection with the Channel One acquisition, the Company paid $2,500 in investment advisory fees to KKR. On September 30, 1994, in order to finance the Channel One acquisition, the Company issued 1,501 shares of

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

23. RELATED PARTY TRANSACTIONS (CONTINUED)
Series C Preferred Stock ("Old Preferred Stock") at $50,000 per share and 9,381,250 shares of common stock at $8.00 per share, which was the fair value at such date, to partnerships affiliated with KKR. Gross proceeds of $150,100 were received from these issuances. Dividends were payable at the higher of 11 3/4% and the interest rates associated with United States Treasury bills and notes plus applicable margins. The Old Preferred Stock was redeemed on November 21, 1994 for $76,324 which represented a redemption price of $50,000 per share plus the accumulated and unpaid dividends of $1,274.

    On March 1, 1995, 3,125,000 shares of common stock were issued to a partnership affiliated with KKR at $8.00 per share which was the fair value per share at such date. On March 1, 1995, pursuant to the related certificate of designations, 2,500 shares of Old Preferred Stock were authorized for issuance and 1,000 shares were issued to partnerships affiliated with KKR at $50,000 per share, which was the liquidation value per share at such date. The proceeds from both issuances were used to pay down the borrowings under the Revolving Credit Agreement. On August 3, 1995, the Company redeemed all 1,054 shares then outstanding (which included dividends accrued through redemption date) of the Old Preferred Stock at $50,000 per share for a total of $52,691. This transaction was financed with borrowings under the Revolving Credit Agreement (see Note 15).

24. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                FIRST           SECOND          THIRD           FOURTH
                                               QUARTER         QUARTER         QUARTER         QUARTER          TOTAL
                                            --------------  --------------  --------------  --------------  --------------
FOR THE YEAR ENDED DECEMBER 31, 1995:
Sales, net................................        $238,664        $257,228        $265,604        $284,833      $1,046,329
Operating income (loss)...................           4,663         (50,491)         13,130           6,423         (26,275)
Net income (loss).........................         (20,701)        (78,929)        (14,635)         38,830         (75,435)
Income (loss) applicable to common
  shareholders............................         (27,115)        (87,009)        (22,386)         32,097        (104,413)
Earnings (loss) per common and common
  equivalent share........................           $(.25)          $(.78)          $(.20)           $.25           $(.91)
Weighted average common and common
  equivalent shares outstanding...........     109,622,179     111,371,697     110,909,810     128,406,304     115,077,498

FOR THE YEAR ENDED DECEMBER 31, 1996:
Sales, net................................        $314,953        $335,680        $344,418        $379,398      $1,374,449
Operating income..........................           6,985          23,280          18,519          37,117          85,901
Net income (loss).........................         (20,740)        (14,638)        (11,895)         55,317           8,044
Income (loss) applicable to common
  shareholders............................         (27,584)        (27,041)        (23,973)         43,116         (35,482)
Earnings (loss) per common and common
  equivalent share........................           $(.21)          $(.21)          $(.19)           $.32           $(.27)
Weighted average common and common
  equivalent shares outstanding...........     128,502,847     128,787,528     128,874,002     133,866,152     130,007,632

    The change in method of accounting for advertising costs resulted in a decrease to operating loss or increase to operating income and a decrease to net loss of approximately $16,000, $1,000 and $300

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

24. UNAUDITED QUARTERLY FINANCIAL INFORMATION (CONTINUED) in the first, second and third quarters of 1995, respectively. This accounting change decreased operating income and net income by approximately $5,500 in the fourth quarter of 1995. During the second quarter of 1995, the Company recorded a provision for loss on the sales of businesses in the amount of $35,447, an aggregate write-down of $17,958 of the carrying values of the identifiable intangible assets and goodwill of K-III Reference and restructuring and other costs in the amount of $14,667. In addition, in the fourth quarter of 1995, the Company recognized income tax benefits of $59,600 and recorded a provision to write-off $5,786 of goodwill related to a product line of Newbridge. In the fourth quarter of 1995, the Company recorded certain catch-up adjustments to the amortization of identifiable intangible assets and goodwill due to the receipt of independent appraisal reports for intangible assets. For all quarters presented prior to the initial filing of the registration statement for the November 1995 initial public offering, the weighted average number of common stock shares outstanding include Incremental Shares as described in Note 3.

    As a result of previous bank refinancings, the Company wrote off $7,572 of unamortized deferred financings costs in the second quarter of 1996 and $1,076 of unamortized deferred financing costs in the fourth quarter of 1996. In addition, in the fourth quarter of 1996, the Company recognized income tax benefits of $53,300. In the fourth quarter of 1996, the Company recorded certain catch-up adjustments to the amortization of identifiable intangible assets and goodwill due to the receipt of independent appraisal reports for intangible assets.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

25. BUSINESS SEGMENT INFORMATION

    The Company's operations have been classified into three business segments: education, information and specialty media (see Note 1). Summarized financial information by business segment as of December 31, 1994, 1995 and 1996 and for each of the years then ended is set forth below:

                                                        1994          1995          1996
                                                    ------------  ------------  ------------
SALES, NET:
  Education.......................................  $    430,134  $    330,414  $    376,217
  Information.....................................       192,732       263,542       313,891
  Specialty Media.................................       341,782       452,373       684,341
                                                    ------------  ------------  ------------
  Total...........................................  $    964,648  $  1,046,329  $  1,374,449
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
OPERATING INCOME (LOSS):
  Education.......................................  $     10,590  $    (32,024) $     15,011
  Information.....................................        (2,307)       (8,683)       33,473
  Specialty Media.................................        15,877        32,169        59,693
  Corporate.......................................       (13,957)      (17,737)      (22,276)
                                                    ------------  ------------  ------------
  Total...........................................  $     10,203  $    (26,275) $     85,901
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
TOTAL ASSETS:
  Education.......................................  $    613,897  $    547,587  $    939,947
  Information.....................................       462,861       499,418       531,771
  Specialty Media.................................       464,626       723,711       908,374
  Corporate.......................................        48,308       110,700       172,123
                                                    ------------  ------------  ------------
  Total...........................................  $  1,589,692  $  1,881,416  $  2,552,215
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
DEPRECIATION, AMORTIZATION AND OTHER (1):
  Education.......................................  $     47,258  $    107,284  $     64,228
  Information.....................................        52,497        79,435        53,091
  Specialty Media.................................        54,571        58,100        76,281
  Corporate.......................................           645           706           764
                                                    ------------  ------------  ------------
  Total...........................................  $    154,971  $    245,525  $    194,364
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------
CAPITAL EXPENDITURES:
  Education.......................................  $      8,768  $     10,896  $     14,471
  Information.....................................         4,133         6,119         4,343
  Specialty Media.................................         2,839         5,737         9,107
  Corporate.......................................           378         2,427         1,740
                                                    ------------  ------------  ------------
  Total...........................................  $     16,118  $     25,179  $     29,661
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

--------------------------
(1) Other includes net provision for loss on the sales of businesses, provision for restructuring and other costs and amortization of deferred financing and organizational costs.

    There were no significant intersegment sales or transfers during 1994, 1995 and 1996. Operating income (loss) by business segment excludes interest income and interest expense. Corporate assets consist primarily of cash, receivables, property and equipment and the net deferred income tax asset. Depreciation, amortization and other does not include the write-off of unamortized deferred financing costs of $11,874 in 1994 and $8,648 in 1996 but it does include the net provision for loss on sale of a business of $15,025 in 1994, the net provision for loss on sales of businesses of $35,447 in 1995 and provision for restructuring and other costs of $14,667 in 1995.

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

25. BUSINESS SEGMENT INFORMATION (CONTINUED)
    The adoption of a change in method of accounting for advertising costs resulted in an increase in operating income in 1994 for the education and specialty media segments of approximately $6,500 ($.06 per share) and $3,300 ($.03 per share), respectively. This change in method of accounting for advertising costs resulted in a decrease in operating loss in 1995 for the education and information segments of approximately $10,500 ($.09 per share) and $200, respectively, and an increase in operating income in 1995 for the specialty media segment of approximately $1,100 ($.01 per share) (see Note 2). In 1996, the change in method of accounting for advertising costs was immaterial for the education and information segments and resulted in an increase in operating income of approximately $1,700 ($.01 per share) for the specialty media segment.

26. SUBSEQUENT EVENTS

    Through March 12, 1997, the Company completed three product-line acquisitions consisting of specialty consumer magazines and specialized reference products. The aggregate purchase price was approximately $56,000.

    On March 11, 1997, the Company announced its intention to make public offerings of approximately 12.5 million shares of its common stock, par value $.01 per share (the "Offerings"). The net proceeds of the Offerings will be used to redeem the Company's outstanding Senior Preferred Stock and repay debt.

    As a part of its strategy to focus on areas of its business that have the greatest potential for growth, the Company intends to divest certain businesses that do not fit within its growth vehicles. Those businesses are: the DAILY RACING FORM group which includes a national daily newspaper covering thoroughbred horseracing and PRO FOOTBALL WEEKLY; KRAMES COMMUNICATIONS, a leading publisher of patient information sold to healthcare providers for distribution to patients and other healthcare users; the KATHARINE GIBBS SCHOOLS, a chain of seven business schools; NEWBRIDGE BOOK CLUBS, the largest book club organization for professionals in the United States; and NEW WOMAN magazine, a guide for personal relationships and careers. The proceeds of these sales will be used to repay indebtedness. These businesses represented approximately 19% of 1996 net sales of the Company. The unaudited combined operating results for the years ended December 31, 1994, 1995 and 1996 and total assets and liabilities at December 31, 1996 of these business units are as follows:

                                                            1994        1995        1996
                                                         ----------  ----------  -----------
Sales, net.............................................  $  263,000  $  259,400  $   255,000
                                                         ----------  ----------  -----------
                                                         ----------  ----------  -----------
Operating income (loss)................................  $   (1,110) $   (5,330) $    (3,950)
                                                         ----------  ----------  -----------
                                                         ----------  ----------  -----------
Total assets (1).......................................                          $   304,700
                                                                                 -----------
                                                                                 -----------
Total liabilities......................................                          $    73,100
                                                                                 -----------
                                                                                 -----------

------------------------
(1) At December 31, 1996, KATHARINE GIBBS SCHOOLS is reflected as an asset held for sale in the accompanying consolidated balance sheet.

    In January 1997, the Company purchased, in aggregate, $20,850 of the 10 5/8% Senior Notes at a weighted average price of 105% of the outstanding principal plus accrued and unpaid interest, from various brokers on the open market. In March 1997, the Company called for redemption all of its outstanding 10 5/8% Senior Notes. On May 1, 1997, the Company will redeem $212,400 principal amount of the 10 5/8% Senior Notes, at a redemption price of 104% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of redemption.

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

   PAGE
   ----
Incorporation
 of Certain
 Documents by
 Reference...   2
Prospectus
Summary...   3
Risk
Factors...  12
Use
 of
 Proceeds...  15
Price
Range
 of
 Common
 Stock
 and
 Dividend
 Policy...  15
Capitalization...  16
Selected
Financial
Information...  17
Management's
 Discussion
 and
 Analysis of
 Financial
 Condition
 and
 Results
 of
 Operations...  19
Business...  28
Management...  35
Description
 of Capital
 Stock of
 the
 Company..  37
Security
Ownership
 of
 Certain
 Beneficial
 Owners
 and
 Management...  43
Certain
 U.S.
 Tax
 Consequences
 to Non-U.S.
 Holders...  44
Underwriting...  46
Legal
Matters...  49
Experts...  49
Available
Information...  50
Unaudited
 Pro
 Forma
 Consolidated
  Financial
  Data... P-1
Index
 to
 Financial
 Statements... F-1

12,500,000 SHARES

K-III
COMMUNICATIONS
CORPORATION

COMMON STOCK
($.01 PAR VALUE)

                                     [LOGO]

SALOMON BROTHERS INC

MORGAN STANLEY & CO.
       INCORPORATED

CREDIT SUISSE FIRST BOSTON

DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

MERRILL LYNCH & CO.

PROSPECTUS
DATED       , 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                        Subject to Completion
                            March 28, 1997

PROSPECTUS

                                                                       [LOGO]
12,500,000 SHARES

K-III COMMUNICATIONS CORPORATION

COMMON STOCK
($.01 PAR VALUE)

All of the shares of common stock, par value $.01 per share (the "Common Stock"), of K-III Communications Corporation ("K-III" or the "Company") offered hereby are being issued and sold by the Company.

Of the shares being offered, 10,000,000 shares are being offered in the United States and Canada (the "U.S. Offering") and 2,500,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering" and, collectively with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters. The Price to Public and Underwriting Discount per share will be identical for the U.S. Offering and the International Offering. See "Underwriting." The closings of the U.S. Offering and International Offering are conditioned upon each other.

The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "KCC." On March 27, 1997, the last reported sale price of the Common Stock on the NYSE was $11.50 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------
                                           PRICE TO         UNDERWRITING     PROCEEDS TO
                                           PUBLIC           DISCOUNT         COMPANY(1)
Per Share................................  $                $                $
Total(2).................................  $                $                $
--------------------------------------------------------------------------------------------

(1) Before deducting offering expenses payable by the Company estimated to be
    $         .

(2) The Company has granted the U.S. Underwriters and the International Underwriters 30-day options to purchase up to 1,500,000 and 375,000 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $         , $
    and $         , respectively. See "Underwriting."

The Common Stock is offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or
through the facilities of The Depository Trust Company, on or about            ,
1997.

SALOMON BROTHERS INTERNATIONAL LIMITED                      MORGAN STANLEY & CO.
                                                                   INTERNATIONAL

              CREDIT SUISSE FIRST BOSTON

                            DONALDSON, LUFKIN & JENRETTE
                                           INTERNATIONAL LIMITED

                                          MERRILL LYNCH INTERNATIONAL

The date of this Prospectus is       , 1997.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "International Underwriting Agreement") among the Company and each of the underwriters named below (the "International Underwriters"), for whom Salomon Brothers International Limited, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Donaldson, Lufkin & Jenrette International Limited and Merrill Lynch International are acting as representatives (the "International Representatives"), the Company has agreed to sell each of the International Underwriters, and each such International Underwriter has severally agreed to purchase from the Company, the aggregate number of shares of Common Stock set forth opposite its name below:

                                                                                    NUMBER OF
INTERNATIONAL UNDERWRITERS                                                           SHARES
---------------------------------------------------------------------------------  -----------

Salomon Brothers International Limited...........................................
Morgan Stanley & Co. International Limited.......................................
Credit Suisse First Boston (Europe) Limited......................................
Donaldson, Lufkin & Jenrette International Limited...............................
Merrill Lynch International......................................................

                                                                                   -----------
      Total......................................................................    2,500,000
                                                                                   -----------
                                                                                   -----------

    In addition, the Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters named therein (the "U.S. Underwriters"), for whom Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"), providing for the concurrent offer and sale of 10,000,000 shares of Common Stock in the U.S. and Canada. The closing with respect to the sale of the shares of Common Stock pursuant to the International Underwriting Agreement is a condition to the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement, and the closing with respect to the sale of the shares of Common Stock pursuant to the U.S. Underwriting Agreement is a condition to the closing with respect to sale of the shares of Common Stock pursuant to the International Underwriting Agreement. The public offering price and underwriting discounts and concessions per share for the International Offering and the U.S. Offering will be identical.

    The International Underwriting Agreement provides that the several International Underwriters will be obligated to purchase all the shares of Common Stock being offered (other than the shares covered by the over-allotment option described below) if any are purchased. In the event of default by any International Underwriters, the International Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated.

    The International Underwriters have advised the Company that they propose initially to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $         per share.
The International Underwriters may allow, and such dealers may reallow, a
concession not in excess of $         per share on sales to certain other
dealers. After the initial offering, the price to public and concessions to dealers may be changed.

    Each U.S. Underwriter has severally agreed that, as part of the distribution of the U.S. Offering, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the International Offering, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus related to the International Offering to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters described below. "United States or Canadian Person" means any person who is a natural citizen or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

    Each U.S. Underwriter that will offer or sell shares of Common Stock in Canada as part of the distribution has severally agreed that such offers and sales will be made only pursuant to an exemption from the prospectus requirements in each jurisdiction in Canada in which such offers and sales are made. Each International Underwriter has severally agreed that (i) it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985; (ii) it has complied with and will comply with all applicable provisions of The Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock, in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue and pass on to any person in the United Kingdom any document received by it in connection with the issue of the Common Stock if that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1992 or a person to whom the document may otherwise lawfully be issued or passed on.

    The U.S. Underwriters and the International Underwriters have entered into an agreement that provides for the coordination of their activities (the "Agreement Between U.S. Underwriters and International Underwriters"). Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The per share price of any shares of Common Stock so sold shall be the initial public offering price set forth on the cover page of this Prospectus, less an amount not greater than the concession to securities dealers set forth above. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

    The Company has granted to the U.S. Underwriters and International Underwriters options to purchase up to an additional aggregate of 1,500,000 and 375,000 shares of Common Stock, respectively, at the initial public offering price less the aggregate underwriting discounts and concessions, solely to cover over-allotments. Such options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters and International Underwriters exercise such options, each of the U.S. Underwriters or International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment, as applicable.

    For a period of 90 days after the date of this Prospectus, the Company, each of the Common Stock Partnerships and each executive officer of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, file or cause to be filed a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of Common Stock of the Company or publicly announce the intention to effect any such transaction, in each case, without the prior written consent of Salomon Brothers Inc, except (a) the Company may register the Common Stock and may sell the shares of Common Stock offered in the Offerings and (b) the Company may issue securities pursuant to the Company's stock option or other benefit or incentive plans maintained for its officers, directors or employees.

    No action has been taken or will be taken in any jurisdiction by the Company, the U.S. Underwriters or the International Underwriters that would permit a public offering of the shares offered hereby in any jurisdiction where action for that purpose is required, other than the United States. Persons who come into possession of this Prospectus are required by the Company, the U.S. Underwriters and the International Underwriters to inform themselves about and to observe any restrictions as to the offering of the shares offered hereby and the distribution of this Prospectus.

    In connection with these Offerings, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offerings than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offerings to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,875,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Salomon Brothers Inc and Salomon Brothers International Limited, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offerings) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offerings but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The shares of Common Stock may not be offered or sold directly or indirectly in Hong Kong by means of this document or any other offering material or document other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or as agent. Unless permitted to do so by the securities laws of Hong Kong, no person may issue or cause to be issued in Hong Kong this document or any amendment or supplement thereto or any other information, advertisement or document relating to the shares of Common Stock other than with respect to shares of Common Stock intended to be disposed of to persons outside Hong Kong or to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.

    The shares of Common Stock have not been registered under the Securities and Exchange law of Japan and are not being offered and may not be offered or sold directly or indirectly in Japan or to residents of Japan, except pursuant to applicable Japanese laws and regulations.

    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    K-III engaged Donaldson, Lufkin & Jenrette Securities Corporation in March 1996 to serve as financial advisor in connection with the acquisition by K-III of WESTCOTT COMMUNICATIONS, and Donaldson, Lufkin & Jenrette Securities Corporation received customary compensation in connection with such services. In addition, in connection with the sale of the Non-Core Businesses, K-III has engaged Salomon Brothers Inc as financial advisor for the disposition of KRAMES COMMUNICATIONS and Morgan Stanley & Co. Incorporated as financial advisor for the disposition of the DAILY RACING FORM group. Each of Salomon Brothers Inc and Morgan Stanley & Co. Incorporated will receive customary compensation for their services in connection with these dispositions.

    Certain affiliates of the Underwriters hold the Senior Preferred Stock or are lenders under the Credit Facilities and, as a result, may receive cash upon the redemption of the Senior Preferred Stock with the net proceeds from the Offerings. See "Use of Proceeds." In addition, certain of the Underwriters or their affiliates participate on a regular basis in various general financing and banking transactions for the Company and certain affiliates.

    The Company has agreed to indemnify the International Underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments the International Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby is being passed upon for the Company by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Certain legal matters in connection with the sale of shares of Common Stock offered hereby are being passed upon for the underwriters by Latham & Watkins, New York, New York. Certain partners of Latham & Watkins, members of their respective families, related persons and others have an indirect interest, through the Common Stock Partnerships, in less than 1% of the Common Stock. Such persons do not have the power to vote or dispose of such shares of Common Stock. Latham & Watkins renders legal services to the Company and KKR on a regular basis.

                                    EXPERTS

    The consolidated financial statements of K-III Communications Corporation and subsidiaries for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of Westcott Communications, Inc. appearing in K-III Communications Corporation's Current Report (Form 8-K) dated June 14, 1996 for the years ended December 31, 1995 and 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the offering made hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

   PAGE
   ----
Incorporation
 of Certain
 Documents by
 Reference...   3
Prospectus
Summary...   5
Risk
Factors...  15
Use
 of
 Proceeds...  17
Price
Range
 of
 Common
 Stock
 and
 Dividend
 Policy...  18
Capitalization...  19
Selected
Financial
Information...  20
Management's
 Discussion
 and
 Analysis of
 Financial
 Condition
 and
 Results
 of
 Operations...  22
Business...  31
Management...  38
Description
 of Capital
 Stock of
 the
 Company..  40
Security
Ownership
 of
 Certain
 Beneficial
 Owners
 and
 Management...  46
Certain
 U.S.
 Tax
 Consequences
 to Non-U.S.
 Holders...  47
Underwriting...  46
Legal
Matters...  49
Experts...  49
Available
Information...  50
Unaudited
 Pro
 Forma
 Consolidated
  Financial
  Data... P-1
Index
 to
 Financial
 Statements... F-1

12,500,000 SHARES

K-III
COMMUNICATIONS
CORPORATION

COMMON STOCK
($.01 PAR VALUE)

                                     [LOGO]

SALOMON BROTHERS

INTERNATIONAL LIMITED

MORGAN STANLEY & CO.
       INTERNATIONAL

CREDIT SUISSE FIRST BOSTON

DONALDSON, LUFKIN & JENRETTE
      INTERNATIONAL LIMITED

MERRILL LYNCH INTERNATIONAL

PROSPECTUS
DATED       , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an itemization of the estimated costs expected to be incurred in connection with the offer and sale of the securities registered hereby.

Securities Act Registration Fee..................................  $  58,244
NASD Filing Fee..................................................     17,400
Printing and Engraving Expenses..................................    200,000
Legal Fees and Expenses..........................................    250,000
Accounting Fees and Expenses.....................................    200,000
Blue Sky Fees and Expenses.......................................     10,000
Miscellaneous....................................................     14,356
                                                                   ---------
    Total........................................................  $ 750,000
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware Corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

    Reference also is made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

    Article 8 of the Certificate of Incorporation of K-III provides that except as provided under the DGCL, directors of K-III shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director. Article 4 of the By-laws of the Company provides for indemnification of the officers and directors of K-III to the full extent permitted by applicable law and provides for the advancement of expenses.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.1*              --  Form of U.S. Underwriting Agreement
1.2*              --  Form of International Underwriting Agreement
5                 --  Opinion of Simpson Thacher & Bartlett regarding the legality of the Common Stock.
12                --  Statement regarding computation of earnings to fixed charges.
23.1              --  Consent of Deloitte & Touche LLP.
23.2              --  Consent of Ernst & Young LLP.
23.3              --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit
                      5).
24                --  Powers of Attorney (included on signature pages hereto).

                                                                                                  PAGE
                                                                                                ---------
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS
K-III Communications Corporation and Subsidiaries
  For the Year Ended Decemer 31, 1994.........................................................        S-1
  For the Year Ended Decemer 31, 1995.........................................................        S-2
  For the Year Ended Decemer 31, 1996.........................................................        S-3
Independent Auditors' Report on Schedules--Deloitte & Touche LLP..............................        S-4

    All schedules, except those set forth above, have been ommitted since the information required to be submitted has been included in the Consolidated Financial Statements or Notes thereto or has been omitted as not applicable or not required.
-------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on March 28, 1997.

                                K-III COMMUNICATIONS CORPORATION

                                BY              /S/ BEVERLY C. CHELL
                                     -----------------------------------------
                                                 (Beverly C. Chell)
                                            VICE CHAIRMAN AND SECRETARY

    We, The Undersigned Officers And Directors Of K-Iii Communications Corporation and each of us, do hereby constitute and appoint each and any of William F. Reilly, Charles G. McCurdy and Beverly C. Chell, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and any additional Registration Statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all amendments, including post-effective amendments thereto); and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 28, 1997.

          SIGNATURES                      TITLE
------------------------------  --------------------------

                                Chairman, Chief Executive
    /s/ WILLIAM F. REILLY       Officer and Director
------------------------------  (Principal Executive
     (William F. Reilly)        Officer)

    /s/ CHARLES G. MCCURDY      President and Director
------------------------------    (Principal Financial
     (Charles G. McCurdy)         Officer)

     /s/ BEVERLY C. CHELL
------------------------------  Vice Chairman, Secretary
      (Beverly C. Chell)          and Director

------------------------------  Director
       (Meyer Feldberg)

       /s/ PERRY GOLKIN
------------------------------  Director
        (Perry Golkin)

------------------------------  Director
      (Henry R. Kravis)

------------------------------  Director
     (George R. Roberts)

    /s/ MICHAEL T. TOKARZ
------------------------------  Director
     (Michael T. Tokarz)

                                Vice President and
    /s/ CURTIS A. THOMPSON      Controller
------------------------------  (Principal Accounting
     (Curtis A. Thompson)       Officer)

                                                                     SCHEDULE II

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)

                                      BALANCE AT    CHARGED TO              CHARGED TO                 BALANCE AT
                                     BEGINNING OF    COSTS AND                 OTHER                     END OF
     DESCRIPTION                        PERIOD       EXPENSES                ACCOUNTS     DEDUCTIONS     PERIOD
-----------------------------------  -------------  -----------             -----------  ------------  -----------
Accounts receivable
  Allowance for doubtful
    accounts.......................   $    28,137    $  46,686               $   1,686(2) $    (45,537 (3) $    13,482
                                                                             $   1,736(1) $    (19,226 (4)
  Allowance for sales returns
    and rebates....................   $    30,421    $ 142,268               $      35(2) $   (143,644 (3) $    23,543
                                                                             $     495(1) $     (6,032 (4)
Inventory
  Allowance for obsolescence.......   $     8,320    $   4,519               $     207(2) $     (4,708 (3) $     5,138
                                                                             $     327(1) $     (3,527 (4)

Accumulated amortization
  Goodwill.........................   $    20,942    $   9,419                  --       $     (1,049 (4) $    29,312

  Other intangibles................   $   483,596    $ 109,752                  --       $    (20,118 (4) $   573,230

  Deferred financing costs.........   $     5,990    $   3,080                  --       $     (4,066 (3) $     5,004

  Deferred wiring and
    installation costs.............       --         $   1,505                  --       $        (92 (3) $     1,413

  Prepublication and programming
    costs..........................   $     4,675    $   2,099                  --       $        (42 (3) $     6,732

  Direct-response advertising
    costs..........................       --         $   5,251                  --       $     (2,125 (4) $     3,126

------------------------
Notes:

(1) Increases in related valuation account result from acquisitions.

(2) Increases in related valuation account result from the recovery of amounts previously written off.

(3) Deductions from related valuation account result from write-offs and actual returns.

(4) Deductions from related valuation account result from reclassifications and write-offs related to net assets held for sale.

                                                                     SCHEDULE II

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

                                          BALANCE AT    CHARGED TO              CHARGED TO                BALANCE AT
                                         BEGINNING OF    COSTS AND                 OTHER                    END OF
     DESCRIPTION                            PERIOD       EXPENSES                ACCOUNTS    DEDUCTIONS     PERIOD
---------------------------------------  -------------  -----------             -----------  -----------  -----------
Accounts receivable
  Allowance for doubtful
    accounts...........................   $    13,482    $  19,276               $   1,195(1)  $ (20,526)(3) $    14,364
                                                                                 $     937(2)
  Allowance for sales returns
    and rebates........................   $    23,543    $  80,859               $     663(2)  $ (82,072)(3) $    23,015
                                                                                 $      22(2)
Inventory
  Allowance for obsolescence...........   $     5,138    $   2,662               $     622(1)  $  (1,463)(3) $     7,129
                                                                                 $     170(2)

Accumulated amortization
  Goodwill.............................   $    29,312    $  37,572               $       5(2)     --      $    66,889

  Other intangibles....................   $   573,230    $ 122,609                  --        $    (335)(3) $   695,504

  Deferred financing costs.............   $     5,004    $   3,135                  --           --       $     8,139

  Deferred wiring and
    installation costs.................   $     1,413    $   6,334                  --        $    (584)(3) $     7,163

  Prepublication and programming
    costs..............................   $     6,732    $   1,954                  --        $  (4,565)(3) $     4,121

  Direct-response advertising costs....   $     3,126    $  28,774                  --        $  (2,331)(3) $    29,569

------------------------
Notes:

(1) Increases in related valuation account result from acquisitions.

(2) Increases in related valuation account result from the recovery of amounts previously written off.

(3) Deductions from related valuation account result from write-offs and actual returns.

                                                                     SCHEDULE II

               K-III COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                         VALUATION AND QUALIFYING ACCOUNTS
                        FOR THE YEAR ENDED DECEMBER 31, 1996
                               (DOLLARS IN THOUSANDS)

                                          BALANCE AT    CHARGED TO              CHARGED TO                BALANCE AT
                                         BEGINNING OF    COSTS AND                 OTHER                    END OF
     DESCRIPTION                            PERIOD       EXPENSES                ACCOUNTS    DEDUCTIONS     PERIOD
---------------------------------------  -------------  -----------             -----------  -----------  -----------
Accounts receivable
  Allowance for doubtful
    accounts...........................   $    14,364    $  21,438               $      62(1)  $ (21,069)(3) $    15,418
                                                                                 $     970(2)
                                                                                 $    (347)(4)
  Allowance for sales returns and
    rebates............................   $    23,015    $  79,819               $      --    $ (78,736)(3) $    24,098
Inventory
  Allowance for obsolescence...........   $     7,129    $   4,423               $     279(2)  $  (3,128)(3) $     8,703
Accumulated amortization
  Goodwill.............................   $    66,889    $  23,576               $    (640)(4)  $  (7,062)(3) $    82,763

  Other intangibles....................   $   695,504    $ 122,140               $  (2,932)(4)  $    (651)(3) $   814,061

  Deferred financing costs.............   $     8,139    $   3,662                  --        $  (2,007)(3) $     9,794

  Deferred wiring and
    installation costs.................   $     7,163    $   6,753                  --        $  (1,066)(3) $    12,850

  Prepublication and programming
    costs..............................   $     4,121    $   2,847                  --        $  (2,116)(3) $     4,852

  Direct-response advertising costs....   $    29,569    $  41,481                  --        $    (389)(3) $    70,661

------------------------
Notes:

(1) Increases in related valuation account result from acquisitions.

(2) Increases in related valuation account result from the recovery of amounts previously written off.

(3) Deductions from related valuation account result from write-offs and actual returns.

(4) Deductions from related valuation account result from reclassifications and write-offs related to net assets held for sale.

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

To the Shareholders and Board of Directors of K-III Communications Corporation
New York, New York:

    We have audited the consolidated balance sheets of K-III Communications Corporation and subsidiaries as of December 31, 1995 and 1996, and the related statements of consolidated operations, consolidated cash flows and shareholders' equity for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated January 29, 1997 (March 19, 1997 as to Note
26); such report is included elsewhere in this Registration Statement. Our audits also included the financial statement schedules of K-III Communications Corporation and subsidiaries, listed in Item 16. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

New York, New York
January 29, 1997
(March 19, 1997 as to Note 26)

                                 EXHIBIT INDEX

1.1*              --  Form of U.S. Underwriting Agreement

1.2*              --  Form of International Underwriting Agreement

 5                --  Opinion of Simpson Thacher & Bartlett regarding the legality of the Common Stock.

12                --  Statement regarding Computation of earnings to fixed charges.

23.1              --  Consent of Deloitte & Touche LLP.

23.2              --  Consent of Ernst & Young LLP.

23.3              --  Consent of Simpson Thacher & Bartlett (included in their opinion filed as Exhibit
                      5).

24                --  Powers of Attorney (included on signature pages hereto).

------------------------

*   To be filed by amendment.